UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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DANAHER CORPORATION

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DANAHER 2018 PROXY STATEMENT

DANAHER CORPORATION

2200 Pennsylvania Avenue, N.W., Suite 800W

Washington, D.C. 20037-1701

March 27, 2019

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

When:	May 7, 2019 at 3:00 p.m., local time.

Where:	Washington Marriott Georgetown, 1221 22nd Street NW, Washington, D.C.

Items of Business:

1.  To elect the eleven directors named in the attached proxy statement to hold office until the 2020 annual meeting of shareholders and until their successors are elected and qualified.

2.  To ratify the selection of Ernst & Young LLP as Danaher’s independent registered public accounting firm for the year ending December 31, 2019.

3.  To approve on an advisory basis the Company’s named executive officer compensation.

4.  To act upon a shareholder proposal requesting adoption of a policy requiring an independent Board Chair whenever possible.

5.  To consider and act upon such other business as may properly come before the meeting or at any postponement or adjournment thereof.

Who Can Vote:	Shareholders of Danaher Common Stock at the close of business on March 11, 2019. YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Attending the Meeting:	Shareholders who wish to attend the meeting in person should review the instructions set forth in the attached proxy statement under “General Information About the Annual Meeting – Attending the Meeting.”

Date of Mailing:	We intend to mail the Notice Regarding the Availability of Proxy Materials (“Notice of Internet Availability”), or the Proxy Statement and proxy card as applicable, to our shareholders on or about March 27, 2019.

By order of the Board of Directors,

JAMES F. O’REILLY

Vice President, Associate General Counsel and Secretary

 Review Your Proxy Statement and Vote in One of the Following Ways:

VIA THE INTERNET Visit the website listed on your Notice of Internet Availability, proxy card or voting instruction form	BY TELEPHONE Call the telephone number on your proxy card or voting instruction form	BY MAIL Sign, date and return your proxy card or voting instruction form in the enclosed envelope

Please refer to the enclosed proxy materials or the information forwarded by your bank, broker, trustee or other intermediary to see which voting methods are available to you.

2019 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT TABLE OF CONTENTS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 7, 2019. This Proxy Statement and the accompanying Annual Report are available free of charge at: www.edocumentreview.com/DHR or investors.danaher.com/annual-report-and-proxy.

PROXY STATEMENT SUMMARY

To assist you in reviewing the proposals to be acted upon at our 2019 Annual Meeting, below is summary information regarding the meeting, each proposal to be voted upon at the meeting and Danaher Corporation’s business performance, corporate governance and executive compensation. The following description is only a summary. For more information about these topics, please review Danaher’s Annual Report on Form 10-K for the year ended December 31, 2018 and the complete Proxy Statement. In this Proxy Statement, the terms “Danaher” or the “Company” refer to Danaher Corporation, Danaher Corporation and its consolidated subsidiaries or the consolidated subsidiaries of Danaher Corporation, as the context requires.

2019 Annual Meeting of Shareholders

DATE AND TIME: May 7, 2019, 3:00 p.m. local time

PLACE: Washington Marriott Georgetown, 1221 22nd Street NW, Washington, D.C

RECORD DATE: March 11, 2019

Voting Matters

PROPOSAL	DESCRIPTION	BOARD RECOMMENDATION

Proposal 1: Election of directors (page 1)	We are asking our shareholders to elect each of the eleven directors identified below to serve until the 2020 Annual Meeting of shareholders.	✓ FOR each nominee

Proposal 2: Ratification of the appointment of the independent registered public accounting firm (page 21)

We are asking our shareholders to ratify our Audit Committee’s selection of Ernst & Young LLP (“E&Y”) to act as the independent registered public accounting firm for Danaher for 2019. Although our shareholders are not required to approve the selection of E&Y, our Board believes that it is advisable to give our shareholders an opportunity to ratify this selection.

✓ FOR

Proposal 3: Advisory vote to approve named executive officer compensation (page 57)

We are asking our shareholders to cast a non-binding, advisory vote on the compensation of the executive officers named in the Summary Compensation Table (the “named executive officers” or “NEOs”). In evaluating this year’s “say on pay” proposal, we recommend that you review our Compensation Discussion and Analysis, which explains how and why the Compensation Committee of our Board arrived at its executive compensation actions and decisions for 2018.

✓ FOR

Proposal 4: Shareholder proposal (page 58)	You are being asked to consider a shareholder proposal requesting adoption of a policy requiring an independent Board Chair whenever possible.	✗ AGAINST

Please see the sections titled “General Information About the Meeting” and “Other Information” beginning on page 60 for important information about the proxy materials, voting, the Annual Meeting, Company documents, communications and the deadlines to submit shareholder proposals and director nominations for next year’s annual meeting of shareholders.

DANAHER 2019 PROXY STATEMENT i

Business Highlights

2018 Performance

In 2018, Danaher:

•

continued to invest in future growth, investing $1.2 billion in research and development and deploying over $2.2 billion on strategic acquisitions that complement our Life Sciences and Environmental & Applied Solutions segments, including the $2.1 billion acquisition of Integrated DNA Technologies, Inc. (“IDT”);

•	announced and began preparations to stand-up our Dental segment as a publicly-traded company;

•

returned over $430 million to shareholders through cash dividends, marking the 26th year in a row Danaher has paid a dividend (Danaher’s per-share quarterly dividend has increased more than 500% over the last five years); and

•	grew our business on a year-over-year basis as illustrated below:

DANAHER 2017-2018 YEAR-OVER-YEAR GROWTH FROM CONTINUING OPERATIONS

ii DANAHER 2019 PROXY STATEMENT

 Long-Term Performance

We believe a long-term performance period most accurately compares relative performance within our peer group. Over shorter periods, performance comparisons may be skewed by the easier performance baselines of peer companies that have experienced periods of underperformance.

Danaher has not experienced a sustained period of underperformance over the last twenty-five years, and we believe the consistency of our performance over that period is unmatched within our peer group. Danaher ranks number one in its peer group over the past twenty-five years based on compounded average annual shareholder return, and is the only company in its peer group whose total shareholder return (“TSR”) outperformed the S&P 500 Index:

•	over every rolling 3-year period from and including 1994-2018; and

•	by more than 600 basis points over every rolling 3-year period from and including 1999-2018.

Danaher’s compounded average annual shareholder return has outperformed the S&P 500 Index over each of the last one, two, three, five-, ten-, fifteen-, twenty- and twenty-five year periods:

DANAHER 2019 PROXY STATEMENT iii

Corporate Governance Highlights

Our Board of Directors recognizes that Danaher’s success over the long-term requires a robust framework of corporate governance that serves the best interests of all our shareholders. Below are highlights of our corporate governance framework.

☑	Board refreshment remains a key area of focus for us, as evidenced by the recent addition of Raymond C. Stevens, Ph.D. to our Board.

☑	Our Bylaws provide for proxy access by shareholders.

☑	Our Chairman and CEO positions are separate.

☑	Our Board has established a Lead Independent Director position.

☑	All of our directors are elected annually.

☑	In uncontested elections, our directors must be elected by a majority of the votes cast, and an incumbent director who fails to receive such a majority automatically tenders his or her resignation.

☑	Our shareholders have the right to act by written consent.
☑	Shareholders owning 25% or more of our outstanding shares may call a special meeting of shareholders.

☑	We have never had a shareholder rights plan.

☑	We have no supermajority voting requirements in our Certificate of Incorporation or Bylaws.

☑	All members of our Audit, Compensation and Nominating and Governance Committees are independent as defined by the New York Stock Exchange listing standards and applicable SEC rules.

☑

Danaher (including its subsidiaries during the period we have owned them) has made no political contributions since at least 2012, has no intention of contributing any Danaher funds for political purposes and discloses its political expenditures policy on its public website. The 2018 CPA-Zicklin Index of Corporate Political Disclosure and Accountability ranked Danaher as a First Tier company.

Shareholder Engagement Program

We actively seek and highly value feedback from our shareholders. During 2018, in addition to our traditional Investor Relations outreach efforts, we engaged with shareholders representing approximately 25% of our outstanding shares on topics including our business strategy and financial performance, governance and executive compensation programs and sustainability initiatives. We shared feedback received during these meetings with our Nominating & Governance Committee and Compensation Committee, informing their decision-making.

Board of Directors

Below is an overview of each of the director nominees you are being asked to elect at the 2019 Annual Meeting.

NAME	DIRECTOR SINCE	PRINCIPAL PROFESSIONAL EXPERIENCE	COMMITTEE MEMBERSHIPS	OTHER PUBLIC COMPANY BOARDS

Donald J. Ehrlich* Lead Independent Director	1985	Former President and CEO, Schwab Corp.	A, C (Chair)	0

Linda Hefner Filler*	2005	Former President of Retail Products, Chief Marketing Officer and Chief Merchandising Officer, Walgreen Co.	N (Chair), S	0

Thomas P. Joyce, Jr.	2014	President and Chief Executive Officer, Danaher Corporation	F, E, S	0

Teri List-Stoll*	2011	Executive Vice President and Chief Financial Officer, Gap Inc.	A	1

Walter G. Lohr, Jr.*	1983	Retired partner, Hogan Lovells	C, F, N	0

Mitchell P. Rales	1983	Chairman of the Executive Committee, Danaher Corporation	F (Chair), E (Chair)	2

Steven M. Rales	1983	Chairman of the Board, Danaher Corporation	F, E, S	1

John T. Schwieters*	2003	Principal, Perseus TDC	A (Chair), N	0

Alan G. Spoon*	1999	Consultant, Polaris Partners; Former Managing General Partner, Polaris Partners	C	4

Raymond C. Stevens, Ph.D.*	2017	Provost Professor of Biological Sciences and Chemistry, and Director of The Bridge Institute, at the University of Southern California	S	0

Elias A. Zerhouni, M.D.*	2009	Former President, Global Research & Development, Sanofi S.A.	S (Chair), N	0

*	= Independent director
A	= Audit Committee
C	= Compensation Committee
E	= Executive Committee
F	= Finance Committee
N	= Nominating & Governance Committee
S	= Science & Technology Committee

iv DANAHER 2019 PROXY STATEMENT

Sustainability

Following the spin-off of Danaher’s Fortive Corporation business in 2016, Danaher conducted a full sustainability materiality assessment, which included gathering input from dozens of stakeholders, benchmarking our program against our peers, prioritizing our focus areas and developing a clear framework to guide our future efforts. As a result of this effort, three key pillars now underpin Danaher’s sustainability program, reflecting what we believe are the most critical areas where our strategy and sustainability goals intersect:

•

Innovation. This pillar addresses the direct contributions Danaher makes each day to advancing health and safety around the world. Danaher’s products and services help fight disease, protect water and air quality, and improve access to healthcare in underserved areas. Danaher’s research and development spending as a percentage of sales was 6.2% in 2018 and as of the end of 2018 Danaher held approximately 14,000 patents worldwide, underscoring our commitment to innovation.

•

People. This pillar focuses on our most valuable resource for delivering these world-changing, often life-saving innovations—our people. Our programs and initiatives that advance our associates’ safety, professional ambitions and personal growth, and strengthen the communities in which we live and work, demonstrate our commitment to those who truly define our company. In 2018, 92% of our employees participated in our annual engagement survey, and on a year-over-year basis Danaher’s scores improved in each of the 53 survey areas. Reflecting our continued commitment to diversity and inclusion, we’ve trained more than 3,000 managers globally on how to build inclusive and diverse teams and leaders, and in 2018 for the fifth year in a row the Human Rights Campaign named Danaher one of the “Best Places to Work for LGBTQ Equality.”

•

Environment. This pillar encompasses how we work to increase the use of sustainable materials and energy sources and reduce our carbon footprint. Our goal here is to establish Company-wide standards where it makes sense, while providing our operating companies with the flexibility to pursue environmental sustainability in ways that best fit the needs of their stakeholders. In 2018, Danaher deployed the first environmental sustainability tools in the Danaher Business System (DBS) toolkit, focused on reducing energy use and waste generation.

At the Board level, Danaher’s Nominating and Governance Committee has the authority and responsibility to consider matters regarding sustainability and social responsibility, as set forth in the committee’s charter. At the management level, Danaher’s Senior Vice President and General Counsel, who reports directly to our CEO, has general oversight responsibility with respect to matters of sustainability and social responsibility, and is responsible for reviewing and approving Danaher’s sustainability reports.

More information about Danaher’s sustainability efforts is included in our latest Sustainability Report, available at

https://sustainability.danaher.com/.

DANAHER 2019 PROXY STATEMENT v

Executive Compensation Highlights

Overview of Executive Compensation Program

As discussed in detail under “Compensation Discussion and Analysis,” with the goal of building long-term value for our shareholders, we have developed an executive compensation program designed to:

•	attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Danaher’s size, diversity and global footprint;

•	motivate executives to demonstrate exceptional personal performance and perform consistently at or above the levels that we expect, over the long-term and through a range of economic cycles; and

•	link compensation to the achievement of corporate goals that we believe best correlate with the creation of long-term shareholder value.

To achieve these objectives our compensation program combines annual and long-term components, cash and equity, and fixed and variable elements, with a bias toward long-term equity awards tied closely to shareholder returns and subject to significant vesting and/or holding periods. Our executive compensation program rewards our executive officers when they help increase long-term shareholder value, achieve annual business goals and build long-term careers with Danaher.

Compensation Governance

Our Compensation Committee also recognizes that the success of our executive compensation program over the long-term requires a robust framework of compensation governance. As a result, the Committee regularly reviews external executive compensation practices and trends and incorporates best practices into our executive compensation program:

WHAT WE DO	WHAT WE DON’T DO

Five-year vesting requirement for equity awards (or in the case of PSUs, three-year vesting and a further two-year holding period)	No tax gross-up provisions (except as applicable to management employees generally such as relocation policy)

Incentive compensation programs feature multiple, different performance measures aligned with business strategy	No dividend/dividend equivalents paid on unvested equity awards

Rigorous, no-fault clawback policy that is triggered even in the absence of wrongdoing	No “single trigger” change of control benefits

Minimum one-year vesting requirement for 95% of shares granted under the Company’s stock plan	No active defined benefit pension program since 2003

Stock ownership requirements for all executive officers	No hedging of Danaher securities permitted

Limited perquisites and a cap on CEO/CFO personal aircraft usage	No long-term incentive compensation is denominated or paid in cash

Independent compensation consultant that performs no other services for the Company	No above-market returns on deferred compensation plans

vi DANAHER 2019 PROXY STATEMENT

Named Executive Officers 2018 Compensation

The following table sets forth the 2018 compensation of our named executive officers. Please see pages 39-40 for information regarding 2017 and 2016 compensation, as well as footnotes.

NAME AND PRINCIPAL POSITION	SALARY	BONUS	STOCK AWARDS	OPTION AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS	ALL OTHER COMPENSATION	TOTAL

Thomas P. Joyce, Jr., President and CEO	$1,236,000	0	$5,516,165	$4,478,180	$3,604,176	0	$526,520	$15,361,041

Daniel L. Comas, Executive Vice President and Former CFO	$932,639	0	$2,151,910	$1,746,670	$1,704,398	0	$311,600	$6,847,217

Rainer M. Blair, Executive Vice President	$700,000	0	$1,655,066	$1,343,570	$1,275,750	0	$114,981	$5,089,367

William K. Daniel II, Executive Vice President	$812,650	0	$2,068,562	$1,679,390	$1,440,423	0	$173,668	$6,174,693

Joakim Weidemanis, Executive Vice President	$660,000	0	$1,434,246	$1,164,350	$1,076,262	0	$104,496	$4,439,354

DANAHER 2019 PROXY STATEMENT vii

PROPOSAL 1 — ELECTION OF DIRECTORS OF DANAHER

The Board has fixed the number of directors at eleven and our entire Board is elected annually. We are seeking your support for the election of the eleven candidates that the Board has nominated to serve on the Board of Directors (each of whom currently serves as a director of the Company), to serve until the 2020 Annual Meeting of shareholders and until his or her successor is duly elected and qualified. We believe these nominees have qualifications consistent with our position as a large, global and diversified science and technology company. We also believe these nominees have the experience and perspective to guide Danaher as we expand our business in high-growth geographies and high-growth market segments, identify, consummate and integrate appropriate acquisitions, develop innovative and differentiated new products and services, adjust to rapidly changing technologies, business cycles and competition and address the demands of an increasingly regulated environment.

Proxies cannot be voted for a greater number of persons than the eleven nominees named in this Proxy Statement. In the event a nominee declines or is unable to serve, the proxies may be voted in the discretion of the proxy holders for a substitute nominee designated by the Board, or the Board may reduce the number of directors to be elected. We know of no reason why this will occur.

2019 Director Nominees

DONALD J. EHRLICH

AGE 81 DIRECTOR SINCE: 1985

Mr. Ehrlich served as President and Chief Executive Officer of Schwab Corp., a manufacturer of fire-protective safes, files, cabinets and vault doors, from January 2003 until his retirement in July 2008, and has also served on the boards of private and non-profit organizations.

Mr. Ehrlich also founded and served as the chairman and chief executive officer of an NYSE-listed publicly-traded manufacturing company, and has founded and served as CEO of two privately held manufacturing companies. As an entrepreneur and business leader who began his career on the factory floor, has been awarded over fifteen patents and worked his way to leadership of an NYSE-listed publicly-traded company, Mr. Ehrlich has a broad understanding of the strategic challenges and opportunities facing a publicly-traded company such as Danaher. He also has a broad, functional skill-set in the areas of engineering, finance, capital allocation and executive compensation.

LINDA HEFNER FILLER

AGE 58 DIRECTOR SINCE: 2005

Ms. Hefner Filler served as President of Retail Products, Chief Marketing Officer and Chief Merchandising Officer of Walgreen Co., a national drugstore chain, from January 2015 to April 2017. From March 2013 until June 2014, Ms. Hefner Filler served as President, North America of Claire’s Stores, Inc., a specialty retailer; from May 2007 to June 2012, as Executive Vice President of Wal-Mart Stores Inc., an operator of retail stores and warehouse clubs, and from April 2009 to June 2012 also as Chief Merchandising Officer for Sam’s Club, a division of Wal-Mart; and from May 2004 through December 2006, as Executive Vice President—Global Strategy for Kraft Foods Inc., a food and beverage company.

Ms. Hefner Filler has served in senior management roles with leading retail and consumer goods companies, with general management responsibilities and responsibilities in the areas of marketing, branding and merchandising. Understanding and responding to the needs of our customers is fundamental to Danaher’s business strategy, and Ms. Hefner Filler’s keen marketing and branding insights have been a valuable resource to Danaher’s Board. Her prior leadership experiences with large public companies have given her valuable perspective for matters of global portfolio strategy and capital allocation as well as global business practices.

THOMAS P. JOYCE, JR.

AGE 58 DIRECTOR SINCE: 2014

Mr. Joyce has served as Danaher’s President and Chief Executive Officer since September 2014. Mr. Joyce joined Danaher in 1989 and served in leadership positions in a variety of different functions and businesses before his promotion to President and Chief Executive Officer. His broad operating and functional experience and in-depth knowledge of Danaher’s businesses and of the Danaher Business System are particularly valuable to the Board given the complex, diverse nature of Danaher’s portfolio.

DANAHER 2019 PROXY STATEMENT 1

Proposal 1 — Election of Directors of Danaher

TERI LIST-STOLL

AGE 56 DIRECTOR SINCE: 2011

Ms. List-Stoll has served as Executive Vice President and Chief Financial Officer of Gap Inc., a global clothing retailer, since January 2017. Prior to joining Gap, she served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from August 2015 to August 2016, and with Kraft Foods Group, Inc., a food and beverage company, as Advisor from March 2015 to May 2015, as Executive Vice President and Chief Financial Officer from December 2013 to February 2015 and as Senior Vice President of Finance from September 2013 to December 2013. From 1994 to September 2013, Ms. List-Stoll served in a series of progressively more responsible positions in the accounting and finance organization of The Procter & Gamble Company, a consumer goods company, most recently as Senior Vice President and Treasurer. Prior to joining Procter & Gamble, Ms. List-Stoll was employed by the accounting firm of Deloitte & Touche for almost ten years. Ms. List-Stoll is a member of the board of directors of Microsoft Corporation.

Ms. List-Stoll’s experience dealing with complex finance and accounting matters for Gap, Dick’s, Kraft and Procter & Gamble have given her an appreciation for and understanding of the similarly complex finance and accounting matters that Danaher faces. In addition, through her leadership roles with large, global companies she has insight into the business practices that are critical to the success of a large, growing public company such as Danaher.

WALTER G. LOHR, JR.

AGE 75 DIRECTOR SINCE: 1983

Mr. Lohr was a partner of Hogan Lovells, a global law firm, for over five years until retiring in June 2012 and has also served on the boards of private and non-profit organizations.

Prior to his tenure at Hogan Lovells, Mr. Lohr served as assistant attorney general for the State of Maryland. He has extensive experience advising companies in a broad range of transactional matters, including mergers and acquisitions, contests for corporate control and securities offerings. His extensive knowledge of the legal strategies, issues and dynamics that pertain to mergers and acquisitions and capital raising has been a critical resource for Danaher given the importance of its acquisition program.

MITCHELL P. RALES

AGE 62 DIRECTOR SINCE: 1983

Mr. Rales is a co-founder of Danaher and has served as Chairman of the Executive Committee of Danaher since 1984. He was also President of the Company from 1984 to 1990. Mr. Rales is also a member of the board of directors of each of Colfax Corporation and Fortive Corporation, and is a brother of Steven M. Rales.

The strategic vision and leadership of Mr. Rales and his brother, Steven Rales, helped create the Danaher Business System and have guided Danaher down a path of consistent, profitable growth that continues today. In addition, as a result of his substantial ownership stake in Danaher, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s shareholders.

2 DANAHER 2019 PROXY STATEMENT

Proposal 1 — Election of Directors of Danaher

STEVEN M. RALES

AGE 67 DIRECTOR SINCE: 1983

Mr. Rales is a co-founder of Danaher and has served as Danaher’s Chairman of the Board since 1984. He was also CEO of the Company from 1984 to 1990. Mr. Rales is also a member of the board of directors of Fortive Corporation, and is a brother of Mitchell P. Rales.

The strategic vision and leadership of Mr. Rales and his brother, Mitchell Rales, helped create the Danaher Business System and have guided Danaher down a path of consistent, profitable growth that continues today. In addition, as a result of his substantial ownership stake in Danaher, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s shareholders.

JOHN T. SCHWIETERS

AGE 79 DIRECTOR SINCE: 2003

Mr. Schwieters has served as Principal of Perseus TDC, a real estate investment and development firm, since July 2013. He also served as a Senior Executive of Perseus, LLC, a merchant bank and private equity fund management company, from May 2012 to June 2016 and as Senior Advisor from March 2009 to May 2012. Within the past five years Mr. Schwieters has served as a director of Choice Hotels International, Inc.

In addition to his roles with Perseus, Mr. Schwieters led the Mid-Atlantic region of one of the world’s largest accounting firms after previously leading that firm’s tax practice in the Mid-Atlantic region, and has served on the boards and chaired the audit committees of several NYSE-listed public companies. He brings to Danaher extensive knowledge and experience in the areas of public accounting, tax accounting and finance, which are areas of critical importance to Danaher as a large, global and complex public company.

ALAN G. SPOON

AGE 67 DIRECTOR SINCE: 1999

Mr. Spoon has served as a consultant to Polaris Partners, a company that invests in private technology and life science firms, since January 2019, after serving as Partner Emeritus of Polaris Partners from January 2015 to December 2018, Managing General Partner from 2000 to 2010 and Partner from May 2000 to December 2018. Mr. Spoon is also a member of the board of directors of each of Fortive Corporation, IAC/InterActiveCorp., Match Group, Inc. and Cable One, Inc. The Board has concluded that Mr. Spoon’s service on the boards of four other publicly-traded companies does not interfere with his ability to serve effectively as a Danaher director. The Board took into account in particular that one of the other companies on whose board he sits (IACInterActiveCorp.) owns more than 80% of another company on whose board he sits (Match Group, Inc.).

In addition to his leadership roles at Polaris Partners, Mr. Spoon has previously served as president, chief operating officer and chief financial officer of one of the country’s largest, publicly-traded education and media companies, and has served on the boards of numerous public and private companies. His public company leadership experience gives him insight into business strategy, leadership and executive compensation and his public company and private equity experience give him insight into technology and life science trends, acquisition strategy and financing, each of which represents an area of key strategic opportunity for the Company.

DANAHER 2019 PROXY STATEMENT 3

Proposal 1 — Election of Directors of Danaher

RAYMOND C. STEVENS, PH.D.

AGE 55 DIRECTOR SINCE: 2017

Professor Stevens has served as Provost Professor of Biological Sciences and Chemistry, and Director of The Bridge Institute, at the University of Southern California, a private research university, since July 2014. From 1999 until July 2014, he served as Professor of Molecular Biology and Chemistry with The Scripps Research Institute, a non-profit research organization. Professor Stevens is also Founding Director of the iHuman Institute at ShanghaiTech University, and has launched multiple biotechnology companies focused on drug discovery.

Professor Stevens is considered among the world’s most influential biomedical scientists in molecular research. A pioneer in human cellular behavior research, he has been involved in the creation of therapeutic molecules that led to breakthrough drugs aimed at curing influenza, childhood diseases, neuromuscular disorders and diabetes. Professor Stevens’ insights in the area of molecular research, as well as his experience bringing industry and academia together to advance drug development, are highly beneficial to Danaher given our strategic focus on the development of research tools used to understand the causes of disease, identify new therapies and test new drugs and vaccines.

ELIAS A. ZERHOUNI, M.D.

AGE 67 DIRECTOR SINCE: 2009

Dr. Zerhouni served as President, Global Research & Development, for Sanofi S.A., a global pharmaceutical company, from 2011 to June 2018. From 2008 until 2011, he provided advisory and consulting services to various non-profit and other organizations as Chairman and President of Zerhouni Holdings. From 2002 to 2008, Dr. Zerhouni served as director of the National Institutes of Health, and from 1996 to 2002, he served as Chair of the Russell H. Morgan Department of Radiology and Radiological Sciences, Vice Dean for Research and Executive Vice Dean of the Johns Hopkins School of Medicine.

Dr. Zerhouni, a physician, scientist and world-renowned leader in radiology research, is widely viewed as one of the leading authorities in the United States on emerging trends and issues in medicine and medical care. These insights, as well as his deep, technical knowledge of the research and clinical applications of medical technologies, are of considerable importance given Danaher’s strategic focus in the medical technologies markets. Dr. Zerhouni’s government experience also gives him a strong understanding of how government agencies work, and his experience growing up in North Africa, together with the global nature of the issues he faced at NIH and his role at France-based Sanofi, give him a global perspective that is valuable to Danaher.

The Board of Directors recommends a vote FOR each of the foregoing nominees.

4 DANAHER 2019 PROXY STATEMENT

Proposal 1 — Election of Directors of Danaher

Board Selection and Refreshment

Director Selection

The Board and its Nominating and Governance Committee believe that it is important that our directors demonstrate:

•	personal and professional integrity and character;

•	prominence and reputation in his or her profession;

•

skills, knowledge and expertise (including business or other relevant experience) that in aggregate are useful and appropriate in overseeing and providing strategic direction with respect to Danaher’s business and serving the long-term interests of Danaher’s shareholders;

•	the capacity and desire to represent the interests of the shareholders as a whole; and

•	availability to devote sufficient time to the affairs of Danaher.

The Nominating and Governance Committee is responsible for recommending to the Board a slate of nominees for election at each annual meeting of shareholders. Nominees may be suggested by directors, members of management, shareholders or, in some cases, by a third-party search firm. The Committee considers a wide range of factors when assessing potential director nominees. This includes consideration of the current composition of the Board, any perceived need for one or more particular areas of expertise, the balance of management and independent directors, the need for committee-specific expertise, the evaluations of other prospective nominees and the qualifications of each potential nominee relative to the attributes, skills and experience described above. The Board does not have a formal or informal policy with respect to diversity but believes that the Board, taken as a whole, should embody a diverse set of skills, knowledge, experiences and backgrounds appropriate in light of the Company’s needs, and in this regard also subjectively takes into consideration the diversity (with respect to race, gender and national origin) of the Board when considering director nominees. The Board does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Nominating and Governance Committee in writing using the procedures described below under “Other Information – Communications with the Board of Directors” with whatever supporting material the shareholder considers appropriate. If a prospective nominee has been identified other than in connection with a director search process initiated by the Committee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate based primarily on its view as to whether a new or additional Board member is necessary or appropriate at such time, the likelihood that the prospective nominee can satisfy the evaluation factors described above and any other factors as the Committee may deem appropriate. The Committee takes into account whatever information is provided to the Committee with the recommendation of the prospective candidate and any additional inquiries the Committee may in its discretion conduct or have conducted with respect to such prospective nominee.

The graph below illustrates the diverse set of skills, knowledge, experiences and backgrounds represented on our Board:

ACCOUNTING/FINANCE		2

BRANDING AND MARKETING		2

GOVERNMENT	1

INTERNATIONAL				4

LEGAL	1

LIFE SCIENCES/HEALTH TECHNOLOGY			3

M&A / CORPORATE FINANCE							8

PUBLIC COMPANY CEO AND/OR PRESIDENT					5

TECHNOLOGY/INNOVATION STRATEGY						6

Board Refreshment

Our Board actively considers Board refreshment. Using our Board skills matrix as a guide as well as the results of our annual Board and committee self-assessment process (discussed below), the Nominating and Governance Committee evaluates Board composition at least annually and identifies for Board consideration areas of expertise that would complement and enhance our current Board. In

DANAHER 2019 PROXY STATEMENT 5

Proposal 1 — Election of Directors of Danaher

considering the Committee’s recommendations, the Board seeks to thoughtfully balance the knowledge and experience that comes from longer-term Board service with the fresh ideas and new domain expertise that can come from adding new directors. The recent addition of Raymond C. Stevens, Ph.D. to our Board is evidence of our focus on refreshment.

Proxy Access

Our Amended and Restated Bylaws (“Bylaws”) permit a shareholder, or a group of up to twenty shareholders, owning three percent or more of the Company’s outstanding shares of Common Stock continuously for at least three years to nominate and include in the Company’s annual meeting proxy materials a number of director nominees up to the greater of (x) two, or (y) twenty percent of the Board, provided that the shareholder(s) and nominee(s) satisfy the requirements specified in the Bylaws.

Majority Voting Standard

General

Our Bylaws provide for majority voting in uncontested director elections, and our Board has adopted a director resignation policy. Under the policy, our Board will not appoint or nominate for election to the Board any person who has not tendered in advance an irrevocable resignation effective in such circumstances where the individual does not receive a majority of the votes cast in an uncontested election and such resignation is accepted by the Board. If an incumbent director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Governance Committee will submit for prompt consideration by the Board a recommendation whether to accept or reject the director’s resignation. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

Contested Elections

At any meeting of shareholders for which the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the Company’s Bylaws and such nomination has not been withdrawn on or before the tenth day before the Company first mails its notice of meeting to the Company’s shareholders, the directors will be elected by a plurality of the votes cast. This means that the nominees who receive the most affirmative votes would be elected to serve as directors.

6 DANAHER 2019 PROXY STATEMENT

CORPORATE GOVERNANCE

Corporate Governance Overview

Our Board of Directors recognizes that Danaher’s success over the long-term requires a robust framework of corporate governance that serves the best interests of all our shareholders. Below are highlights of our corporate governance framework, and additional details follow in the sections below.

☑  Board refreshment remains a key area of focus for us, as evidenced by the recent addition of Raymond C. Stevens, Ph.D. to our Board.

☑  Our Bylaws provide for proxy access by shareholders.

☑  Our Chairman and CEO positions are separate.

☑  Our Board has established a Lead Independent Director position.

☑  All of our directors are elected annually.

☑  In uncontested elections, our directors must be elected by a majority of the votes cast, and an incumbent director who fails to receive such a majority automatically tenders his or her resignation.

☑  Our shareholders have the right to act by written consent.

☑  Shareholders owning 25% or more of our outstanding shares may call a special meeting of shareholders.

☑  We have never had a shareholder rights plan.

☑  We have no supermajority voting requirements in our Certificate of Incorporation or Bylaws.

☑  All members of our Audit, Compensation and Nominating and Governance Committees are independent as defined by the New York Stock Exchange listing standards and applicable SEC rules.

☑  Danaher (including its subsidiaries during the period we have owned them) has made no political contributions since at least 2012, has no intention of contributing any Danaher funds for political purposes, and discloses its political expenditures policy on its public website. The 2018 CPA-Zicklin Index of Corporate Political Disclosure and Accountability ranked Danaher as a First Tier company.

Board Leadership Structure, Oversight and CEO Succession Planning

Board Leadership Structure

The Board has separated the positions of Chairman and CEO because it believes that, at this time, this structure best enables the Board to ensure that Danaher’s business and affairs are managed effectively and in the best interests of shareholders. This is particularly the case in light of the fact that the Company’s Chairman is Steven Rales, a co-founder of the Company who owns approximately 6.0 percent of the Company’s outstanding shares, served as CEO of the company from 1984 to 1990 and continues to serve as an executive officer of the company. As a result of his substantial ownership stake in the Company, the Board believes that Mr. Rales is uniquely able to understand, articulate and advocate for the rights and interests of the Company’s shareholders. Moreover, Mr. Rales uses his management experience with the Company and Board tenure to help ensure that the non-management directors have a keen understanding of the Company’s business as well as the strategic and other risks and opportunities that the Company faces. This enables the Board to more effectively provide insight and direction to, and exercise oversight of, the Company’s President and CEO and the rest of the management team responsible for the Company’s day-to-day business (including with respect to oversight of risk management).

Because Mr. Rales is not independent within the meaning of the NYSE listing standards, our Corporate Governance Guidelines require the appointment of a “Lead Independent Director” and Mr. Ehrlich has been appointed as our Lead Independent Director. As the Lead Independent Director, Mr. Ehrlich:

•	presides at all meetings of the Board at which the Chairman of the Board and the Chair of the Executive Committee are not present, including the executive sessions of non-management directors;

•	has the authority to call meetings of the independent directors;

•	acts as a liaison as necessary between the independent directors and the management directors; and

•	advises with respect to the Board’s agenda.

DANAHER 2019 PROXY STATEMENT 7

Corporate Governance

Board Oversight of Strategy

One of the Board’s primary responsibilities is overseeing management’s establishment and execution of the Company’s strategy. At least quarterly, the CEO, our executive leadership team and other business leaders provide detailed business and strategy updates to the Board. At least annually, the Board conducts an even more in-depth review of the Company’s overall strategy. At these reviews, the Board engages with our executive leadership team and other business leaders regarding business objectives, the competitive landscape, economic trends and other developments. At meetings occurring throughout the year, the Board also assesses mergers and acquisitions and other capital allocation topics, the Company’s budget and Company performance, among other topics. The Board looks to the focused expertise of its committees to inform strategic oversight in their areas of focus.

Spotlight: oversight of strategic acquisitions

The Board oversees Danaher’s strategic acquisition and integration process. Danaher views acquisitions as an important element of our strategy to deliver long-term shareholder value. Our Board includes eight members with extensive business combination experience. That depth of experience allows the Board to constructively engage with management and effectively evaluate acquisitions for alignment with our strategy, culture and financial goals. Management is charged with identifying potential acquisition targets, executing transactions, and managing integration, and our Board’s oversight extends to each of these elements. Management and the Board regularly discuss potential acquisitions and their role in the Company’s overall business strategy. These discussions address acquisitions in process and potential future acquisitions, and cover a broad range of matters, including valuation, risk and potential synergies with Danaher’s businesses and strategy. The Board’s acquisition oversight also extends across transactions and over time, as the Board regularly reviews and provides feedback regarding the operational and financial performance of our historical acquisitions.

Spotlight: oversight of human capital management and CEO succession planning

•   The Board and Compensation Committee engage with our senior leadership team and human resources executives on a regular basis across a range of human capital management issues. Danaher is focused on creating a respectful, rewarding, diverse, and inclusive work environment that allows our employees (whom we refer to as associates) to build meaningful careers. The success of these human capital management objectives is essential to our strategy and our shared purpose to Help Realize Life’s Potential. Working with management, the Board and Compensation Committee oversee matters including culture, succession planning and development, compensation, benefits, talent recruiting and retention, associate engagement and diversity and inclusion. Additionally, each year, the Compensation Committee evaluates management’s annual assessment of risk related to our compensation policies and practices.

•   With the support of our Nominating and Governance Committee, our Board also maintains and annually reviews both a long-term succession plan and emergency succession plan for the CEO position. The foundation of the long-term succession planning process is a CEO development model consisting of two dimensions, leadership behaviors and development experiences. The Board uses the development model as a guide in preparing candidates, and also in evaluating candidates for the CEO and other executive positions at the Board’s annual talent review and succession planning session. At the annual session, the Board evaluates and compares candidates using the development model, and reviews each candidate’s development actions, progress and performance over time. The candidate evaluations are supplemented with periodic 360-degree performance appraisals, and the Board also regularly interacts with candidates at Board dinners and lunches, through Board meeting presentations and at the Company’s annual leadership conference.

8 DANAHER 2019 PROXY STATEMENT

Corporate Governance

Board Oversight of Risk

The Board’s role in risk oversight at the Company is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board and its committees overseeing those efforts, with particular emphasis on the most significant risks facing the Company. Each committee reports to the full Board on a regular basis, including as appropriate with respect to the committee’s risk oversight activities. On an annual basis, the Company’s Risk Committee (consisting of members of senior management) inventories, assesses and prioritizes the most significant risks facing the Company as well as related mitigation efforts and provides a report to the Board. With respect to the manner in which the Board’s risk oversight function impacts the Board’s leadership structure, as described above our Board believes that Mr. Steven Rales’ management experience and tenure help the Board to more effectively exercise its risk oversight function.

BOARD/COMMITTEE	PRIMARY AREAS OF RISK OVERSIGHT

Full Board

Risks associated with Danaher’s strategic plan, acquisition and capital allocation program, capital structure, liquidity, organizational structure and other significant risks, and overall risk assessment and risk management policies.

Audit Committee	Major financial risk exposures, significant legal, compliance, reputational and cybersecurity risks and overall risk assessment and risk management policies.

Compensation Committee	Risks associated with compensation policies and practices, including incentive compensation.

Nominating and Governance Committee	Risks related to corporate governance, effectiveness of Board and committee oversight and review of director candidates, conflicts of interest and director independence.

Spotlight: oversight of cybersecurity risk

The Board and the Audit Committee oversee the Company’s management of cybersecurity risk. To mitigate the risks posed by cybersecurity incidents and cyber attacks, we have developed a program, led by the Company’s Chief Information Security Officer, that is designed to protect the confidentiality, integrity and continued availability of the Company’s data and systems. This program includes a cybersecurity incident response plan and other policies and procedures designed to assist the Company in managing cybersecurity incidents and risks. Danaher’s Chief Information Officer and Chief Information Security Officer provide regular updates to the Audit Committee regarding this program, including information about cyber risk management governance and the status of projects to strengthen cybersecurity controls. The Audit Committee regularly briefs the full Board on these matters, and the full Board also receives periodic briefings from management on the Company’s cybersecurity program. The Company has also updated its disclosure controls and procedures to specifically address cybersecurity risk, including by amending the Company’s Insider Trading Policy to address cybersecurity and by ensuring clear linkage between Danaher’s Disclosure Committee and Chief Information Security Officer.

Board of Directors and Committees of the Board

General

The Board met six times in 2018. All directors attended at least 75% of the aggregate of the total number of meetings of the Board and of all committees of the Board on which they served (during the period they so served) during 2018. Danaher typically schedules a Board meeting in conjunction with each annual meeting of shareholders and as a general matter expects that the members of the Board will attend the annual meeting. Eleven of our directors attended the Company’s annual meeting in May 2018.

The membership of each of the Board’s committees as of March 11, 2019 is set forth to the right. While each of the committees is authorized to delegate its powers to sub-committees, none of the committees did so during 2018. The Audit, Compensation and Nominating and Governance Committees report to the Board on their actions and recommendations at each regularly scheduled Board meeting.

NAME OF DIRECTOR	AUDIT	COMPENSATION	NOMINATING & GOVERNANCE	EXECUTIVE	FINANCE	SCIENCE AND TECHNOLOGY

Donald J. Ehrlich	X	Chair

Linda Hefner Filler			Chair			X

Thomas P. Joyce, Jr.				X	X	X

Walter G. Lohr, Jr.		X	X		X

Teri List-Stoll	X

Mitchell P. Rales				Chair	Chair

Steven M. Rales				X	X	X

John T. Schwieters	Chair		X

Raymond C. Stevens, Ph.D.						X

Alan G. Spoon		X

Elias A. Zerhouni, M.D.			X			Chair

# of meetings held in 2018	6	4	7	1	1	2

DANAHER 2019 PROXY STATEMENT 9

Corporate Governance

Audit Committee

The Audit Committee prepares a report as required by the SEC to be included in this Proxy Statement and assists the Board in overseeing:

•	the quality and integrity of Danaher’s financial statements;

•	the effectiveness of Danaher’s internal control over financial reporting;

•	the qualifications, independence and performance of Danaher’s independent auditors;

•	the performance of Danaher’s internal audit function;

•	Danaher’s compliance with legal and regulatory requirements;

•	the risks described above under “-Risk Oversight”; and

•	the Company’s swaps and derivatives transactions and related policies and procedures.

The Board has determined that each of the members of the Audit Committee is independent for purposes of Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”) and the NYSE listing standards, qualifies as an audit committee financial expert as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act and is financially literate within the meaning of the NYSE listing standards. The Committee typically meets in executive session, without the presence of management, at its regularly scheduled meetings.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to the compensation of our executive officers, including setting goals and objectives for, evaluating the performance of, and approving the compensation paid to, our executive officers. The Committee also:

•

reviews and discusses with Company management the Compensation Discussion and Analysis and recommends to the Board the inclusion of the Compensation Discussion and Analysis in the annual meeting proxy statement;

•

reviews and makes recommendations to the Board with respect to the adoption, amendment and termination of all executive incentive compensation plans and all equity compensation plans, and exercises all authority of the Board (and all responsibilities assigned by such plans to the Committee) with respect to the oversight and administration of such plans;

•	reviews and considers the results of shareholder advisory votes on the Company’s executive compensation, and makes recommendations to the Board regarding the frequency of such advisory votes;

•	monitors compliance by directors and executive officers with the Company’s stock ownership requirements;

•	assists the Board in overseeing the risks described above under “-Risk Oversight”;

•	prepares the report required by the SEC to be included in the annual meeting proxy statement; and

•	considers factors relating to independence and conflicts of interests in connection with the engagement of the compensation consultants that provide advice to the Committee.

Each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act and, based on the determination of the Board, independent under the NYSE listing standards and under Rule 10C-1 under the Securities Exchange Act. The Committee typically meets in executive session, without the presence of management, at its regularly scheduled meetings.

        Management Role in Supporting the Compensation Committee

Our Senior Vice President-Human Resources, Vice President-Compensation and Secretary generally attend, and from time-to-time our CEO and CFO attend, the Compensation Committee meetings. In particular, our CEO:

•

provides background regarding the interrelationship between our business objectives and executive compensation matters and advises on the alignment of incentive plan performance measures with our overall strategy;

•

participates in the Committee’s discussions regarding the performance and compensation of the other executive officers and provides recommendations to the Committee regarding all significant elements of compensation paid to such officers, their annual, personal performance objectives and his evaluation of their performance (the Committee gives considerable weight to

10 DANAHER 2019 PROXY STATEMENT

Corporate Governance

our CEO’s evaluation of and recommendations with respect to the other executive officers because of his direct knowledge of each such officer’s performance and contributions); and

•	provides feedback regarding the companies that he believes Danaher competes with in the marketplace and for executive talent.

Our human resources and legal departments also assist the Committee Chair in scheduling and setting the agendas for the Committee’s meetings, prepare meeting materials and provide the Committee with data relating to executive compensation as requested by the Committee.

        Independent Compensation Consultant Role in Supporting the Compensation Committee

Under the terms of its charter, the Committee has the authority to engage the services of outside advisors and experts. The Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant since 2008. The Committee engages FW Cook because it is considered one of the premier independent compensation consulting firms and has never provided any services to the Company other than the compensation-related services provided to or at the direction of the Compensation Committee and the Nominating and Governance Committee. FW Cook takes its direction solely from the Committee (and with respect to matters relating to the non-management director compensation program, the Nominating and Governance Committee). In addition to the director compensation advice provided to the Nominating and Governance Committee, FW Cook’s primary responsibilities in 2018 were to:

•	provide advice and data in connection with the structuring of the executive and equity compensation programs and the compensation levels for the Company’s executive officers compared to their peers;

•

provide advice and data in connection with the structuring of the executive and equity compensation programs of the Dental business Danaher expects to stand-up as a publicly-traded company in 2019, and the compensation levels for the anticipated executive officers thereof compared to their anticipated peers;

•	assess the Company’s executive compensation program in the context of compensation governance best practices;

•	update the Committee regarding legislative and regulatory initiatives as well as emerging trends and investor views in the area of executive compensation;

•	provide data regarding the share dilution costs attributable to the Company’s aggregate equity compensation program; and

•	assist in the preparation of the Company’s executive compensation public disclosures.

The Committee does not place any material limitations on the scope of the feedback provided by FW Cook. In the course of discharging its responsibilities, FW Cook may from time to time and with the Committee’s consent, request from management information regarding compensation amounts and practices, the interrelationship between our business objectives and executive compensation matters, the nature of the Company’s executive officer responsibilities and other business information. The Committee has considered whether the work performed for or at the direction of the Compensation Committee and the Nominating and Governance Committee raises any conflict of interest, taking into account the factors listed in Securities Exchange Act Rule 10C-1(b)(4), and has concluded that such work does not create any conflict of interest.

Nominating and Governance Committee

The Nominating and Governance Committee:

•	assists the Board in identifying individuals qualified to become Board members, and makes recommendations to the Board regarding all nominees for Board membership;

•	makes recommendations to the Board regarding the size and composition of the Board and its committees;

•	makes recommendations to the Board regarding matters of corporate governance and oversees the operation of Danaher’s Corporate Governance Guidelines and Related Person Transactions Policy;

•	develops and oversees the annual self-assessment process for the Board and its committees;

•	assists the Board in CEO succession planning;

•	assists the Board in overseeing the risks described above under “-Risk Oversight”;

•	reviews and makes recommendations to the Board regarding non-management director compensation;

•	oversees the orientation process for newly elected members of the Board and continuing director education; and

•	as it determines appropriate, considers matters regarding sustainability and corporate social responsibility.

DANAHER 2019 PROXY STATEMENT 11

Corporate Governance

The Board has determined that all of the members of the Nominating and Governance Committee are independent within the meaning of the NYSE listing standards.

Science & Technology Committee

The Science and Technology Committee assists the Board in overseeing matters of science and technology, including:

•	reviewing and assessing the Company’s science and technology innovation strategy and priorities;

•	assessing the competitive position of the Company’s technology portfolio;

•	reviewing with management key programs, processes and organizational structures related to innovation, research and development and the commercialization of technology; and

•	assessing, and advising the Board with respect to, potentially disruptive science and technology trends, opportunities and risks.

Finance Committee

The Finance Committee approves business acquisitions, investments and divestitures up to the levels of authority delegated to it by the Board.

Executive Committee

The Executive Committee exercises between meetings of the Board such powers and authority in the management of the business and affairs of the Company as are specifically delegated to it by the Board from time to time.

Board and Committee Evaluations

Each year, our Board and its committees perform a rigorous self-evaluation, overseen by the Nominating and Governance Committee. The Nominating and Governance Committee solicits input from our directors regarding topics that warrant evaluation in each of the following areas:

•	the Board’s oversight of management;

•	the Board’s understanding of Danaher and its businesses;

•	Board composition;

•	conduct of Board meetings; and

•	operation and effectiveness of the Board committees.

The Nominating and Governance Committee reviews the results of this feedback, and during an executive session of the Board the chair of the Committee leads a discussion of the key topics identified and communicates relevant feedback to the CEO. Each of our Audit, Compensation and Nominating and Governance Committees also conducts a self-evaluation in executive session, including with respect to any committee-specific evaluation topics identified as a result of the process described above, and communicates the results thereof to the full Board. We have successfully used this process to identify and implement opportunities to strengthen the Board and its committees.

Shareholder Engagement and Alignment

Shareholder Engagement Program

We actively seek and highly value feedback from our shareholders. During 2018, in addition to our traditional Investor Relations outreach efforts, we engaged with shareholders representing approximately 25% of our outstanding shares on topics including our business strategy and financial performance, governance and executive compensation programs and sustainability initiatives. We shared feedback received during these meetings with our Nominating & Governance Committee and Compensation Committee, informing their decision-making.

Key Policies Ensuring Company Alignment with Shareholder Interests

•

Director and Executive Officer Stock Ownership Requirements. Our Board has adopted stock ownership requirements for non-management directors. Under the requirements, each non-management director (within five years of his or her initial election or appointment) is required to beneficially own Danaher shares with a market value of at least five times his or her annual cash retainer (excluding the additional cash retainers paid to the committee chairs and the Lead Independent Director).

12 DANAHER 2019 PROXY STATEMENT

Corporate Governance

Once a director has acquired a number of shares that satisfies such ownership multiple, such number of shares then becomes such director’s minimum ownership requirement (even if his or her retainer increases or the fair market value of such shares subsequently declines). Under the policy, beneficial ownership includes RSUs held by the director, shares in which the director or his or her spouse or child has a direct or indirect interest and phantom shares of Danaher Common Stock in the Non-Employee Directors’ Deferred Compensation Plan, but does not include shares subject to unexercised stock options or pledged shares. Each Danaher director is in compliance with the policy. We have also adopted stock ownership requirements for our executive officers; please see “Compensation Discussion and Analysis – Stock Ownership-Related Policies.”

•	Recoupment Policy. We have a rigorous, “no-fault” compensation recoupment policy that applies to executive officers and other senior leaders.

•

Anti-Pledging/Hedging Policy. In 2013 Danaher’s Board adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Danaher Common Stock that he or she directly or indirectly owns and controls, except for any shares that were already pledged as of the time the policy was adopted. Certain shares of Common Stock owned by Messrs. Steven and Mitchell Rales were exempted from the policy because such shares have been pledged for decades, to secure lines of credit that reduce the need to sell shares for liquidity purposes. Messrs. Steven and Mitchell Rales acquired these pledged shares in cash purchase transactions between 1983 and 1988, and did not receive them as compensation or purchase them from Danaher. These pledged shares do not count toward the Company’s stock ownership requirements.

Notwithstanding that these shares are exempted from Danaher’s policy, as part of its risk oversight function the Audit Committee of Danaher’s Board regularly reviews these share pledges to assess whether such pledging poses an undue risk to the Company. The Committee has concluded that the existing pledge arrangements do not pose an undue risk to the Company, based in particular on its consideration of the following factors:

¡

the amount by which the market value of the shares pledged as collateral exceeds the amount of secured indebtedness, which the Committee believes is a key factor in assessing the degree of risk posed by the pledging arrangements;

¡	the number of shares and percentage of total outstanding shares pledged; and

¡	the 15% reduction since 2013 in the number of shares pledged by Messrs. Steven Rales and Mitchell Rales.

Danaher policy also prohibits Danaher directors and employees (including executive officers) from engaging in any transactions involving a derivative of a Danaher security, including hedging transactions.

•

Shareholder Right to Call Special Meeting. Shareholders owning 25% or more of Danaher’s outstanding shares may call a special meeting of shareholders. At Danaher’s 2018 annual meeting of shareholders, a shareholder proposal requesting that Danaher reduce this threshold to 10% was rejected by 57% of the votes cast. Danaher’s Board continues to believe that the 25% threshold strikes an appropriate balance between avoiding waste of Danaher and shareholder resources on addressing narrow or special interests, while at the same time ensuring that shareholders holding a significant minority of our outstanding shares have an appropriate mechanism to call a special meeting if they deem it appropriate.

Sustainability

Following the spin-off of Danaher’s Fortive Corporation business in 2016, Danaher conducted a full sustainability materiality assessment, which included gathering input from dozens of stakeholders, benchmarking our program against our peers, prioritizing our focus areas and developing a clear framework to guide our future efforts. As a result of this effort, three key pillars now underpin Danaher’s sustainability program, reflecting what we believe are the most critical areas where our strategy and sustainability goals intersect:

•

Innovation. This pillar addresses the direct contributions Danaher makes each day to advancing health and safety around the world. Danaher’s products and services fight disease, protect water and air quality, and improve access to healthcare in underserved areas. Danaher’s research and development spending as a percentage of sales was 6.2% in 2018 and as of the end of 2018 Danaher held approximately 14,000 patents worldwide, underscoring our commitment to innovation.

•

People. This pillar focuses on our most valuable resource for delivering these world-changing, often life-saving innovations—our people. Our programs and initiatives that advance our associates’ safety, professional ambitions and personal growth, and strengthen the communities in which we live and work, demonstrate our commitment to those who truly define our company. In 2018, 92% of our employees participated in our annual engagement survey, and on a year-over-year basis Danaher’s scores improved in each of the 53 survey areas. Reflecting our continued commitment to diversity and inclusion, we’ve trained more than 3,000 managers globally on how to build inclusive and diverse teams and leaders, and in 2018 for the fifth year in a row the Human Rights Campaign named Danaher one of the “Best Places to Work for LGBTQ Equality.”

DANAHER 2019 PROXY STATEMENT 13

Corporate Governance

•

Environment. This pillar encompasses how we work to increase the use of sustainable materials and energy sources and reduce our carbon footprint. Our goal here is to establish Company-wide standards where it makes sense, while providing our operating companies with the flexibility to pursue environmental sustainability in ways that best fit the needs of their stakeholders. In 2018, Danaher deployed the first environmental sustainability tools in the Danaher Business System (DBS) toolkit, focused on reducing energy use and waste generation.

At the Board level, Danaher’s Nominating and Governance Committee has the authority and responsibility to consider matters regarding sustainability and social responsibility, as set forth in the committee’s charter. At the management level, Danaher’s Senior Vice President and General Counsel, who reports directly to our CEO, has general oversight responsibility with respect to matters of sustainability and social responsibility, and is responsible for reviewing and approving Danaher’s sustainability reports.

More information about Danaher’s sustainability efforts is included in our latest Sustainability Report, available at https://sustainability.danaher.com/.

Corporate Governance Guidelines, Committee Charters and Code of Conduct

As part of its ongoing commitment to good corporate governance, our Board of Directors has codified its corporate governance practices into a set of Corporate Governance Guidelines and has also adopted written charters for each of the committees of the Board. Danaher has also adopted a code of business conduct and ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees, known as the Code of Conduct. The Corporate Governance Guidelines, charters of each of the Audit, Compensation and Nominating and Governance Committees and Code of Conduct are available in the “Investors—Corporate Governance” section of our website at http://www.danaher.com.

14 DANAHER 2019 PROXY STATEMENT

DIRECTOR COMPENSATION

Non-Management Director Compensation Program

Non-Management Director Compensation Philosophy

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Board and the Nominating and Governance Committee are guided by the following principles:

•	compensation should fairly pay directors for work required in a company of our size and scope, and differentiate among directors where appropriate to reflect different levels of responsibilities;

•	a significant portion of the total compensation should be paid in stock-based awards to align directors’ interests with the long-term interests of our shareholders; and

•	the structure of the compensation program should be simple and transparent.

Process for Setting Non-Management Director Compensation

The Nominating and Governance Committee is responsible for reviewing and making recommendations to the Board regarding non-management director compensation (although the Board makes the final determination regarding the amounts and type of non-management director compensation). Since 2011, the Committee has engaged FW Cook, the Board’s independent compensation consultant, to prepare regular reports on market non-management director compensation practices and evaluate our program in light of the results of such reports. The Committee anticipates reviewing, and seeking advice from FW Cook regarding, the Company’s non-management director compensation on an annual basis.

Danaher’s 2007 Omnibus Incentive Plan (the “Plan” or the “Omnibus Plan”) limits the amount of cash and equity compensation that we may pay to a non-management director each year. Under the plan terms, an annual limit of $800,000 per calendar year applies to the sum of all cash and equity-based awards (calculated based on the grant date fair value of such awards for financial reporting purposes) granted to each non-management director for services as a member of the Board (plus an additional limit of $500,000 per calendar year with respect to any non-executive Board chair or vice chair).

Non-Management Director Compensation Structure

Compensation structure for non-management directors
Annual cash retainer	$120,000
Annual equity award target award value	$180,000
Committee chair annual cash retainer (Compensation, Nominating and Governance, Science and Technology)	$20,000
Committee chair annual cash retainer (Audit)	$25,000
Lead Independent Director annual cash retainer	$30,000
Per meeting cash fee for each Board/committee meeting a director attends in excess of twenty during a calendar year	$2,000

Director cash retainers are paid quarterly in arrears. Director annual equity awards are divided equally (based on target award value) between options and RSUs. The options are fully vested as of the grant date. The RSUs vest upon the earlier of (1) the first anniversary of the grant date, or (2) the date of, and immediately prior to, the next annual meeting of Danaher’s shareholders following the grant date, but the underlying shares are not issued until the earlier of the director’s death or the first day of the seventh month following the director’s retirement from the Board. Danaher also reimburses directors for Danaher-related out-of-pocket expenses, including travel expenses.

Non-Management Directors’ Deferred Compensation Plan

Each non-management director can elect to defer all or part of the cash director fees that he or she earns with respect to a particular year under the Non-Employee Directors’ Deferred Compensation Plan, which is a sub-plan under the Omnibus Plan. Amounts deferred under the plan are converted into a particular number of phantom shares of Danaher Common Stock, calculated based on the closing price of Danaher’s Common Stock on the date that such quarterly fees would otherwise have been paid. Dividends accrued on phantom shares are also deemed invested in phantom shares of Danaher Common Stock. A director may elect to have his or her plan balance distributed upon cessation of Board service, or one, two, three, four or five years after cessation of Board service. All distributions from the plan are in the form of shares of Danaher Common Stock.

DANAHER 2019 PROXY STATEMENT 15

Director Compensation

Director Summary Compensation Table

The table below summarizes the compensation paid by Danaher to the non-management directors for the year ended December 31, 2018. Each of Steven Rales, Mitchell Rales and Thomas P. Joyce, Jr. serves as a director and executive officer of Danaher but does not receive any additional compensation for services provided as a director. Neither Steven Rales nor Mitchell Rales is a named executive officer. Details regarding the 2018 executive compensation provided to each of Steven Rales and Mitchell Rales is set forth under “Director Independence and Related Person Transactions.”

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1)(2)	OPTION AWARDS ($) (1)(2)	TOTAL ($)

Donald J. Ehrlich	$165,000	$85,695	$79,121	$329,816

Linda Hefner Filler (3)	0	$215,695	$79,121	$294,816

Robert J. Hugin (4)	$16,100	0	0	$16,100

Teri List-Stoll (3)	0	$200,695	$79,121	$279,816

Walter G. Lohr, Jr.	$115,000	$85,695	$79,121	$279,816

John T. Schwieters	$140,000	$85,695	$79,121	$304,816

Alan G. Spoon (3)	0	$200,695	$79,121	$279,816

Raymond C. Stevens, Ph.D. (3)	0	$200,695	$79,121	$279,816

Elias A. Zerhouni, M.D. (3)	0	$200,695	$79,121	$279,816
(1)

The amounts reflected in these columns represent the aggregate grant date fair value of the applicable award computed in accordance with FASB ASC Topic 718. With respect to stock awards, the grant date fair value under FASB ASC Topic 718 is calculated based on the number of shares of Common Stock underlying the award, times the closing price of the Danaher Common Stock on the date of grant (but discounted to account for the fact that RSUs do not accrue dividend rights prior to vesting and distribution). With respect to stock options, the grant date fair value under FASB ASC Topic 718 has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures): an 8.0 year option life; a risk-free interest rate of 2.82%; a stock price volatility rate of 21.52%; and a dividend yield of 0.63% per share.

(2)

The table below sets forth as to each non-management director the aggregate number of unvested RSUs and aggregate number of stock options outstanding as of December 31, 2018. All of the stock options set forth in the table below are fully vested. The RSUs set forth in the table below vest in accordance with the terms described above.

NAME OF DIRECTOR	AGGREGATE NUMBER OF DANAHER STOCK OPTIONS OWNED AS OF DECEMBER 31, 2018	AGGREGATE NUMBER OF UNVESTED DANAHER RSUS OWNED AS OF DECEMBER 31, 2018

Donald J. Ehrlich	38,924	870

Linda Hefner Filler	49,502	870

Robert J. Hugin	0	0

Teri List-Stoll	23,560	870

Walter G. Lohr, Jr.	49,502	870

John T. Schwieters	49,502	870

Alan G. Spoon	49,502	870

Raymond C. Stevens, Ph.D.	6,180	870

Elias A. Zerhouni, M.D.	38,924	870

(3)

Each of Mss. Hefner Filler and List-Stoll, Mr. Spoon, Professor Stevens and Dr. Zerhouni deferred 100% of his or her 2018 cash director fees into phantom shares of Danaher Common Stock under the Non-Employee Directors’ Deferred Compensation Plan. Pursuant to such deferrals Ms. Hefner Filler received 1,276 phantom shares and each of Ms. List-Stoll, Mr. Spoon, Professor Stevens and Dr. Zerhouni received 1,129 phantom shares. Since these phantom shares are accounted for under FASB ASC Topic 718, they are reported under the “Stock Awards” column in the table above.

(4)	Mr. Hugin resigned from the Board in February 2018.

16 DANAHER 2019 PROXY STATEMENT

DIRECTOR INDEPENDENCE AND RELATED PERSON TRANSACTIONS

Director Independence

At least a majority of the Board must qualify as independent within the meaning of the listing standards of the NYSE. The Board has affirmatively determined that Mss. Hefner Filler and List-Stoll, Messrs. Ehrlich, Lohr, Schwieters and Spoon, Professor Stevens and Dr. Zerhouni are independent within the meaning of the listing standards of the NYSE. Prior to his resignation from the Board in February 2018, the Board had also determined that Mr. Hugin was independent within the meaning of the listing standards of the NYSE. The Board concluded that none of these directors possesses (or in Mr. Hugin’s case possessed) any of the bright-line relationships set forth in the listing standards of the NYSE that prevent independence, or except as discussed below, any other relationship with Danaher other than Board membership.

In making its determination with respect to the independence of the directors identified above as independent, the Board considered that in 2018, the Company and its subsidiaries sold products and/or services to and purchased products and/or services from organizations with whom such directors are or were employed. In each case, the amount of sales and the amount of purchases in 2018 were less than 0.4% of the annual revenues of such other organization and of Danaher’s 2018 revenues and the transactions were conducted in the ordinary course of business and on an arms’-length basis.

Danaher’s non-management directors (all of whom are, as noted above, independent within the meaning of the listing standards of the NYSE) meet in executive session following the Board’s regularly-scheduled meetings. The sessions are chaired by the Lead Independent Director.

Certain Relationships and Related Transactions

Policy

Under Danaher’s written Related Person Transactions Policy, the Nominating and Governance Committee of the Board is required to review and if appropriate approve all related person transactions, prior to consummation whenever practicable. If advance approval of a related person transaction is not practicable under the circumstances or if Danaher management becomes aware of a related person transaction that has not been previously approved or ratified, the transaction is submitted to the Committee at the Committee’s next meeting. The Committee is required to review and consider all relevant information available to it about each related person transaction, and a transaction is considered approved or ratified under the policy if the Committee authorizes it according to the terms of the policy after full disclosure of the related person’s interests in the transaction. Related person transactions of an ongoing nature are reviewed annually by the Committee. The definition of “related person transactions” for purposes of the policy covers the transactions that are required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act.

Relationships and Transactions

For their service as executive officers, each of Steven Rales and Mitchell Rales received a salary of $419,000 and 401(k) Plan contributions of $19,356 during 2018 and is entitled to participate in all of the benefits made generally available to salaried employees as well as all perquisites made generally available to Danaher’s executive officers. The Rales’ do not receive cash incentive compensation or equity awards. In 2018, Danaher provided to the Rales’ tax and accounting services at a cost to Danaher of approximately $260,000 in the form of one full-time employee (plus health and welfare benefits for such employee), allowed the Rales’ to make personal use of designated Danaher office space at a cost to Danaher of approximately $442,000, provided Mr. Steven Rales with a personal car and parking at a cost to Danaher of approximately $4,000 and provided Mr. Mitchell Rales with tickets to entertainment events at a cost to Danaher of approximately $1,000. The incremental cost to the Company of the perquisites set forth above is based on the Company’s out-of-pocket costs. Danaher also provided a full-time executive assistant to each of the Rales’ to support them in their roles as Danaher executive officers. In each case, their use of a minority of their assistant’s time for non-Danaher matters resulted in no incremental cost to Danaher. Separately, in 2018, Steven Rales and Mitchell Rales paid Danaher approximately $170,000 for providing benefits for, and as reimbursement for paying a portion of the salaries of, persons who provide services to the Rales’.

Steven Rales and Mitchell Rales collectively own more than 10% of the equity of Colfax Corporation, a publicly traded industrial technology company that provides air & gas handling and fabrication technology products and services. Certain of our subsidiaries sell products and services to, and/or purchase products and services from, Colfax from time to time in the ordinary course of business and on an arms’-length basis. In 2018, our subsidiaries sold less than $120,000 of products to, and purchased less than $120,000 of products from, Colfax, which in each case constituted less than 0.005% of Colfax’s, and of Danaher’s, revenues for 2018. Our subsidiaries intend to sell products and services to and purchase products and services from Colfax in the future in the ordinary course of their businesses and on an arms’-length basis.

DANAHER 2019 PROXY STATEMENT 17

Director Independence and Related Person Transactions

On July 2, 2016, we completed the spin-off (“Separation”) of Fortive Corporation (“Fortive”), consisting of our former Test & Measurement segment, Industrial Technologies segment (excluding the product identification businesses) and retail/commercial petroleum business. Following the Separation, Danaher and Fortive operate as separate publicly-traded companies and neither entity has any ownership interest in the other. However, Steven Rales and Mitchell Rales collectively own more than 10% of the equity of Fortive. In connection with the Separation, Danaher and Fortive entered into various agreements to effect the Separation and provide a framework for their relationship after the Separation, including a transition services agreement, an employee matters agreement, a tax matters agreement, an intellectual property matters agreement and a license agreement with respect to the Danaher Business System, or DBS (a proprietary set of business processes and methodologies we use that are designed to continuously improve business performance). These agreements provide for the allocation between Danaher and Fortive of assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Fortive’s separation from Danaher and govern certain relationships between Danaher and Fortive after the Separation. In addition, following the Separation certain of our subsidiaries sell products and services to, and/or purchase products and services from, Fortive from time to time in the ordinary course of business and on an arms’-length basis. In 2018, Danaher collected on Fortive’s behalf for remittance to Fortive approximately $3.1 million relating to procurement, compensation and other matters, billed Fortive approximately $300,000 for transition services and paid Fortive approximately $600,000 for transition services. Our subsidiaries sold approximately $14.6 million of products and services to, and purchased approximately $17.6 million of products and services from, Fortive, which in each case is less than 0.3% of Fortive’s, and of Danaher’s, revenues for 2018. Our subsidiaries intend to sell products and services to and purchase products and services from Fortive in the future in the ordinary course of their businesses and on an arms’-length basis.

FJ900, Inc. (“FJ900”), an indirect, wholly-owned subsidiary of Danaher, is party to an airplane management agreement with Joust Capital II, LLC (“Joust II”) and a substantially identical agreement with Joust Capital III, LLC (“Joust III” and together with Joust II, the “Joust entities”). Joust II is owned by Mitchell Rales and Joust III is owned by Steven Rales. Under the management agreements, FJ900 performs management services for the respective aircraft owned by each of the Joust entities in like manner to the management services provided by FJ900 for Danaher’s aircraft. The management services provided by FJ900 include the provision of aircraft management, pilot services, maintenance, record-keeping and other aviation services. FJ900 receives no compensation for its services under the agreements. Having FJ900 perform management services for all of these aircraft enables Danaher and the Joust entities to share certain fixed expenses relating to the use, maintenance, storage, operation and supervision of their respective aircraft and utilize joint purchasing or joint bargaining arrangements where appropriate, allowing each party to benefit from efficiencies of scale and cost savings. We believe that this cost-sharing arrangement results in lower costs to Danaher than if we incurred these fixed costs on a stand-alone basis. Under the agreement, FJ900 prorates all shared expenses annually among the Joust entities and Danaher based on each party’s flight hours logged for the year. The Joust entities pre-pay FJ900 on a quarterly basis for their estimated, prorated portion of such shared expenses, and the amounts are trued up at the end of the year. With respect to the year ended December 31, 2018, the Joust entities together paid FJ900 approximately $2.8 million for the Joust entities’ share of the fixed airplane management expenses shared with Danaher. Each Joust entity pays directly all expenses attributable to its aircraft that are not shared. Under the management agreements, each party is also required to maintain a prescribed amount of comprehensive aviation liability insurance and name the other party and its affiliates as additional named insureds, while the Joust entities must also maintain all-risk hull insurance for their aircraft. If either party suffers any losses in connection with the arrangements set forth in the management agreement, and such losses are due to the fault, negligence, breach or strict liability of the other party, the sole recourse of the party incurring the loss against the other party is to the available insurance proceeds. Each management agreement may be terminated by any party upon 30 days’ notice.

In addition, Danaher is party to substantially identical airplane interchange agreements with each of the Joust entities with respect to each respective aircraft owned by Danaher and by each of the Joust entities. Under each interchange agreement, the Joust entity has agreed to lease its aircraft to Danaher and Danaher has agreed to lease the respective Danaher aircraft to the Joust entity, in each case on a non-exclusive basis. Neither party is charged for its use of the other party’s aircraft, the intent being that over the life of the contract each party’s usage of the other party’s aircraft will be generally equal. With respect to the year ended December 31, 2018, the incremental value of the use of the Joust aircraft by Danaher, net of the incremental value of the use of the Danaher aircraft by the Joust entities, was approximately $200,000. The owner of each aircraft, as operator of the aircraft, is responsible for providing a flight crew for all flights operated under the interchange agreement. Each owner/operator is required to maintain standard insurance, including all-risk hull insurance and a prescribed amount of comprehensive aviation liability insurance, and to name the other party and its affiliates as additional named insureds. With respect to any losses suffered by the party using the owner/operator’s plane, the using party’s recourse against the owner/operator is limited to the amount of available insurance proceeds. To the extent the using party and/or any third party suffers losses in connection with the using party’s use of the owner/operator’s aircraft, and recovers from the owner/operator an amount in excess of the available insurance proceeds, the using party will indemnify the owner/operator for all such excess amounts. The interchange agreements may be terminated by either party upon 10 days’ notice.

18 DANAHER 2019 PROXY STATEMENT

BENEFICIAL OWNERSHIP OF DANAHER COMMON STOCK BY

DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth as of March 11, 2019 (unless otherwise indicated) the number of shares and percentage of Danaher Common Stock beneficially owned by (1) each person who owns of record or is known to Danaher to beneficially own more than five percent of Danaher’s Common Stock, (2) each of Danaher’s directors and named executive officers, and (3) all executive officers and directors of Danaher as a group.

NAME	NUMBER OF SHARES BENEFICIALLY OWNED (1)	PERCENT OF CLASS (1)	NOTES

Donald J. Ehrlich	158,324	*

Includes options to acquire 38,924 shares, 2,600 shares owned by Mr. Ehrlich’s spouse and 32,000 other shares owned indirectly. Mr. Ehrlich disclaims beneficial ownership of the shares held by his spouse.

Linda Hefner Filler	66,783	*	Includes options to acquire 49,502 shares and 4,366 phantom shares attributable to Ms. Hefner Filler’s account under the Non-Employee Directors’ Deferred Compensation Plan.

Thomas P. Joyce, Jr.	522,160	*	Includes options to acquire 364,768 shares, 4,362 shares attributable to Mr. Joyce’s 401(k) account and 138,576 shares attributable to Mr. Joyce’s EDIP account.

Teri List-Stoll	28,214	*	Includes options to acquire 23,560 shares and 4,654 phantom shares attributable to Ms. List-Stoll’s account under the Non-Employee Directors’ Deferred Compensation Plan.

Walter G. Lohr, Jr.	523,974	*

Includes options to acquire 38,924 shares, 37,050 shares held by a charitable foundation of which Mr. Lohr is president and 448,000 other shares held indirectly. Mr. Lohr disclaims beneficial ownership of the shares held by the charitable foundation.

Mitchell P. Rales	35,715,842	5.0%

Includes 32,000,000 shares owned by limited liability companies of which Mr. Rales is the sole member, 193,460 shares attributable to Mr. Rales’ 401(k) Plan account and 3,522,382 other shares owned indirectly. The shares held by the limited liability companies are pledged to secure lines of credit with certain banks and each of these entities and Mr. Rales is in compliance with these lines of credit. The business address of Mitchell Rales, and of each of the limited liability companies, is 11790 Glen Rd., Potomac, MD 20854.

Steven M. Rales	43,150,380	6.0%

Includes 34,000,000 shares owned by limited liability companies of which Mr. Rales is the sole member, 18,640 shares attributable to Mr. Rales’ 401(k) Plan account, 117,000 shares owned by a charitable foundation of which Mr. Rales is a director and 9,014,740 other shares owned indirectly. Mr. Rales disclaims beneficial ownership of those shares held by the charitable foundation. The shares held by the limited liability companies are pledged to secure lines of credit with certain banks and each of these entities and Mr. Rales is in compliance with these lines of credit. The business address of Steven Rales, and of each of the limited liability companies, is 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

John T. Schwieters	57,877	*	Includes options to acquire 38,924 shares and 10,951 other shares held indirectly.

Alan G. Spoon	102,206	*	Includes options to acquire 49,502 shares.

Raymond C. Stevens, Ph.D.	8,412	*	Includes options to acquire 6,180 shares and 2,231 phantom shares attributable to Professor Stevens’ account under the Non-Employee Directors’ Deferred Compensation Plan.

Elias A. Zerhouni, M.D.	46,424	*	Includes options to acquire 38,924 shares and 7,500 other shares held indirectly.

DANAHER 2019 PROXY STATEMENT 19

Beneficial Ownership of Danaher Common Stock by Directors, Officers and Principal Shareholders

NAME	NUMBER OF SHARES BENEFICIALLY OWNED (1)	PERCENT OF CLASS (1)	NOTES

Daniel L. Comas	423,136	*

Includes options to acquire 294,662 shares, 6,744 shares attributable to Mr. Comas’ 401(k) account, 46,720 shares attributable to Mr. Comas’ EDIP account, 2,543 shares held by Mr. Comas’ spouse and 38,804 shares held by a trust as to which Mr. Comas’ spouse is trustee. Mr. Comas disclaims beneficial ownership of the shares held by his spouse and by the trust.

Rainer M. Blair	60,649	*	Includes options to acquire 57,718 shares and 2,931 shares attributable to Mr. Blair’s EDIP account.

William K. Daniel II	484,609	*	Includes options to acquire 402,223 shares and 31,087 shares attributable to Mr. Daniel’s EDIP account.

Joakim Weidemanis	153,347	*	Includes options to acquire 110,175 shares and 15,321 shares attributable to Mr. Weidemanis’ EDIP account.

The Vanguard Group	46,149,541	6.4%

Derived from a Schedule 13G filed February 11, 2019 by The Vanguard Group, which sets forth their beneficial ownership as of December 31, 2018. According to the Schedule 13G, The Vanguard Group has sole voting power over 718,327 shares, shared voting power over 165,079 shares, sole dispositive power over 45,281,505 shares and shared dispositive power over 868,036 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

BlackRock, Inc.	43,634,997	6.1%

Derived from a Schedule 13G filed February 4, 2019 by BlackRock, Inc., which sets forth their beneficial ownership as of December 31, 2018. According to the Schedule 13G, BlackRock, Inc. has sole voting power over 37,317,996 shares and sole dispositive power over 43,634,997 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

All current executive officers and directors as a group (21 persons)	82,209,599	11.4%

Includes options to acquire 2,091,564 shares, 19,818 shares attributable to executive officers’ 401(k) accounts, 351,144 shares attributable to executive officers’ EDIP accounts and 11,252 phantom shares attributable to directors’ accounts under the Non-Employee Directors’ Deferred Compensation Plan.

(1)

Except as otherwise indicated and subject to community property laws where applicable, each person or entity included in the table above has sole voting and investment power with respect to the shares beneficially owned by that person or entity. For purposes of the table, the number of shares of Danaher Common Stock attributable to each executive officer’s Executive Deferred Incentive Program (“EDIP”) account or Deferred Compensation Plan (“DCP”) account is equal to (1) the person’s outstanding EDIP or DCP balance, as applicable, as of March 11, 2019 (to the extent such balance is vested or will become vested within 60 days of March 11, 2019), divided by (2) the closing price of Danaher Common Stock as reported on the NYSE on March 11, 2019; the number of shares attributable to each executive officer’s 401(k) Plan account is equal to (a) the officer’s balance, as of March 11, 2019, in the Danaher stock fund included in the executive officer’s 401(k) Plan account, divided by (b) the closing price of Danaher Common Stock as reported on the NYSE on March 11, 2019; and the number of shares attributable to the Non-Employee Directors’ Deferred Compensation Plan is based on the number of shares that could be issued to directors pursuant to such plan within 60 days of March 11, 2019. The table also includes shares that may be acquired upon exercise of options that are exercisable within 60 days of March 11, 2019 or upon vesting of RSUs and PSUs that vest within 60 days of March 11, 2019.

*	Represents less than 1% of the outstanding Danaher Common Stock.

20 DANAHER 2019 PROXY STATEMENT

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee on behalf of Danaher has selected Ernst & Young LLP, an international accounting firm of independent certified public accountants, to act as the independent registered public accounting firm for Danaher and its consolidated subsidiaries for the year ending December 31, 2019. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Although shareholder approval of the selection of Ernst & Young LLP is not required by law, Danaher’s Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by Danaher’s shareholders at the 2019 Annual Meeting, the Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Danaher and its shareholders.

The Board of Directors recommends that shareholders vote FOR ratification of the selection of Ernst & Young LLP to serve as the independent registered public accounting firm for Danaher for 2019.

Audit Fees and All Other Fees

The following table sets forth the fees for audit, audit-related, tax and other services rendered by Ernst & Young LLP to Danaher for 2018 and 2017.

	TWELVE MONTHS ENDED DECEMBER 31, 2018	TWELVE MONTHS ENDED DECEMBER 31, 2017

Audit Fees. Fees for the audit of annual financial statements and internal control over financial reporting, reviews of quarterly financial statements, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings and similar engagements, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. Audit fees also include advice about accounting matters that arose in connection with or as a result of the audit or the review of quarterly financial statements and statutory audits that non-U.S. jurisdictions require.

	$20,376,344	$20,054,000

Audit-Related Fees. Fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and internal control over financial reporting that are not reported under “Audit Fees” above. This category may include fees related to the performance of audits and attest services not required by statute or regulations; audits of our employee benefit plans; due diligence related to mergers, acquisitions, and investments; and accounting consultations about the application of GAAP to proposed transactions, and, for 2018, includes audits and audit related services in connection with the anticipated stand-up of Danaher’s Dental segment as a publicly-traded company, including associated filings with the SEC.

	$5,037,590	$973,757

Tax Fees. Fees for professional services related to tax compliance and return preparation, tax advice and tax planning. (1)	$7,789,293	$5,786,180

All Other Fees. Fees for products and services other than as reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees” above.	0	0

(1)	The nature of the services comprising the fees disclosed under “Tax Fees” is as follows:

	TWELVE MONTHS ENDED DECEMBER 31, 2018	TWELVE MONTHS ENDED DECEMBER 31, 2017

Tax Compliance. Includes tax compliance fees for tax return review and preparation services and assistance related to tax audits by regulatory authorities.	$4,316,285	$3,987,888

Tax Consulting. Includes tax consulting services, including assistance related to tax planning.	$3,473,008	$1,798,292

DANAHER 2019 PROXY STATEMENT 21

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining such firm’s independence and has concluded that such services do not impair such firm’s independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services to be performed for Danaher by the independent registered public accounting firm. Each year, the Committee approves the independent registered public accounting firm’s retention to audit Danaher’s financial statements and internal control over financial reporting before the filing of the preceding year’s annual report on Form 10-K. The Committee also establishes detailed pre-approved categories of non-audit services that may be performed by the independent auditor during the year, subject to certain monetary limits. With respect to additional non-audit services by the independent auditors that either are not covered by the pre-approved categories, or exceed the pre-approved monetary limits, the Committee approves or rejects each engagement. In each case, the Committee takes into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. The Committee may delegate to a subcommittee of one or more members the authority to grant preapprovals of audit and permitted non-audit services, and the decisions of such subcommittee to grant preapprovals must be presented to the full Committee at its next scheduled meeting. The Committee has not made any such delegation as of the date of this Proxy Statement.

22 DANAHER 2019 PROXY STATEMENT

AUDIT COMMITTEE REPORT

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Danaher under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Danaher specifically incorporates this report by reference therein.

The Audit Committee assists the Board in overseeing the quality and integrity of Danaher’s financial statements, the effectiveness of Danaher’s internal control over financial reporting, the qualifications, independence and performance of Danaher’s independent auditors, the performance of Danaher’s internal audit function, Danaher’s compliance with legal and regulatory requirements, Danaher’s major financial risk exposures, significant legal, compliance, reputational and cybersecurity risks and overall risk assessment and risk management policies, and Danaher’s swaps and derivatives transactions and related policies and procedures.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm retained to audit Danaher’s financial statements, and has appointed Ernst & Young LLP as Danaher’s independent registered public accounting firm for 2019. In determining whether to reappoint Ernst & Young as Danaher’s independent auditor, the Audit Committee took into consideration a number of factors, including the firm’s tenure, independence, global capability and expertise and performance. Ernst & Young has been retained as Danaher’s independent registered public accounting firm continuously since 2002. The Audit Committee periodically considers the advisability and impact of rotating our independent registered public accountants. In conjunction with the mandated rotation of Ernst & Young’s lead engagement partner, the Audit Committee and its chair are directly involved in the selection of Ernst & Young’s new lead engagement partner. The Audit Committee is also responsible for the audit fee negotiations associated with Danaher’s retention of Ernst & Young. Danaher’s Board of Directors and Audit Committee believe they have undertaken appropriate steps with respect to oversight of Ernst & Young’s independence and that the continued retention of Ernst & Young to serve as Danaher’s independent registered public accounting firm is in the best interests of Danaher and its shareholders.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with Danaher’s management and Ernst & Young Danaher’s audited consolidated financial statements and internal control over financial reporting.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (PCAOB). In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence. The Audit Committee has concluded that Ernst & Young’s provision of non-audit services as described in the table on page 21 is compatible with Ernst & Young’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for Danaher for the fiscal year ended December 31, 2018 be included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Audit Committee of the Board of Directors

John T. Schwieters (Chair)

Donald J. Ehrlich

Teri List-Stoll

DANAHER 2019 PROXY STATEMENT 23

COMPENSATION DISCUSSION AND ANALYSIS

The following section discusses and analyzes the compensation provided to each of the executive officers set forth in the Summary Compensation Table below, also referred to as the named executive officers, or NEOs.

Executive Summary

Introduction

With the goal of building long-term value for our shareholders, we have developed an executive compensation program designed to:

•	attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Danaher’s size, diversity and global footprint;

•	motivate executives to demonstrate exceptional personal performance and perform consistently at or above the levels that we expect, over the long-term and through a range of economic cycles; and

•	link compensation to the achievement of corporate goals that we believe best correlate with the creation of long-term shareholder value.

To achieve these objectives our compensation program combines annual and long-term components, cash and equity, and fixed and variable elements, with a bias toward long-term equity awards tied closely to shareholder returns and subject to significant vesting and/or holding periods. Our executive compensation program rewards our executive officers when they help increase long-term shareholder value, achieve annual business goals and build long-term careers with Danaher.

2018 Say-On-Pay Vote

We provide our shareholders the opportunity to cast an annual advisory vote with respect to our NEO compensation as disclosed in our annual proxy statement (the “say on pay proposal”). At our annual meeting of shareholders in May 2018, 97% of the votes cast on the say on pay proposal were voted in favor of the proposal. The Committee believes this result affirms shareholders’ support of the Company’s NEO compensation and did not make changes to the Company’s executive compensation program as a result of such vote.

2018 Performance

In 2018, Danaher:

•

continued to invest in future growth, investing $1.2 billion in research and development and deploying over $2.2 billion on strategic acquisitions that complement our Life Sciences and Environmental & Applied Solutions segments, including the $2.1 billion acquisition of Integrated DNA Technologies, Inc.;

•	announced and began preparations to stand-up our Dental segment as a publicly-traded company;

•

returned over $430 million to shareholders through cash dividends, marking the 26th year in a row Danaher has paid a dividend (Danaher’s per-share quarterly dividend has increased more than 500% over the last five years); and

•	grew our business on a year-over-year basis as illustrated below:

DANAHER 2017-2018 YEAR-OVER-YEAR GROWTH FROM CONTINUING OPERATIONS

24 DANAHER 2019 PROXY STATEMENT

Compensation Discussion and Analysis

Long-Term Performance

We believe a long-term performance period most accurately compares relative performance within our peer group. Over shorter periods, performance comparisons may be skewed by the easier performance baselines of peer companies that have experienced periods of underperformance.

Danaher has not experienced a sustained period of underperformance over the last twenty-five years, and we believe the consistency of our performance over that period is unmatched within our peer group. Danaher ranks number one in its peer group over the past twenty-five years based on compounded average annual shareholder return, and is the only company in its peer group whose total shareholder return (“TSR”) outperformed the S&P 500 Index:

•   over every rolling 3-year period from and including 1994-2018; and

•   by more than 600 basis points over every rolling 3-year period from and including 1999-2018.

Danaher’s compounded average annual shareholder return has outperformed the S&P 500 Index over each of the last one, two, three, five-, ten-, fifteen-, twenty- and twenty-five year periods:

DANAHER 2019 PROXY STATEMENT 25

Compensation Discussion and Analysis

2018 Executive Compensation

The chart below summarizes key information with respect to each pay element represented in Danaher’s 2018 executive compensation program:

PAY ELEMENT	PRIMARY OBJECTIVES	FORM	PERFORMANCE REQUIREMENT	KEY COMMITTEE CONSIDERATIONS IN DETERMINING 2018 COMPENSATION	2017-2018 CHANGE IN AMOUNT REPORTED IN SUMMARY COMPENSATION TABLE [1]

Long-Term Incentive Compensation (Equity)

•  Attract, retain and motivate skilled executives

•  Align the interests of management and shareholders by ensuring that realized compensation is:

¡   in the case of stock options, commensurate with long-term changes in share price;

¡   in the case of PSUs, tied to (1) long-term changes in share price at all performance levels, and (2) attainment of relative TSR-based performance goals; and

¡   in the case of RSUs, tied to long-term changes in share price at all performance levels.

		Stock options (50%)	5-year, time- based vesting schedule Options only have/increase in value if Danaher stock price increases

•  This element represented the most significant component of compensation for each NEO for 2018.

•  This element has the heaviest weighting of all our executive compensation program elements because it best supports our retention and motivation objectives and aligns the interests of our executives and shareholders.

flat (CEO) flat - +20% (other NEOs)
		Performance stock units (PSUs) (25%)	3-year relative TSR performance (plus additional 2-year holding period)
		Restricted stock units (RSUs) (25%)	5-year, time- based vesting schedule (plus positive net income vesting requirement)

[1]	Only includes NEOs who were named executive officers for all of 2017-2018.

26 DANAHER 2019 PROXY STATEMENT

Compensation Discussion and Analysis

PAY ELEMENT	PRIMARY OBJECTIVES	FORM	PERFORMANCE REQUIREMENT		KEY COMMITTEE CONSIDERATIONS IN DETERMINING 2018 COMPENSATION	2017-2018 CHANGE IN AMOUNT REPORTED IN SUMMARY COMPENSATION TABLE [1]

Annual Cash Incentive Compensation

•  Motivate executives to achieve near-term operational and financial goals that support our long-term business objectives

•  Attract, retain and motivate skilled executives

•  Allow for meaningful pay differentiation tied to performance of individuals and groups

		Cash	Company Payout Percentage (60%)	Adjusted EPS [2] (70%)	This element represented the second-most significant element of compensation for each NEO for 2018. Its focus on near-term performance and the cash nature of the award complements the longer-term, equity-based compensation elements of our program.	+16% (CEO) +7% - +28% (other NEOs)
Adjusted Free Cash Flow-to-Adjusted Net Income Ratio [2] (20%) ROIC [2] (10%)
Personal Payout Percentage (40%)

Fixed Annual Compensation (Salary)	• Provide sufficient fixed compensation to (1) allow a reasonable standard of living relative to peers, and (2) mitigate incentive to pursue inappropriate risk-taking to maximize variable pay	Cash	N/A

•  Base salary should be sufficient to avoid competitive disadvantage while facilitating a sustainable fixed cost structure.

•  We also periodically use fixed cash bonuses for recruitment purposes to attract and compensate high-performing executives.

+3% (CEO) +3% - +12% (other NEOs)

Other Compensation	• Make our total executive compensation plan competitive • Improve cost-effectiveness by delivering perceived value that exceeds our actual costs	Employee benefit plans; perquisites; severance benefits	N/A

•  We believe these elements of compensation make our total executive compensation plan competitive and are generally commensurate with the benefits offered by our peers.

•  We believe the perquisites we offer are cost-effective in that the perceived value is higher than our actual cost, and they help to maximize the amount of time that executives spend on Danaher business.

+4% (CEO) +2 - +6% (other NEOs)

[1]	Only includes NEOs who were named executive officers for all of 2017-2018.
[2]

Adjusted EPS, Adjusted Free Cash Flow-to-Adjusted Net Income Ratio (which we also refer to as “Free Cash Flow Ratio”) and Return-on-Invested Capital (“ROIC”) are financial measures that do not comply with generally accepted accounting principles (“GAAP”). Appendix A to this Proxy Statement quantifies and reconciles these measures to the comparable 2018 GAAP financial measures.

(footnote continued on following page)

DANAHER 2019 PROXY STATEMENT 27

Compensation Discussion and Analysis

Compensation Governance

The Committee recognizes that the success of our executive compensation program over the long-term requires a robust framework of compensation governance. As a result, the Committee regularly reviews external executive compensation practices and trends and incorporates best practices into our executive compensation program:

WHAT WE DO	WHAT WE DON’T DO

Five-year vesting requirement for equity awards (or in the case of PSUs, three-year vesting and a further two-year holding period)	No tax gross-up provisions (except as applicable to management employees generally such as relocation policy)

Incentive compensation programs feature multiple, different performance measures aligned with business strategy	No dividend/dividend equivalents paid on unvested equity awards

Rigorous, no-fault clawback policy that is triggered even in the absence of wrongdoing	No “single trigger” change of control benefits

Minimum one-year vesting requirement for 95% of shares granted under the Company’s stock plan	No active defined benefit pension program since 2003

Stock ownership requirements for all executive officers	No hedging of Danaher securities permitted

Limited perquisites and a cap on CEO/CFO personal aircraft usage	No long-term incentive compensation is denominated or paid in cash

Independent compensation consultant that performs no other services for the Company	No above-market returns on deferred compensation plans

(footnote continued from prior page)

“Adjusted Diluted Earnings Per Share” or “Adjusted EPS” means fully diluted earnings per share from continuing operations for the year ended December 31, 2018 as determined pursuant to GAAP, but excluding the Adjustment Items, and “Adjusted Net Income” means the Company’s net income from continuing operations for the year ended December 31, 2018 as determined pursuant to GAAP, but excluding the Adjustment Items. The Adjustment Items are defined as (1) unusual or infrequently occurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during the performance period and the cumulative effect thereof (the Committee may either apply the changed accounting principle to the performance period, or exclude the impact of the change in accounting principle from the period), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with (i) a business becoming a discontinued operation, (ii) the sale or divestiture (in any manner) of any interest in a business or (iii) the obtaining or losing control of a business, as well as the gains or charges associated with the operation of any business (a) that during 2018 became or becomes a discontinued operation, (b) as to which control is or was lost in 2018, or (c) as to which the Company divested or divests its interest in 2018, (5) gains or charges related to the sale or impairment of assets, (6)(i) all transaction costs directly related to the acquisition of any whole or partial interest in a business, (ii) all restructuring charges directly related to any business as to which the Company acquired a whole or partial interest and incurred within two years of the acquisition date, (iii) all charges and gains arising from the resolution of contingent liabilities related to any business as to which the Company acquired a whole or partial interest and identified as of the acquisition date, (iv) all other charges directly related to the acquisition of any whole or partial interest in a business and incurred within two years of the acquisition date, and (v) all gains and charges associated with any business as to which the Company acquired a whole or partial interest on or after January 1, 2018, (7) the impact of any discrete income tax charges or benefits recorded in the performance period if such charges (or benefits as applicable) in aggregate exceed $10 million during such period, and (8) all non-cash amortization charges; provided, that with respect to the gains and charges referred to in sections (3), (4), (5), (6)(iii) and (6)(iv), only gains or charges that individually or as part of a series of related items exceed $10 million during the performance period are excluded.

“ROIC” or “Return on Invested Capital” is defined as the quotient of (A) the Company’s Adjusted Net Income for the year ended December 31, 2018, excluding after-tax interest expense, divided by (B) the average of the quarter-end balances for each fiscal quarter of 2018 of (a) the sum of (i) the Company’s GAAP total stockholders’ equity and (ii) the Company’s GAAP total short-term and long-term debt; less (b) the Company’s GAAP cash and cash equivalents; but excluding in all cases the impact of (x) any business as to which the Company acquired, sold, divested or obtained or lost control of an interest after December 31, 2017 (related to the interest acquired, sold, divested or as to which control was obtained or lost), and (y) all Adjustment Items (“Adjusted Invested Capital”).

“Adjusted Free Cash Flow-to-Adjusted Net Income Ratio” or “Free Cash Flow Ratio” is defined as (A) the Company’s GAAP operating cash flow from continuing operations for the year ended December 31, 2018, less 2018 purchases of property, plant and equipment from continuing operations; but excluding the cash flow impact of any discrete tax item in excess of $10 million or any item that is excluded from Adjusted Net Income as a result of the Adjustment Items, divided by (B) the Company’s Adjusted Net Income.

28 DANAHER 2019 PROXY STATEMENT

Compensation Discussion and Analysis

Key 2019 Changes to Executive Compensation Program

As noted above, Danaher’s Compensation Committee regularly reviews our executive compensation program with a view toward continuous improvement and consideration of investor feedback. Effective in 2019, the Committee has enhanced the program as follows to reinforce the already-strong linkages between (1) pay and performance, (2) the interests of our shareholders and the interests of our executive officers, and (3) the Company’s strategic plan and executive compensation program:

•	Linking executive compensation metrics to strategic plan.

¡

Prior to 2019, three of Danaher’s four strategic metrics[3] were reflected in our executive compensation program. Beginning in 2019, the Company has moved the ROIC performance metric from our short-term incentive compensation program to our long-term incentive compensation program, and replaced the ROIC metric in the short-term incentive compensation program with a core revenue growth performance metric. The addition of a core revenue growth metric results in all four of Danaher’s strategic financial metrics being reflected in our executive compensation program.

¡

As a result of these changes, the three performance metrics that will determine the Company Payout Percentage in the short-term incentive program will be Adjusted EPS (weighted 60%), Free Cash Flow Ratio (weighted 20%) and Core Revenue Growth (weighted 20%). Adjusted EPS will continue to be weighted most heavily in the formula because the Compensation Committee believes this metric correlates strongly with shareholder returns. In the long-term incentive program, the ROIC performance metric will serve as a modifier to the relative TSR performance metric, potentially adjusting the final payout up or down 10% but not to exceed the maximum cap of 200% of target shares.

•

Enhancing performance orientation of long-term incentive program. In addition, in the long-term incentive compensation program, PSUs will replace RSUs. As a result, the annual target equity award value for executive officers will be entirely performance-based and split evenly between stock options and PSUs.

Risk Considerations

Risk-taking is a necessary part of growing a business, and prudent risk management is necessary to deliver long-term, sustainable shareholder value. The Committee believes that the Company’s executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking. In reaching this conclusion, the Committee considered in particular the following risk-mitigation attributes of our compensation program.

ATTRIBUTE	KEY RISK MITIGATING EFFECT

•   Emphasis on long-term, equity-based compensation

•   Five-year vesting requirement for equity awards (or in the case of PSUs, three-year vesting and a further two-year mandatory holding period)

•   Rigorous, no-fault clawback policy that is triggered even in the absence of wrongdoing

•   Discourages risk-taking that produces short-term results at the expense of building long-term shareholder value

•   Helps ensure executives realize their compensation over time horizon consistent with achieving long-term shareholder value

• Incentive compensation programs feature multiple, complementary performance measures aligned with business strategy	• Mitigates incentive to over-perform with respect to any particular metric at the expense of other metrics

• Cap on annual cash incentive compensation plan payments and on number of shares that may be earned under equity awards	• Mitigates incentive to over-perform with respect to any particular performance period at the expense of future periods

• Stock ownership requirements for all executive officers • No hedging of Danaher securities permitted	• Aligns executives’ economic interests with the long-term interests of our shareholders

• Independent compensation consultant	• Helps ensure advice will not be influenced by conflicts of interest

[3]

Danaher’s strategic priorities are to: enhance its portfolio in attractive science and technology markets through strategic capital allocation; strengthen its competitive advantage through consistent application of the DANAHER BUSINESS SYSTEM (“DBS”) tools; and consistently attract and retain exceptional talent. Danaher measures its progress against these strategic priorities over the long-term based primarily on financial metrics relating to revenue growth, profitability, cash flow and capital returns.

DANAHER 2019 PROXY STATEMENT 29

Compensation Discussion and Analysis

Analysis of 2018 Named Executive Officer Compensation

Overview

In determining the appropriate mix and amount of compensation elements for each NEO for 2018, the Committee considered the factors referred to under “– Named Executive Officer Compensation Framework” (without assigning any particular weight to any factor), exercised its judgment and adopted the compensation elements described above under “Summary – 2018 Executive Compensation.” The graphics below illustrate, for the CEO and separately for the other NEOs in aggregate, the percentage of 2018 compensation that each element of compensation accounted for (based on the amounts reported in the 2018 Summary Compensation Table):

Long-Term Incentive Awards

Target Award Values

In February 2018, the Committee subjectively determined the target dollar value of equity compensation to be delivered to each NEO in 2018, taking into account each of the following factors (none of which was assigned a particular weight by the Committee):

•	the relative complexity and importance of the officer’s position;

•	the officer’s performance record and potential to contribute to future Company performance and assume additional leadership responsibility;

•	the risk/reward ratio of the award amount compared to the length of the related vesting and holding provisions; and

•

the amount of equity compensation necessary to provide sufficient retention incentives in light of (1) compensation levels within the Company’s peer group, and (2) the officer’s historical compensation.

The 2018 equity compensation awards for Danaher’s NEOs tended to be larger than peer awards for comparable positions (except with respect to our CEO, whose 2018 equity compensation award approximated the median of the peer group) because:

•	the competitive demand for our executives requires that we make greater efforts to retain our executives;

•	the vesting and holding periods applicable to our awards have been longer than typical for our peer group;

•	the Committee seeks to have equity-based compensation constitute a significant percentage of total compensation for high-level executives; and

•

unlike many of our peers, we do not provide a defined benefit pension plan for our executives, and therefore our long-term incentive awards represent a particularly important capital accumulation opportunity.

In determining Mr. Joyce’s 2018 equity compensation, the Committee considered in particular the Company’s strong financial and operational performance since Mr. Joyce was appointed President and CEO in 2014. By intent, the Committee has gradually increased his annual equity compensation from a level appropriate for a new CEO to a level that reflects the Company’s positive record of financial and operational performance under his leadership (subject to time-based and performance-based vesting criteria that link the ultimate, realized value of such awards to the Company’s performance over the next several years). The Committee also took into account:

•	the continued, positive results from the integration of the acquisitions of Pall Corporation and Cepheid;

•	the Company’s progress in building a culture of employee engagement; and

•	the Company’s progress in enhancing its culture and capabilities in the area of innovation.

30 DANAHER 2019 PROXY STATEMENT

Compensation Discussion and Analysis

Equity Award Mix

With respect to each of the NEO 2018 equity awards, one-half of the target award value was delivered as stock options, one-quarter as RSUs and one-quarter as PSUs (please see the “Grants of Plan-Based Awards for Fiscal 2018” table below for the grant date fair value of the awards granted to each NEO). The Committee believes that the combination of stock options and full-value awards effectively balances the goals of incentivizing and rewarding shareholder value creation while supporting our talent retention objectives:

•

Stock options and PSUs inherently incentivize shareholder value creation, since option holders realize no value unless our stock price rises after the option grant date and the value of PSUs is tied directly to the Company’s relative TSR performance.

•

Our stock options and RSUs vest over five years and our PSUs are subject to three-year vesting and a further two-year holding period. In aggregate, these periods are longer than typical for our peer group, promote stability and encourage officers to take a long-term view of our performance.

•

The Committee believes our stock option award program in particular has contributed significantly to our strong performance record, which in turn has generally made our stock option awards valuable over the long-term and highly effective in recruiting, motivating and retaining skilled officers.

•

While PSUs and RSUs may offer more modest upside potential than stock options, they are more effective in supporting our talent retention objectives during periods of stock market declines or modest growth.

PSU Performance Criteria

In designing the performance criteria applicable to PSUs, the Committee established threshold, target and maximum performance levels and established a payout percentage curve that relates each level of performance to a payout expressed as a percentage of the target PSUs, as illustrated in the table to the right:

PSU PERFORMANCE LEVEL (RELATIVE TSR RANK WITHIN S&P 500 INDEX)	PAYOUT PERCENTAGE
Below 35th percentile	0%
35th percentile	50%
55th percentile	100%
75th percentile or above	200%

The payout percentages for performance between the performance levels indicated above are determined by linear interpolation. Notwithstanding the above, if the Company’s absolute TSR performance for the period is negative no more than 100% of the target PSUs will vest (regardless of how strong the Company’s performance is on a relative basis), and if the Company’s absolute TSR performance for the period is positive a minimum of 25% of the target PSUs will vest. The Committee chose the S&P 500 Index as the relative TSR comparator group because the index consists of a broad and stable group of companies that represents investors’ alternative capital investment opportunities, reinforcing the linkage between our executive compensation program and the long-term interests of our shareholders.

Any PSUs that vest following the three-year performance period are subject to an additional two-year holding period and are paid out in shares of Company Common Stock following the fifth anniversary of the commencement of the performance period. Vesting is contingent on continued employment throughout the three-year performance period and until the Committee certifies satisfaction of the performance criteria, except that in the event of death during the performance period the executive receives a prorated portion of the target award based on the percentage of the performance period during which the executive was employed, and in the event of retirement (as defined in the Omnibus Plan) during the performance period the executive receives a prorated portion of the shares actually earned based on the percentage of the performance period during which the executive was employed and the Company’s performance over the performance period. Any dividends paid on the Company’s Common Stock during the performance period are credited to PSU accounts, but are only paid out (in cash) to the extent the underlying PSUs vest based on performance and are not paid until the shares underlying the vested PSUs are issued.

PSUs Earned for 2016-2018 Performance Period

PSUs for the 2016-2018 performance period, which ended December 31, 2018, were earned and certified in February 2019 based on an earned payout percentage of 155%, resulting from the Company’s three-year absolute TSR of 44.96% ranking in the 66th percentile relative to the TSRs of the companies in the S&P 500 index as of the beginning of the performance period (January 1, 2016). These PSUs remain subject to a further two-year mandatory holding period that runs through 2020.

DANAHER 2019 PROXY STATEMENT 31

Compensation Discussion and Analysis

Annual Incentive Awards

Overview

The diagram below illustrates the 2018 annual incentive award opportunities the Committee determined for the Company’s NEOs under the Omnibus Plan, each element of which is further described below.

Target Bonus Percentage and Personal Payout Percentage.

In February 2018, the Committee established for each NEO the target bonus percentage and personal performance objectives described below, including quantitative and qualitative objectives as well as objectives based on financial and non-financial measures. The Committee did not assign a particular weighting to any of the objectives. The Committee set the quantitative objectives at levels that, while achievable, would in its opinion require personal performance appreciably above the executive’s prior year performance level.

EXECUTIVE OFFICER	TARGET BONUS PERCENTAGE	2018 PERSONAL PERFORMANCE OBJECTIVES

Thomas P. Joyce, Jr. President and CEO	200%

Consisted of the degree of year-over-year improvement in Danaher’s core revenue, operating margin, earnings per share and free cash flow, particularly as related to recent acquisitions; and qualitative goals relating to portfolio optimization, the Company’s innovation strategy and related product and technology roadmaps, further development of the depth and breadth of talent required to support the Company’s growth and innovation objectives, and continued strengthening of the Company’s executive leadership organization.

Daniel L. Comas Executive Vice President and Former CFO	125%

Consisted of the degree of Danaher’s 2018 core revenue growth, operating profit margin expansion, earnings per share growth and free cash flow growth; and qualitative goals relating to enhancing the leadership and strength of the finance, IT and cyber-security organizations, the quality and volume of the Company’s capital deployment, the breadth of the Company’s capital deployment capabilities and the Company’s portfolio optimization performance.

Rainer M. Blair Executive Vice President	125%

Consisted of the degree of year-over-year improvement in core revenue, operating profit margin and working capital turnover for his business units; return-on-invested-capital performance achieved with respect to acquisitions by his business units; quantitative goals for his business units relating to human resources and talent-related metrics, on-time delivery, manufacturing quality and technology/product innovation; and qualitative goals related to improving the innovation capabilities of his business units, capital deployment, acquisition integration and the development of strategic initiatives for his business units.

William K. Daniel II Executive Vice President	125%

Consisted of the degree of year-over-year improvement in core revenue, operating profit margin and working capital turnover for his business units; return-on-invested-capital performance achieved with respect to acquisitions by his business units; quantitative goals for his business units relating to human resources and talent-related metrics, on-time delivery and manufacturing quality; and qualitative goals relating to capital deployment, acquisition integration, diversity and inclusion, and the development of strategic and innovation-related initiatives for his business units.

Joakim Weidemanis Executive Vice President	115%

Consisted of the degree of year-over-year improvement in core revenue, operating profit margin and working capital turnover for his business units; return-on-invested-capital performance achieved with respect to acquisitions by his business units; quantitative goals for his business units relating to human resources and talent-related metrics, on-time delivery and manufacturing quality; and qualitative goals relating to capital deployment, acquisition integration, the development of strategic plans for his businesses and improving the Company’s analytics, digital and technical capabilities.

32 DANAHER 2019 PROXY STATEMENT

Compensation Discussion and Analysis

Determining Target Bonus Percentage. In determining the target bonus percentage for each NEO, the Committee considered the amount of annual cash incentive compensation awarded to the executive in prior years, the relative complexity and importance of the executive’s position and the amount of annual cash incentive compensation that peer companies would offer such executive. With respect to Mr. Joyce in particular, although the Committee did not target the performance-based portion of his annual cash compensation at any particular percentage of his annual cash compensation, the Committee set his base salary at a level lower, and his target annual bonus opportunity at a level higher, than typical among the Company’s peer companies to help ensure that his annual cash compensation is highly performance-based.

Determining Personal Payout Percentage. Following the end of 2018, the Committee used its judgment and determined for each NEO a Personal Payout Percentage between 0% and 200%. Without assigning any particular weight to any individual factor, the Committee took into account the executive’s execution against his or her personal performance objectives for the year, the executive’s overall performance for the year, the size of the Company Payout Percentage for the year, the amount of annual cash incentive compensation awarded to the executive in prior years and the amount of annual cash incentive compensation that peer companies typically pay to executives serving in comparable roles. The Company awarded Mr. Joyce a Personal Payout Percentage of 150% for 2018, based primarily on his 2018 leadership with respect to the Company’s financial performance, strategic allocation of capital (including the 2018 acquisition of IDT as well as his leadership in positioning the Company to execute a definitive agreement to acquire the Biopharma business of GE Life Sciences, which was announced in early 2019), strengthening of our innovation capabilities and preparing for the stand-up of the Dental business as a publicly-traded company.

Company Payout Percentage

The Company Payout Percentage is based on the Company’s 2018 performance against the Adjusted EPS, Free Cash Flow Ratio and ROIC metrics described above and below and in Appendix A (the “Metrics”). The Committee weights Adjusted EPS most heavily in the formula because it believes Adjusted EPS correlates strongly with shareholder returns, particularly since Adjusted EPS is calculated in a manner that focuses on gains and charges the Committee believes are most directly related to Company operating performance during the period. The Committee also uses Free Cash Flow Ratio to help validate the quality of the Company’s earnings, and ROIC to validate how efficiently and effectively the Company is investing its capital. Beginning in 2019, the Committee has moved the ROIC performance metric to the long-term incentive element of the Company’s executive compensation program (as described above) and in the annual incentive formula has replaced the ROIC metric with a metric based on the Company’s year-over-year core revenue growth. The Committee made the change because it determined (1) that ROIC is a more appropriate performance measure for a long-term incentive program, and (2) to introduce core revenue growth, one of the Company’s key strategic metrics, into the annual incentive formula without increasing the number of annual incentive metrics.

For each of the Metrics, the Committee established threshold, target and maximum levels of Company performance, as well as a payout percentage curve that related each level of performance to a payout based on a percentage of target bonus. The payout percentage was 0% for below-threshold performance and ranged from 50% for threshold performance to 150% (for Free Cash Flow Ratio and ROIC) or 200% (for Adjusted EPS) for performance that equaled or exceeded the maximum. Under all Metrics, target performance yielded a payout percentage of 100%. The payout percentages for performance between threshold and target, or between target and maximum, respectively, were determined by linear interpolation. In determining the target performance level and payout percentage curve for the Metrics, the Committee considered historical performance data for the Company and its peer group, analyst consensus earnings estimates for the Company’s peer group, the Company’s annual budget and macroeconomic/end-market trends. For each Metric, the Committee set the performance target at a level it believed would represent attractive financial performance within our industry and would be reasonably achievable while requiring what it believed would be outstanding performance to achieve the maximum payout level. The 2018 Adjusted EPS target was set within the 2018 earnings guidance range provided to the Company’s investors at the beginning of 2018.

Following the end of 2018, the Company Payout Percentage was calculated as follows:

2018 PERFORMANCE/PAYOUT MATRIX
METRIC	THRESHOLD PERFORMANCE LEVEL	TARGET PERFORMANCE LEVEL	MAXIMUM PERFORMANCE LEVEL	ACTUAL PERFORMANCE LEVEL	PAYOUT% (BEFORE WEIGHTING)	METRIC WEIGHTING	WEIGHTED PAYOUT %

Adjusted EPS	$3.63	$4.27	$4.70	$4.51	155.6%	70%	109.2%

Free Cash Flow Ratio	81%	103%	125%	105.5%	105.6%	20%	21.2%

ROIC	7.5%	8.9%	9.6%	9.3%	128.4%	10%	12.8%

Company Payout Percentage:							143% (as rounded)

DANAHER 2019 PROXY STATEMENT 33

Compensation Discussion and Analysis

Composite Payout Percentage

The Company Payout Percentage and Personal Payout Percentage were calculated for each NEO, weighted accordingly and added to yield the officer’s Composite Payout Percentage. The Composite Payout Percentage was multiplied by the NEO’s target bonus amount to yield the executive’s award amount for the year. The 2018 annual cash incentive compensation awards for each of the NEOs are set forth in the Summary Compensation Table.

Base Salaries

The Committee reviews base salaries for executive officers in February or March of each year and in connection with promotions. In February 2018, the Committee subjectively determined 2018 base salaries for the NEOs, as set forth in the Summary Compensation Table. Without giving specific weight to any particular factor, the Committee used the prior year’s base salary as the initial basis of consideration and then considered the individual factors described under “– Named Executive Officer Compensation Framework,” focusing on the relative complexity and importance of the executive’s role within Danaher, the market value of the executive’s role and the executive’s performance in the prior year. Given that base salary is one of the elements in the formula for determining annual cash incentive compensation, the Committee also considered how changes in base salary would impact annual cash incentive compensation.

Other Compensation

Severance Benefits. We have entered into Proprietary Interest Agreements with each of our NEOs that include post-employment restrictive covenant obligations and (except for Messrs. Blair and Weidemanis) provide for severance payments under certain circumstances. Mr. Joyce’s agreement also provides for additional cash payments and the pro rata acceleration of the time-based vesting applicable to his outstanding equity awards if the Company terminates his employment without cause. Danaher’s Senior Leader Severance Pay Plan, which each of the NEOs participates in, also provides for severance payments under certain circumstances. We believe the post-employment restrictive covenant obligations included in these agreements are critical in protecting our proprietary assets, and that the severance payments payable upon a termination without cause are generally commensurate with the severance rights our peers offer executives in comparable roles.

EDIP. Each NEO participates in the Amended and Restated Danaher Corporation & Subsidiaries Executive Deferred Incentive Program, or EDIP. The EDIP is a shareholder-approved, non-qualified, unfunded excess contribution (and until December 31, 2018, voluntary deferred compensation) program available to selected members of our management; for a summary of the plan, please see “Summary of Employment Agreements and Plans – Supplemental Retirement Program.” We have used the EDIP to tax-effectively contribute amounts to executives’ retirement accounts and give our executives an opportunity to defer taxes on cash compensation and realize tax-deferred, market-based notional investment growth on their deferrals. The amount we contribute annually to the executives’ EDIP accounts is set at a level that we believe is competitive with comparable plans offered by other companies in our industry. EDIP participants do not fully vest in such amounts contributed by Danaher until they have participated in the program for 15 years or have reached age 55 with at least five years of service with Danaher. Beginning in 2019, the EDIP no longer provides for voluntary deferrals and instead executive officers and other selected members of our management may defer cash compensation under the new Deferred Compensation Plan; please see “Summary of Employment Agreements and Plans – Deferred Compensation Plan”.

Other Benefits and Perquisites. All of our executives are eligible to participate in our employee benefit plans, including our group medical, dental, vision, disability, accidental death and dismemberment, life insurance, flexible spending and 401(k) plans. These plans are generally available to all U.S. salaried employees and do not discriminate in favor of executive officers. In addition, the Committee makes certain perquisites available to the NEOs; please see the footnotes to the Summary Compensation Table for additional details. The Committee has also adopted a policy prohibiting any tax reimbursement or gross-up provisions in our executive compensation program (except under a policy applicable to management employees generally such as a relocation policy).

Named Executive Officer Compensation Framework

Danaher’s compensation program is grounded on the principle that each executive must consistently demonstrate exceptional personal performance in order to remain a Danaher executive. Within the framework of this principle and the other objectives discussed above, the Committee exercises its judgment in making executive compensation decisions. The factors that generally shape particular executive compensation decisions (none of which are assigned any particular weight by the Committee) are the following:

•

The relative complexity and importance of the executive’s position within Danaher. To ensure that the most senior executives are held most accountable for long-term operating results and changes in shareholder value, the Committee believes that both the amount and “at-risk” nature of compensation should increase with the relative complexity and significance of an executive’s position.

•	The executive’s record of performance, long-term leadership potential and tenure.

34 DANAHER 2019 PROXY STATEMENT

Compensation Discussion and Analysis

•

Danaher’s performance. Our cash incentive compensation varies annually to reflect near-term changes in operating and financial results. Our long-term compensation is closely aligned with long-term shareholder value creation, both by tying the ultimate value of the awards to long-term shareholder returns and because of the length of time executives are required to hold the awards before realizing their value.

•

Our assessment of pay levels and practices in the competitive marketplace. The Committee considers market practice in determining pay levels and compensation design to ensure that our costs are sustainable relative to peers and compensation is appropriately positioned to attract and retain talented executives. We have a history of successfully applying the Danaher Business System, or DBS, to deliver strong operating performance and create shareholder value, and we devote significant resources to training our executives in DBS. In addition, given our expectations regarding future growth, our Board and Committee have engaged a group of NEOs whom we believe are capable of leading a significantly larger company. As a result of these factors, we believe that our executives are particularly valued by other companies, which creates a high degree of retention risk.

The philosophy and goals of our compensation program have remained consistent over time, although the Committee considers the factors above within the context of the then-prevailing economic environment and may adjust the terms and/or amounts of compensation accordingly so that they continue to support our objectives.

For a description of the role of the Company’s executives and the Committee’s independent compensation consultant in the executive compensation process, please see “Corporate Governance – Board of Directors and Committees of the Board – Compensation Committee.”

Peer Group Compensation Analysis

The Committee does not target a specific competitive position versus the market or peer companies in determining the compensation of our executives because in light of the Company’s diverse mix of businesses, strict targeting of a specified compensation posture would not appropriately reflect the unique nature of our business portfolio or the degree of difficulty in leading the Company and key functions. However, the Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure that our executive compensation program supports our recruitment and retention needs and is fair and efficient. As a result, the Committee has worked with FW Cook to develop a peer group for purposes of assessing competitive compensation practices, and periodically reviews compensation data for the peer group derived from publicly filed proxy statements.

Executive Compensation Peer Group Prior To July 2018

Prior to July 2018, the Company’s peer group consisted of the companies set forth below, which is the same as the Company’s 2017 peer group:

3M Company	Dover Corp.	Stryker Corporation

Abbott Laboratories	Ecolab Inc.	Thermo Fisher Scientific Inc.

Baxter International, Inc.	E. I. Du Pont De Nemours and Company	United Technologies Corp.

Becton Dickinson & Co.	Honeywell International Inc.	Zimmer Biomet Holdings

Boston Scientific Corporation	Medtronic Inc.

The Committee selected companies for inclusion in this peer group based on (1) the extent to which they compete with us in one or more lines of business, for executive talent and for investors, and (2) comparability of revenues, market capitalization, net income, total assets and number of employees. The table below sets forth for this peer group and Danaher information regarding revenue, net income and total assets (based on the most recently reported four quarters for each company as of June 1, 2018), market capitalization (as of June 1, 2018) and employee headcount (based on each company’s most recent fiscal year end as of June 1, 2018), in each case derived from the Standard & Poor’s Capital IQ database.

	($ IN MILLIONS)
	REVENUE	MARKET CAPITALIZATION	NET INCOME (BEFORE UNUSUAL OR INFREQUENTLY OCCURRING ITEMS AND DISCONTINUED OPERATIONS)	TOTAL ASSETS	EMPLOYEES AT END OF LAST FISCAL YEAR
75th percentile	$31,174	$111,434	$2,122	$72,034	98,750
Median	$17,378	$75,398	$1,484	$46,675	59,200
25th percentile	$10,984	$41,626	$741	$20,521	35,233
Danaher	$18,819	$70,269	$2,553	$47,145	67,000
Danaher percentile rank	52%	48%	81%	50%	53%

DANAHER 2019 PROXY STATEMENT 35

Compensation Discussion and Analysis

The peer group compensation data that the Committee reviewed prior to July 2018 in connection with its executive compensation decisions estimated the 25th, median and 75th percentile positions among our peers with respect to base salary, annual cash incentive compensation (target and actual), total annual cash compensation (target and actual), long-term incentive compensation, total direct compensation (target and actual), all other compensation, annual change in pension value and above-market interest on non-qualified deferred compensation, and actual total compensation, in each case with respect to each respective NEO position.

Executive Compensation Peer Group As Of July 2018

The Committee periodically reviews the companies included in the peer group to ensure that the peer group remains appropriate. In 2018, the Committee evaluated the existing peer group with the assistance of FW Cook (using the same selection criteria described above) and replaced Dover Corp. with Roper Corporation, primarily because Roper’s business model compares more closely to Danaher’s than does Dover’s business model. The Committee believes that the new peer group remains comparable to Danaher with respect to the financial metrics noted above and better reflects Danaher’s current portfolio of businesses. The table below sets forth for this peer group and Danaher information regarding revenue, net income and total assets (based on the most recently reported four quarters for each company as of June 1, 2018), market capitalization (as of June 1, 2018) and employee headcount (based on each company’s most recent fiscal year end as of June 1, 2018), in each case derived from the Standard & Poor’s Capital IQ database.

	($ IN MILLIONS)
	REVENUE	MARKET CAPITALIZATION	NET INCOME (BEFORE UNUSUAL OR INFREQUENTLY OCCURRING ITEMS AND DISCONTINUED OPERATIONS)	TOTAL ASSETS	EMPLOYEES AT END OF LAST FISCAL YEAR
75th percentile	$30,356	$113,704	$2,392	$70,972	93,152
Median	$18,076	$75,398	$1,683	$46,574	47,700
25th percentile	$12,136	$42,014	$973	$21,646	26,950
Danaher	$18,819	$70,269	$2,553	$47,145	67,000
Danaher percentile rank	51%	48%	77%	50%	59%

The peer group compensation data that the Committee reviewed during and after July 2018 in connection with its executive compensation decisions was substantially similar to the peer group compensation data described above that the Committee used prior to July 2018.

Long-Term Incentive Compensation Grant Practices

The Committee grants equity awards under Danaher’s Omnibus Plan, which is described in “Summary of Employment Agreements and Plans – 2007 Omnibus Incentive Plan.” Executive equity awards are approved at regularly scheduled Committee meetings (typically scheduled in advance of the calendar year in which they occur), at the time of an executive hire or promotion or upon identification of a specific retention concern. The grant date of equity awards approved by the Committee is either the date of Committee approval or a date subsequent to the approval date as specified by the Committee. The timing of equity awards has not been coordinated with the release of material non-public information. The Committee’s general practice is to approve annual equity awards to executives at the Committee’s regularly scheduled meeting in February, when the Committee reviews the performance of the executive officers and typically determines the other components of executive compensation.

The target dollar value attributable to PSUs and RSUs is translated into a target number of PSUs and RSUs, respectively, using a fair market value equal to the average closing price over a twenty trading-day period, to avoid the potential volatility impact of using a single-day closing price. The target dollar value attributable to stock options is translated into a number of stock options based on (1) a fair market value equal to the average closing price over a twenty trading-day period, and (2) the other Black Scholes inputs used for the first grant date of the calendar year (but using the full 10-year term of the option as the assumed life). The exercise price for stock option awards granted under the Omnibus Plan equals the closing price of Danaher’s Common Stock on the date of grant (or on the immediately preceding trading day if the date of grant is not a trading day). Since these valuation methodologies are not the same as the FASB ASC Topic 718 grant date fair value used for accounting purposes, the equity award target dollar values are not the same as the equity award grant date fair values reflected in the Summary Compensation Table and other compensation tables.

36 DANAHER 2019 PROXY STATEMENT

Compensation Discussion and Analysis

Stock Ownership-Related Policies

Stock Ownership Requirements

To further align management and shareholder interests and discourage inappropriate or excessive risk-taking, our stock ownership policy requires each executive officer to obtain a substantial equity stake in Danaher within five years of his or her appointment to an executive position, as follows:

TITLE	STOCK OWNERSHIP MULTIPLE

Chief Executive Officer	5 times base salary

Executive Vice President	3 times base salary

Senior Vice President	2 times base salary

WHAT COUNTS AS OWNERSHIP:	WHAT DOES NOT COUNT AS OWNERSHIP:

•   Shares in which the executive or his or her spouse or child has a direct or indirect interest

•   Notional shares of Danaher stock in the EDIP or DCP

•   Shares held in a 401(k) plan

•   Unvested RSUs/PSUs (based on target number of shares until vested and then based on the actual number of vested shares)

• Unexercised stock options

Once an executive officer has acquired a number of Company shares that satisfies the ownership multiple then applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the officer’s salary increases or the fair market value of such shares subsequently changes) until he or she is promoted to a higher level. Each NEO serving as an executive officer as of December 31, 2018 was in compliance with the stock ownership requirements as of such date.

Pledging Policy

Danaher’s Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Danaher Common Stock that he or she directly or indirectly owns and controls (other than shares pledged as of February 21, 2013), and provides that pledged shares of Danaher Common Stock do not count toward Danaher’s stock ownership requirements. No NEO has pledged any shares of Danaher Common Stock.

Hedging Policy

Danaher policy prohibits Danaher employees (including the NEOs) and directors from engaging in any transactions involving a derivative of a Danaher security, including hedging transactions.

Recoupment Policy

To further discourage inappropriate or excessive risk-taking, the Committee has adopted a rigorous, “no-fault” recoupment (or clawback) policy applicable to Danaher’s executive officers, other individuals who serve on the Danaher Leadership Team (which consists primarily of Company corporate officers) and certain other employees (the “covered persons”). Under the policy, in the event of a material restatement of Danaher’s consolidated financial statements (other than any restatement required pursuant to a change in applicable accounting rules), Danaher’s Board may, to the extent permitted by law and to the extent it determines that it is in Danaher’s best interests to do so, in addition to all other remedies available to Danaher require reimbursement or payment to Danaher of:

•

the portion of any annual incentive compensation payment awarded to any covered person within the three year period prior to the date such material restatement is first publicly disclosed that would not have been awarded had the consolidated financial statements that are the subject of such restatement been correctly stated (except that the Board has the right to require reimbursement of the entire amount of any such annual incentive compensation payment from any covered person whose fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement); and

•

all gains from equity awards granted on or after March 15, 2009 realized by any covered person during the twelve-month period immediately following the original filing of the consolidated financial statements that are the subject of such restatement, if the covered person’s fraud or other intentional misconduct in the Board’s judgment alone or with others caused such restatement.

DANAHER 2019 PROXY STATEMENT 37

Compensation Discussion and Analysis

In addition, the stock plans in which Danaher’s executive officers participate contain provisions for recovering awards upon certain circumstances. Under the terms of the Company’s Omnibus Plan, if an employee is terminated for gross misconduct, the administrator may terminate up to all of the participant’s unexercised or unvested equity awards. In addition, under the terms of the EDIP, if termination of an employee’s participation in the plan resulted from the employee’s gross misconduct, the administrator may determine that the employee’s vesting percentage is zero with respect to all balances that were contributed by Danaher.

Regulatory Considerations

Section 162(m) generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to certain executive officers. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million is not deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

We review the tax impact of our executive compensation on the Company as well as on the executive officers. In addition, we review the impact of our compensation programs against other considerations, such as accounting impact, shareholder alignment, market competitiveness, effectiveness and perceived value to employees. Because many different factors influence a well-rounded, comprehensive and effective executive compensation program, some of the compensation we provide to our executive officers is not deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

This report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into any prior or subsequent filing by Danaher under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Danaher specifically incorporates this report by reference therein.

The Compensation Committee of Danaher Corporation’s Board has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors

Donald J. Ehrlich (Chair)

Walter G. Lohr, Jr.

Alan G. Spoon

38 DANAHER 2019 PROXY STATEMENT

COMPENSATION TABLES AND INFORMATION

2018 Summary Compensation Table

The following table sets forth the 2018 compensation of our President and Chief Executive Officer, Executive Vice President and Former Chief Financial Officer and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2018, also known as our “named executive officers.” Mr. Comas retired as Chief Financial Officer effective December 31, 2018, and Matthew R. McGrew succeeded him as Chief Financial Officer effective January 1, 2019. Mr. Comas remains an Executive Vice President of the Company.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)	STOCK AWARDS ($)(2)	OPTION AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(1)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
Thomas P. Joyce, Jr. President and CEO	2018	$1,236,000	0	$5,516,165	$4,478,180	$3,604,176	0	$526,520	$15,361,041
	2017	$1,200,000	0	$5,559,897	$4,413,654	$3,100,000	$6,863	$505,927	$14,786,341
	2016	$1,100,000	0	$4,095,424	$3,762,923	$3,500,000	$11,867	$498,587	$12,968,801
Daniel L. Comas, Executive Vice President and Former CFO	2018	$932,639	0	$2,151,910	$1,746,670	$1,704,398	0	$311,600	$6,847,217
	2017	$905,476	0	$2,168,648	$1,721,412	$1,600,000	$5,203	$294,764	$6,695,503
	2016	$862,357	0	$1,830,931	$1,682,232	$1,666,505	$9,196	$271,662	$6,322,883
Rainer M. Blair, Executive Vice President	2018	$700,000	0	$1,655,066	$1,343,570	$1,275,750	0	$114,981	$5,089,367
	2017	$625,000	0	$1,390,207	$1,103,517	$1,000,000	0	$112,539	$4,231,263
William K. Daniel II, Executive Vice President	2018	$812,650	0	$2,068,562	$1,679,390	$1,440,423	0	$173,668	$6,174,693
	2017	$773,953	0	$1,946,104	$1,544,841	$1,300,000	0	$165,556	$5,730,454
	2016	$730,144	0	$1,589,854	$1,460,842	$1,337,989	0	$110,968	$5,229,797
Joakim Weidemanis, Executive Vice President	2018	$660,000	0	$1,434,246	$1,164,350	$1,076,262	0	$104,496	$4,439,354
(1)

The following table sets forth the amount, if any, of salary and/or non-equity incentive compensation that each named executive officer deferred into the EDIP with respect to each of the years reported above:

NAME OF OFFICER	AMOUNT OF SALARY DEFERRED INTO EDIP ($)			AMOUNT OF NON-EQUITY INCENTIVE COMPENSATION DEFERRED INTO EDIP ($)
	2018	2017	2016	2018	2017	2016

Thomas P. Joyce, Jr.	$308,654	$299,038	$274,135	$901,044	$775,000	$875,000

Daniel L. Comas	-	-	-	-	-	-

Rainer M. Blair	-	-	N/A	-	-	N/A

William K. Daniel II	$121,674	$115,840	$109,274	$360,106	-	-

Joakim Weidemanis	-	N/A	N/A	$322,879	N/A	N/A

(2)	The amounts reflected in these columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for equity grants made in the applicable year:

•

With respect to stock options, the grant date fair value under FASB ASC Topic 718 has been calculated using the Black-Scholes option pricing model, based on the following assumptions (and assuming no forfeitures):

NAME OF OFFICER	DATE OF GRANT	RISK-FREE INTEREST RATE	STOCK PRICE VOLATILITY RATE	DIVIDEND YIELD	OPTION LIFE

Joyce, Comas, Blair, Daniel, Weidemanis	February 24, 2018	2.82%	21.52%	0.63%	8.0 years

Joyce, Comas, Blair, Daniel	February 24, 2017	2.18%	18.18%	0.65%	8.0 years

Joyce, Comas, Daniel	February 24, 2016	1.60%	24.70%	0.62%	8.0 years

DANAHER 2019 PROXY STATEMENT 39

Compensation Tables and Information

•

During the periods reflected in the Summary Compensation Table, one-quarter of each executive officer’s annual equity award was granted in the form of restricted stock units and one-quarter was granted in the form of performance stock units that vest based on the Company’s TSR ranking relative to the S&P 500 Index over a three-year performance period (the balance of each annual equity award was granted in stock options). With respect to restricted stock units, the grant date fair value under FASB ASC Topic 718 was calculated based on the number of shares of Common Stock underlying the RSU, times the closing price of the Common Stock on the date of grant (but discounted to account for the fact that RSUs do not accrue dividend rights prior to vesting and distribution). With respect to performance stock units, the grant date fair value under FASB ASC Topic 718 has been calculated based on the probable outcome of the applicable performance conditions and a Monte Carlo simulation valuation model modified to reflect an illiquidity discount (as a result of the mandatory two-year post-vesting holding period), using the following significant assumptions (since the performance criteria applicable to the performance stock units is considered a “market condition,” footnote disclosure of the award’s potential maximum value is not required):

ASSUMPTION	2018		2017
	MONTE CARLO SIMULATION	ILLIQUIDITY DISCOUNT	MONTE CARLO SIMULATION	ILLIQUIDITY DISCOUNT

Danaher’s expected volatility	16.15%	16.26%	16.27%	16.91%

Average volatility of peer group	25.22%	N/A	25.49%	N/A

Risk free interest rate	2.34%	2.24%	1.34%	1.12%

Dividend yield	0%	0.56%	0%	0.58%

(3)

For each applicable named executive officer, the amount set forth in this column (if any) represents the aggregate change in the actuarial present value of the officer’s accumulated benefit under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan (“Pension Plan”) between the respective plan measurement dates. The material assumptions used in quantifying the present value of the accumulated benefit at each of December 31, 2017 and December 31, 2018 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 3.65% for the plan measurement date of December 31, 2017 and 3.8% for the plan measurement date of December 31, 2018; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rates as set forth in Note 11 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on Form 10-K for the year ended December 31, 2018. In 2018, the actuarial present value of the applicable, accumulated benefit under the Pension Plan declined by $884 with respect to Mr. Joyce and by $1,905 with respect to Mr. Comas. We do not provide any above-market or preferential earnings on compensation that is deferred.

(4)	The following table describes the elements of compensation included in “All Other Compensation” for 2018:

NAME	COMPANY 401(K) CONTRIBUTIONS ($)	COMPANY EDIP CONTRIBUTIONS ($)	OTHER ($)		TOTAL 2018 ALL OTHER COMPENSATION ($)

Thomas P. Joyce, Jr.	$19,356	$360,000	$147,164	(a)	$526,520

Daniel L. Comas	$19,356	$203,732	$88,512	(b)	$311,600

Rainer M. Blair	$19,356	$80,625	$15,000	(c)	$114,981

William K. Daniel II	$19,356	$139,312	$15,000	(c)	$173,668

Joakim Weidemanis	$19,356	$85,140	0		$104,496

(a)

Includes $125,000 relating to personal use of the Company’s aircraft, plus amounts related to tickets to entertainment events, tax preparation/professional services, parking expenses and an annual physical exam. The incremental cost to the Company of the personal aircraft use is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (including costs related to fuel, on-board catering, maintenance expenses related to operation of the plane during the year, landing and parking fees, navigation fees, related ground transportation, crew accommodations and meals and supplies) per flight hour for the particular aircraft for the year, net of any applicable employee reimbursement. Since the aircraft are used primarily for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries, aircraft insurance premiums, hangar lease payments, the lease or acquisition cost of the aircraft, exterior paint and other maintenance, inspection and capital improvement costs intended to cover a multiple-year period. Mr. Joyce’s annual perquisite allowance for personal use of the Company aircraft is limited to $125,000 annually and Mr. Joyce is required to reimburse the Company for any personal use of the aircraft in a particular year in excess of $125,000.

(b)

Includes $50,000 relating to personal use of Danaher’s aircraft, plus amounts related to tickets to entertainment events, tax preparation/professional services, parking expenses and an annual physical exam. The incremental cost to the Company of the personal aircraft use is calculated in the same manner as set forth in Footnote 4(a) above. During the period set forth in the Summary Compensation Table, Mr. Comas’ annual perquisite allowance for personal use of the Company aircraft was limited to $50,000 annually and Mr. Comas was required to reimburse the Company for any personal use of the aircraft in a particular year in excess of $50,000.

(c)	Consists of tax preparation/professional services.

40 DANAHER 2019 PROXY STATEMENT

Compensation Tables and Information

Grants of Plan-Based Awards for Fiscal 2018

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers in 2018.

			COMMITTEE APPROVAL DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#) (2)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/ SHARE)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($) (3)
NAME		GRANT DATE		THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)

Thomas P. Joyce, Jr.	Annual cash incentive compensation	2/20/2018	2/20/2018	$1,236,000	$2,472,000	$4,721,520	-	-	-	-	-	-
	Stock options(4)	2/24/2018	2/20/2018	-	-	-	-	-	-	154,420	$99.33	$4,478,180
	Restricted stock units(5)	2/24/2018	2/20/2018	-	-	-	-	25,480	-	-	-	$2,491,434
	Performance stock units(6)	2/24/2018	2/20/2018	-	-	-	6,370	25,480	50,960	-	-	$3,024,731

Daniel L. Comas	Annual cash incentive compensation	2/20/2018	2/20/2018	$582,900	$1,165,799	$2,226,676	-	-	-	-	-	-
	Stock options(4)	2/24/2018	2/20/2018	-	-	-	-	-	-	60,230	$99.33	$1,746,670
	Restricted stock units(5)	2/24/2018	2/20/2018	-	-	-	-	9,940	-	-	-	$971,933
	Performance stock units(6)	2/24/2018	2/20/2018	-	-	-	2,485	9,940	19,880	-	-	$1,179,977

Rainer M. Blair	Annual cash incentive compensation	2/20/2018	2/20/2018	$437,500	$875,000	$1,671,250	-	-	-	-	-	-
	Stock options(4)	2/24/2018	2/20/2018	-	-	-	-	-	-	46,330	$99.33	$1,343,570
	Restricted stock units(5)	2/24/2018	2/20/2018	-	-	-	-	7,645	-	-	-	$747,528
	Performance stock units(6)	2/24/2018	2/20/2018	-	-	-	1,911	7,645	15,290	-	-	$907,538

William K. Daniel II	Annual cash incentive compensation	2/20/2018	2/20/2018	$507,907	$1,015,813	$1,940,203	-	-	-	-	-	-
	Stock options(4)	2/24/2018	2/20/2018	-	-	-	-	-	-	57,910	$99.33	$1,679,390
	Restricted stock units(5)	2/24/2018	2/20/2018	-	-	-	-	9,555	-	-	-	$934,288
	Performance stock units(6)	2/24/2018	2/20/2018	-	-	-	2,389	9,555	19,110	-	-	$1,134,274

Joakim Weidemanis	Annual cash incentive compensation	2/20/2018	2/20/2018	$379,500	$759,000	$1,449,690	-	-	-	-	-	-
	Stock options(4)	2/24/2018	2/20/2018	-	-	-	-	-	-	40,150	$99.33	$1,164,350
	Restricted stock units(5)	2/24/2018	2/20/2018	-	-	-	-	6,625	-	-	-	$647,793
	Performance stock units(6)	2/24/2018	2/20/2018	-	-	-	1,656	6,625	13,250	-	-	$786,454

(1)

These columns relate to 2018 cash award opportunities under the Omnibus Plan. Please see “Summary of Employment Agreements and Plans—2007 Omnibus Incentive Plan” for a description of such plan. The amounts actually paid pursuant to these 2018 award opportunities are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	These columns relate to equity awards granted under the Omnibus Plan, the terms of which apply to all of the equity awards described in this table.

(3)

Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718. For the assumptions used in determining the grant date fair value under FASB ASC Topic 718, please see Footnote 2 to the Summary Compensation Table.

(4)	For a description of the vesting terms of the award, please see Footnote 3 to the Outstanding Equity Awards at 2018 Fiscal Year-End Table.

(5)	For a description of the vesting terms of the award, please see Footnote 6 to the Outstanding Equity Awards at 2018 Fiscal Year-End Table.

(6)	For a description of the vesting terms of the award, please see Footnote 5 to the Outstanding Equity Awards at 2018 Fiscal Year-End Table.

DANAHER 2019 PROXY STATEMENT 41

Compensation Tables and Information

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table summarizes outstanding equity awards for each named executive officer as of December 31, 2018. All of the awards set forth in the table below are governed by the terms and conditions of the Omnibus Plan.

		OPTION AWARDS					STOCK AWARDS

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE(1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE(1)		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(1)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)

Thomas P. Joyce, Jr	2/24/2018	-	154,420	(3)	$99.33	2/24/2028	-		-	-		-

	2/24/2017	-	213,220	(3)	$86.08	2/24/2027	-		-	-		-

	2/24/2016	-	198,676	(3)	$65.95	2/24/2026	-		-	-		-

	2/24/2015	-	164,111	(3)	$65.83	2/24/2025	-		-	-		-

	9/9/2014	25,209	25,210	(3)	$57.91	9/9/2024	-		-	-		-

	2/24/2014	35,272	35,272	(3)	$57.90	2/24/2024	-		-	-		-

	7/30/2013	99,516	-		$50.80	7/30/2023	-		-	-		-

	2/21/2013	87,444	-		$46.13	2/21/2023	-		-	-		-

	2/24/2018	-	-		-	-	-		-	50,960	(4)	$5,279,456

	2/24/2018	-	-		-	-	-		-	25,480	(6)	$2,627,498

	2/24/2017	-	-		-	-	-		-	59,710	(4)	$6,220,588

	2/24/2017	-	-		-	-	29,855	(7)	$3,078,648	-		-

	2/24/2016	-	-		-	-	50,820	(8)	$5,322,379	-		-

	2/24/2016	-	-		-	-	32,787	(7)	$3,380,995	-		-

	2/24/2015	-	-		-	-	27,081	(7)	$2,792,593	-		-

	9/9/2014	-	-		-	-	10,083	(7)	$1,039,759	-		-

	2/24/2014	-	-		-	-	14,109	(7)	$1,454,920	-		-
Daniel L. Comas	2/24/2018	-	60,230	(3)	$99.33	2/24/2028	-		-	-		-

	2/24/2017	-	83,160	(3)	$86.08	2/24/2027	-		-	-		-

	2/24/2016	-	88,819	(3)	$65.95	2/24/2026	-		-	-		-

	2/24/2015	-	84,402	(3)	$65.83	2/24/2025	-		-	-		-

	5/15/2014	74,718	37,360	(5)	$56.70	5/15/2024	-		-	-		-

	2/24/2014	39,682	39,682	(3)	$57.90	2/24/2024	-		-	-		-

	2/21/2013	98,379	-		$46.13	2/21/2023	-		-	-		-

	2/23/2012	85,386	-		$40.45	2/23/2022	-		-	-		-

	2/24/2018	-	-		-	-	-		-	19,880	(4)	$2,059,568

	2/24/2018	-	-		-	-	-		-	9,940	(6)	$1,025,013

	2/24/2017	-	-		-	-	-		-	23,290	(4)	$2,426,352

	2/24/2017	-	-		-	-	11,645	(7)	$1,200,832	-		-

	2/24/2016	-	-		-	-	22,720	(8)	$2,379,466	-		-

	2/24/2016	-	-		-	-	14,658	(7)	$1,511,533	-		-

	2/24/2015	-	-		-	-	13,931	(7)	$1,436,565	-		-

	5/15/2014	-	-		-	-	14,944	(9)	$1,541,025	-		-

	2/24/2014	-	-		-	-	15,874	(7)	$1,636,927	-		-

42 DANAHER 2019 PROXY STATEMENT

Compensation Tables and Information

		OPTION AWARDS					STOCK AWARDS

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE(1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE(1)		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(1)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Rainer M. Blair	2/24/2018	-	46,330	(3)	$99.33	2/24/2028	-		-	-		-

	2/24/2017	-	53,310	(3)	$86.08	2/24/2027	-		-	-		-

	2/24/2016	-	35,067	(5)	$65.95	2/24/2026	-		-	-		-

	11/15/2015	7,148	14,299	(5)	$70.75	11/15/2025	-		-	-		-

	2/24/2015	6,447	12,898	(5)	$65.83	2/24/2025	-		-	-		-

	5/15/2014	14,958	7,481	(5)	$56.70	5/15/2024	-		-	-		-

	2/24/2014	8,820	2,208	(10)	$57.90	2/24/2024	-		-	-		-

	11/1/2013	7,127	-		$54.93	11/1/2023	-		-	-		-

	2/21/2013	13,672	-		$46.13	2/21/2023	-		-	-		-

	2/24/2018	-	-		-	-	-		-	15,290	(4)	$1,584,044

	2/24/2018	-	-		-	-	-		-	7,645	(6)	$788,352

	2/24/2017	-	-		-	-	-		-	14,930	(4)	$1,555,407

	2/24/2017	-	-		-	-	7,465	(7)	$769,791	-		-

	2/24/2016	-	-		-	-	11,571	(9)	$1,193,202	-		-

	11/15/2015	-	-		-	-	4,717	(9)	$486,417	-		-

	2/24/2015	-	-		-	-	4,258	(9)	$439,085	-		-

	5/15/2014	-	-		-	-	2,990	(9)	$308,329	-		-

	2/24/2014	-	-		-	-	882	(11)	$90,952	-		-
William K. Daniel II	2/24/2018	-	57,910	(3)	$99.33	2/24/2028	-		-	-		-

	2/24/2017	-	74,630	(3)	$86.08	2/24/2027	-		-	-		-

	2/24/2016	-	77,130	(3)	$65.95	2/24/2026	-		-	-		-

	2/24/2015	-	72,687	(3)	$65.83	2/24/2025	-		-	-		-

	5/15/2014	67,252	33,626	(5)	$56.70	5/15/2024	-		-	-		-

	2/24/2014	33,070	33,071	(3)	$57.90	2/24/2024	-		-	-		-

	2/21/2013	68,323	-		$46.13	2/21/2023	-		-	-		-

	2/23/2012	78,849	-		$40.45	2/23/2022	-		-	-		-

	2/23/2011	85,315	-		$37.51	2/23/2021	-		-	-		-

	2/24/2018	-	-		-	-	-		-	19,110	(4)	$1,979,796

	2/24/2018	-	-		-	-	-		-	9,555	(6)	$985,312

	2/24/2017	-	-		-	-	-		-	20,900	(4)	$2,177,362

	2/24/2017	-	-		-	-	10,450	(7)	$1,077,604	-		-

	2/24/2016	-	-		-	-	19,729	(8)	$2,066,218	-		-

	2/24/2016	-	-		-	-	12,728	(7)	$1,312,511	-		-

	2/24/2015	-	-		-	-	11,994	(7)	$1,236,821	-		-

	5/15/2014	-	-		-	-	13,450	(9)	$1,386,964	-		-

	2/24/2014	-	-		-	-	13,230	(7)	$1,364,278	-		-

DANAHER 2019 PROXY STATEMENT 43

Compensation Tables and Information

		OPTION AWARDS					STOCK AWARDS

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE(1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE(1)		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(1)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Joakim Weidemanis	2/24/2018	-	40,150	(3)	$99.33	2/24/2028	-		-	-		-

	2/24/2017	-	42,650	(5)	$86.08	2/24/2027	-		-	-		-

	11/15/2016	-	38,510	(5)	$79.63	11/15/2026	-		-	-		-

	2/24/2016	-	35,067	(5)	$65.95	2/24/2026	-		-	-		-

	2/24/2016	-	11,689	(5)	$65.95	2/24/2026	-		-	-		-

	2/24/2015	6,641	13,286	(5)	$65.83	2/24/2025	-		-	-		-

	5/15/2014	14,958	7,481	(5)	$56.70	5/15/2024	-		-	-		-

	2/24/2014	13,232	3,310	(10)	$57.90	2/24/2024	-		-	-		-

	2/21/2013	10,935	-		$46.13	2/21/2023	-		-	-		-

	2/21/2013	9,573	-		$46.13	2/21/2023	-		-	-		-

	2/23/2012	9,467	-		$40.45	2/23/2022	-		-	-		-

	11/4/2011	19,834	-		$36.87	11/4/2021	-		-	-		-

	2/24/2018	-	-		-	-	-		-	13,250	(4)	$1,372,700

	2/24/2018	-	-		-	-	-		-	6,625	(6)	$683,170

	2/24/2017	-	-		-	-	-		-	11,950	(4)	$1,244,951

	2/24/2017	-	-		-	-	5,975	(9)	$616,142	-		-

	11/15/2016	-	-		-	-	12,710	(9)	$1,310,655	-		-

	2/24/2016	-	-		-	-	3,862	(9)	$398,249	-		-

	2/24/2016	-	-		-	-	11,571	(9)	$1,193,202	-		-

	2/24/2015	-	-		-	-	4,386	(9)	$452,284	-		-

	5/15/2014	-	-		-	-	2,990	(9)	$308,329	-		-

	2/24/2014	-	-		-	-	1,323	(11)	$136,428	-		-

(1)

With respect to the unexercisable options and unvested PSUs and RSUs reflected in the table above, the footnotes below describe the vesting terms applicable to the entire award of which such options, PSUs or RSUs are a part.

(2)

Market value is calculated based on (a) the closing price of Danaher’s Common Stock on December 31, 2018 as reported on the NYSE ($103.12 per share) times the number of shares, plus (b) in the case of PSUs, the amount of cash dividend equivalent rights attached to the respective PSUs and accrued as of December 31, 2018.

(3)	The option award was granted subject to time-based vesting conditions such that one-half of the award became or becomes exercisable on each of the fourth and fifth anniversaries of the grant date.

(4)

The number of shares of Common Stock that vest pursuant to the PSU award is based on the Company’s total shareholder return (TSR) ranking relative to the S&P 500 Index over a three-year performance period. Payout at 100% of the target level requires that the Company achieve above-median performance and rank at the 55th percentile of the S&P 500 Index, while the PSUs pay out at 200% for performance that equals or exceeds the 75th percentile, 50% for performance at the 35th percentile and zero percent for performance below the 35th percentile. The payout percentages for performance between the performance levels are determined by linear interpolation. Notwithstanding the above, if the Company’s absolute TSR performance for the period is negative a maximum of 100% of the target PSUs will vest (regardless of how strong the Company’s performance is on a relative basis), and if the Company’s absolute TSR performance for the period is positive a minimum of 25% of the target PSUs will vest. Any PSUs that vest following the three-year performance period are subject to an additional two-year holding period and are paid out in shares of Company Common Stock following the fifth anniversary of the commencement of the performance period. In the case of the PSUs granted in 2017 and 2018, the number of PSU shares and payout value reported in the table reflect maximum-level performance.

44 DANAHER 2019 PROXY STATEMENT

Compensation Tables and Information

(5)

The option award was granted subject to time-based vesting conditions such that one-third of the award became or becomes exercisable on each of the third, fourth and fifth anniversaries of the grant date.

(6)

The RSU award was granted subject to (A) time-based vesting conditions such that one-half of the award vests on each of the fourth and fifth anniversaries of the grant date, and (B) performance-based vesting conditions requiring that with respect to each time-based vesting tranche, Danaher complete four consecutive fiscal quarters of positive net income during the period beginning January 1, 2018 and ending on or prior to the date on which the time-based vesting criteria applicable to such tranche are scheduled to be satisfied and the Compensation Committee certifies that the foregoing performance criteria has been satisfied. Subsequent to December 31, 2018, Danaher’s Compensation Committee certified that the performance-based vesting conditions applicable to the award have been satisfied

(7)

The RSU award was granted subject to both time-based and performance-based vesting conditions and prior to December 31, 2018, Danaher’s Compensation Committee certified that the performance-based vesting conditions applicable to the award have been satisfied. Pursuant to the time-based vesting conditions, one-half of the award vests or vested on each of the fourth and fifth anniversaries of the grant date.

(8)

The number of shares and market value reported in the table reflect actual performance, since the three-year performance period for these PSU awards has concluded. These PSU awards were subject to the performance criteria set forth in Footnote 4, vested when the Company’s Compensation Committee certified the level of performance achieved, and remain subject to a holding period that concludes on the fifth anniversary of the commencement of the applicable performance period.

(9)

The RSU award was granted subject to both time-based and performance-based vesting conditions and prior to December 31, 2018, Danaher’s Compensation Committee certified that the performance-based vesting conditions applicable to the award have been satisfied. Pursuant to the time-based vesting conditions, one-third of the award vests or vested on each of the third, fourth and fifth anniversaries of the grant date.

(10)	The option award was granted subject to time-based vesting conditions such that one-fifth of the award became or becomes exercisable on each of the first five anniversaries of the grant date.

(11)

The RSU award was granted subject to both time-based and performance-based vesting conditions, and prior to December 31, 2018, Danaher’s Compensation Committee certified that the performance-based vesting conditions applicable to the award have been satisfied. Pursuant to the time-based vesting conditions, one-fifth of the award vests or vested on each of the first five anniversaries of the grant date.

Option Exercises and Stock Vested During Fiscal 2018

The following table summarizes stock option exercises and the vesting of stock awards with respect to our named executive officers in 2018.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($) (1)	NUMBER OF SHARES ACQUIRED ON VESTING (#) (2)	VALUE REALIZED ON VESTING ($) (2)
Thomas P. Joyce, Jr.	196,996	$12,313,667	99,499	$9,927,059
Daniel L. Comas	207,419	$14,052,229	70,000	$6,915,064
Rainer M. Blair	51,080	$3,055,471	20,194	$2,036,172
William K. Daniel II	234,152	$18,231,958	57,136	$5,649,592
Joakim Weidemanis	0	$0	8,658	$858,467

(1)	Calculated by multiplying the number of shares acquired times the difference between the exercise price and the market price of Danaher Common Stock at the time of exercise.

DANAHER 2019 PROXY STATEMENT 45

Compensation Tables and Information

(2)

Includes the PSU award shares set forth in the table below, which (together with the related cash dividend equivalent rights) following vesting remain subject to a mandatory holding period that extends until the end of 2020. “Value Realized on Vesting” is calculated based on (a) the number of shares vested times the closing price of Danaher’s Common Stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day), plus (b) in the case of PSUs, the amount of cash dividend equivalent rights attached to the respective PSUs and accrued as of the vesting date.

NAME	NUMBER OF PSU SHARES THAT VESTED	VALUE REALIZED ON VESTING

Thomas P. Joyce, Jr.	37,914	$3,741,354

Daniel L. Comas	19,504	$1,924,655

Rainer M. Blair	-	-

William K. Daniel II	16,792	$1,657,035

Joakim Weidemanis	-	-

Potential Payments Upon Termination or Change-of-Control as of 2018 Fiscal Year-End

The following table describes the payments and benefits that each named executive officer would be entitled to receive upon termination of employment or in connection with a change-of-control of Danaher. The amounts set forth below assume that the triggering event occurred on December 31, 2018. Where benefits are based on the market value of Danaher’s Common Stock, we have used the closing price of Danaher’s Common Stock as reported on the NYSE on December 31, 2018 ($103.12 per share). In addition to the amounts set forth below, upon any termination of employment each officer would also be entitled to:

•

receive all payments generally provided to salaried employees on a non-discriminatory basis upon termination, such as accrued salary, life insurance proceeds (for any termination caused by death), unused vacation and 401(k) Plan distributions;

•

potentially receive an annual cash incentive compensation award pursuant to the Omnibus Plan, since under the terms of the award a participant who remains employed through the end of the annual performance period is eligible for an award under the plan;

•

receive accrued, vested balances under the EDIP and the Cash Balance Plan, if applicable, (provided that under the EDIP, if an employee’s employment terminates as a result of gross misconduct, the administrator may determine that the employee’s vesting percentage with respect to all Danaher contributions is zero); and

•

exercise vested stock options (provided that under the terms of the Omnibus Plan, if an employee is terminated for gross misconduct, the administrator may terminate up to all of the participant’s unexercised or unvested equity awards). The terms of the Cash Balance Plan, EDIP and Omnibus Plan are described under “Summary of Employment Agreements and Plans.”

46 DANAHER 2019 PROXY STATEMENT

Compensation Tables and Information

NAMED EXECUTIVE OFFICER	BENEFIT	TERMINATION/CHANGE-OF-CONTROL EVENT (1)
		TERMINATION WITHOUT CAUSE	RETIREMENT	DEATH (2)
Thomas P. Joyce, Jr.	Value of unvested stock options that would be accelerated (3)(4)	$15,293,260	$11,926,901	$20,457,751
	Value of unvested RSUs and PSUs that would be accelerated (3)(4)	$15,121,369	$17,795,517	$17,584,174
	Benefits continuation (5)	$17,370	-	-
	Cash payments under Proprietary Interest Agreement/Senior Leader Severance Pay Plan (4)	$7,369,334	-	-
	Total:	$37,801,333	$29,722,418	$38,041,925
Daniel L. Comas	Value of unvested stock options that would be accelerated (3)	-	$5,598,388	$11,622,742
	Value of unvested RSUs and PSUs that would be accelerated (3)	-	$7,678,088	$9,810,332
	Benefits continuation (5)	$17,610	-	-
	Cash payments under Proprietary Interest Agreement/Senior Leader Severance Pay Plan (6)	$932,639	-	-
	Total:	$950,249	$13,276,476	$21,433,074
Rainer M. Blair	Value of unvested stock options that would be accelerated	-	-	$3,778,372
	Value of unvested RSUs and PSUs that would be accelerated	-	-	$3,481,833
	Benefits continuation (5)	$17,370	-	-
	Cash payments under Senior Leader Severance Pay Plan (6)	$700,000	-	-
	Value of unvested EDIP balance that would be accelerated (7)	-	-	$432,215
	Total:	$717,370	-	$7,692,420
William K. Daniel II	Value of unvested stock options that would be accelerated	-	-	$10,124,984
	Value of unvested RSUs and PSUs that would be accelerated	-	-	$8,593,937
	Benefits continuation (5)	$17,370	-	-
	Cash payments under Proprietary Interest Agreement/Senior Leader Severance Pay Plan (6)	$812,650	-	-
	Value of unvested EDIP balance that would be accelerated (7)	-	-	$520,872
	Total:	$830,020	-	$19,239,793
Joakim Weidemanis	Value of unvested stock options that would be accelerated	-	-	$4,513,826
	Value of unvested RSUs and PSUs that would be accelerated	-	-	$4,251,393
	Benefits continuation (5)	$17,610	-	-
	Cash payments under Senior Leader Severance Pay Plan (6)	$660,000	-	-
	Value of unvested EDIP balance that would be accelerated (7)	-	-	$428,784
	Total:	$677,610	-	$9,194,003

The values reflected in the table above and the footnotes below relating to the acceleration of stock options, RSUs and PSUs reflect the intrinsic value (that is, the value based on the price of Danaher’s Common Stock, and in the case of stock options minus the exercise price) of the options, RSUs and PSUs (with respect to PSUs, assuming target-level performance in the case of death before the end of the relevant performance period and actual performance in the case of death at the conclusion of the relevant performance period, as applicable, and in the case of retirement, termination without cause or change-of-control, if applicable, assuming actual performance for 2016 PSUs and maximum-level performance for 2017 and 2018 PSUs) that would vest or would have vested as a result of the specified event of termination or change-of-control occurring as of December 31, 2018. With respect to PSUs, the values reflected in the table above and the footnotes below also include the amount of cash dividend equivalent rights attached to the respective PSUs and accrued as of December 31, 2018.

(1)

For a description of the treatment upon a change-of-control of outstanding equity awards granted under the Omnibus Plan, please see “Summary of Employment Agreements and Plans.” The tabular disclosure assumes that upon a change-of-control of Danaher (as defined in the Omnibus Plan), Danaher’s Board does not accelerate the vesting of any unvested RSUs, PSUs or stock options held by the named executive officers. If a change-of-control had occurred as of December 31, 2018 and Danaher’s Board had allowed all of the unvested RSUs, PSUs and stock options held by the named executive officers to accelerate, the intrinsic value of the stock options, RSUs and PSUs held by these officers that would have been

DANAHER 2019 PROXY STATEMENT 47

Compensation Tables and Information

accelerated would have been as follows (no tax reimbursement or gross-up payments would have been triggered by such accelerations): Stock options: Mr. Joyce, $20,457,751; Mr. Comas, $11,622,742; Mr. Blair, $3,778,372; Mr. Daniel, $10,124,984; and Mr. Weidemanis, $4,513,826. RSUs and PSUs: Mr. Joyce, $23,631,127; Mr. Comas, $12,160,082; Mr. Blair, $5,657,436; Mr. Daniel, $10,802,007; and Mr. Weidemanis, $6,416,798.

(2)

The terms of the Omnibus Plan provide for accelerated vesting of a participant’s stock options and a pro rata portion of a participant’s RSUs and PSUs (at target value) if the participant dies during employment. For a description of these provisions under the Omnibus Plan, please see “Summary of Employment Agreements and Plans.”

(3)

If Mr. Joyce or Mr. Comas had retired as of December 31, 2018, each would have qualified for “early retirement” treatment under the terms of the Omnibus Plan, which provides for continued vesting of a pro rata portion of the participant’s stock options, RSUs and PSUs (based on the actual performance level achieved) upon early retirement. For a description of these provisions under the Omnibus Plan, please see “Summary of Employment Agreements and Plans.”

(4)

Under the terms of the Proprietary Interest Agreement that Mr. Joyce has entered into with Danaher, upon a termination without cause Mr. Joyce would be entitled to (a) acceleration of the time-based vesting for a pro rata portion of his outstanding equity awards, and (b) certain cash payments. For a summary of the provisions relating thereto (and a summary of his post-employment restrictive covenant obligations), please see “Summary of Employment Agreements and Plans.” Under the terms of such agreement, following a termination without cause or retirement Mr. Joyce would not receive any payout pursuant to his PSU awards until completion of the performance and holding periods and determination of actual performance levels.

(5)	Please see “Summary of Employment Agreements and Plans” for a description of the benefits each officer would be entitled to under Danaher’s Senior Leader Severance Pay Plan.

(6)

Please see “Summary of Employment Agreements and Plans” for a description of the cash payments each officer would be entitled to if Danaher terminates the officer’s employment without cause, as well as a description of the post-employment restrictive covenant obligations of each officer. The amounts set forth in the table assume that the officer would have executed Danaher’s standard release in connection with any termination without cause.

(7)	Under the terms of the EDIP, upon a participant’s death the unvested portion of the Company contributions that have been credited to the participant’s EDIP account would immediately vest.

2018 Nonqualified Deferred Compensation

The table below sets forth for each named executive officer information regarding (1) participation in the EDIP, and (2) PSUs that vested in 2018 and remain subject to a mandatory holding period that extends until the end of 2020. There were no withdrawals by or distributions to any of the named executive officers from the EDIP in 2018. For a description of the EDIP, please see “Summary of Employment Agreements and Plans—Supplemental Retirement Program”; for a description of the PSUs, please see “Compensation Discussion and Analysis—Analysis of 2018 Named Executive Officer Compensation – Long-Term Incentive Awards.”

NAME	PLAN NAME		EXECUTIVE CONTRIBUTIONS IN LAST FY ($)(1)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)(2)		AGGREGATE EARNINGS IN LAST FY ($)(3)		AGGREGATE BALANCE AT LAST FYE ($)(4)
Thomas P. Joyce, Jr.	EDIP Vested PSUs	(5)	$1,083,654 -	$ $	360,000 3,741,354	- $ $	84,372 255,920	$ $	14,908,640 3,997,273
Daniel L. Comas	EDIP Vested PSUs	(5)	-	$ $	203,732 1,924,655	$ $	474,405 131,652	$ $	4,629,275 2,056,307
Rainer M. Blair	EDIP		-		$80,625		$69,477		$660,359
William K. Daniel II	EDIP Vested PSUs	(5)	$121,674 -	$ $	139,312 1,657,035	$ $	139,006 113,346	$ $	3,276,811 1,770,381
Joakim Weidemanis	EDIP		$225,000		$85,140		$15,115		$1,817,659

(1)	Consists of contributions to the EDIP of the following amounts reported in the Summary Compensation Table:

NAME	2018 SALARY (REPORTED IN SUMMARY COMPENSATION TABLE FOR 2018)	NON-EQUITY INCENTIVE PLAN COMPENSATION EARNED WITH RESPECT TO 2017 BUT DEFERRED IN 2018 (REPORTED IN SUMMARY COMPENSATION TABLE FOR 2017)
Thomas P. Joyce, Jr.	$308,654	$775,000
Daniel L. Comas	-	-
Rainer M. Blair	-	-
William K. Daniel II	$121,674	-
Joakim Weidemanis	-	N/A

48 DANAHER 2019 PROXY STATEMENT

Compensation Tables and Information

(2)

The EDIP amounts set forth in this column are included as 2018 compensation under the “All Other Compensation” column in the 2018 Summary Compensation Table. The PSU amounts set forth in this column (including related cash dividend equivalent rights) are included in the “Stock Awards-Value Realized on Vesting” column in the “Option Exercises and Stock Vested During Fiscal 2018” table.

(3)

None of the amounts set forth in this column are included as compensation in the 2018 Summary Compensation Table. For a description of the EDIP earnings rates, please see “Summary of Employment Agreements and Plans.” The table below shows each notional earnings option that was available under the EDIP as of December 31, 2018 and the rate of return for each such option for the calendar year ended December 31, 2018 (the rate of return is net of investment management fees, fund expenses and administrative charges, as applicable):

EDIP INVESTMENT OPTION	RATE OF RETURN FROM JANUARY 1, 2018 THROUGH DECEMBER 31, 2018 (%)	EDIP INVESTMENT OPTION	RATE OF RETURN FROM JANUARY 1, 2018 THROUGH DECEMBER 31, 2018 (%)
Fidelity® Investments Money Market Government Portfolio – Institutional Class	1.76%	Fidelity® Low-Priced Stock Commingled Pool	-10.82%
BlackRock LifePath® Index 2020 Fund	-5.70%	T. Rowe Price Large Cap Core Growth Separate Account	2.74%
BlackRock LifePath® Index 2025 Fund	-7.10%	Small/Mid Cap Equity Index Fund	-19.70%
BlackRock LifePath® Index 2030 Fund	-8.30%	Large Cap Equity Index Fund	-13.00%
BlackRock LifePath® Index 2035 Fund	-9.50%	PIMCO Inflation Response Multi-Asset Fund Institutional	-3.71%
BlackRock LifePath® Index 2040 Fund	-10.60%	Dodge & Cox International Stock Fund	-17.98%
BlackRock LifePath® Index 2045 Fund	-11.30%	Managed Income Portfolio II Class 3	2.06%
BlackRock LifePath® Index 2050 Fund	-11.70%	The London Company Income Equity Separate Account	-3.00%
BlackRock LifePath® Index 2055 Fund	-11.70%	International Equity Index Fund	-11.60%
BlackRock LifePath® Index 2060 Fund	-11.70%	Bond Fund	-0.28%
BlackRock LifePath® Index Retirement Fund	-5.10%	Bond Index Fund	1.00%
The Danaher Corporation Stock Fund	11.73%	Active Small Cap Equity Fund	-8.41%
Cohen & Steers Realty Shares Fund	-4.19%	PIMCO All Asset Fund Institutional Class	-4.98%

(4)

Of these balances, the following EDIP amounts were reported in the Summary Compensation Table for previous years: Mr. Joyce, $4,041,827; Mr. Comas, $582,577; Mr. Blair, $139,930; Mr. Daniel, $709,664; and Mr. Weidemanis, $85,140.

(5)

Represents PSUs that vested in February 2018 but thereafter remain subject to a mandatory holding period that extends until the end of 2020. The dollar value reported under “Registrant Contributions in Last FY” is based on (a) the number of PSU shares vested times the closing price of Danaher’s Common Stock as reported on the NYSE on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day), plus (b) the amount of cash dividend equivalent rights attached to the respective PSUs and accrued as of the vesting date. The dollar value reported under “Aggregate Balance at Last FYE” is based on (x) the number of PSU shares vested times the closing price of Danaher’s Common Stock as reported on the NYSE on December 31, 2018, plus (y) the amount of cash dividend equivalent rights attached to the respective PSUs and accrued as of December 31, 2018. The dollar value reported under “Aggregate Earnings in Last FY” is equal to the difference between the award value as of December 31, 2018 and the award value as of respective vesting date.

2018 Pension Benefits

The table below shows as of December 31, 2018, the present value of accumulated benefits payable to the named executive officers, as applicable, under the Cash Balance Plan of the Danaher Corporation & Subsidiaries Pension Plan (the “Cash Balance Plan”), which is the only defined benefit pension plan in which any of the named executive officers participates. The Cash Balance Plan is part of the Danaher Corporation & Subsidiaries Pension Plan, a funded pension plan qualified under Section 401(a) of Section 162(m) of the Internal Revenue Code (the” Code”). Prior to the inception of the Cash Balance Plan in 1997, Danaher made annual contributions to the defined contribution retirement plans of substantially all of its United States salaried employees, in an amount equal to 3% of the employee’s annual, eligible base salary. From 1997 through 2003, in lieu of these contributions, Danaher credited the same level of contributions to the Cash Balance Plan for each covered employee. As of December 31, 2003, the plan was frozen with respect to substantially all participants under the plan (including Messrs. Joyce and Comas) and no further contributions will be made with respect to such participants under the plan. All accrued benefits under the plan for these participants became 100% vested as of such date. All account balances under the plan with respect to these participants (including Messrs. Joyce and Comas) now increase each year at a rate equal to the annual rate of interest on 30-year Treasury securities for the month of November immediately preceding the applicable plan year. Upon termination of employment, a participant receives his or her vested accrued benefit in cash or as an annuity (based on the participant’s election).

The material assumptions used in quantifying the present value of the accumulated benefit at December 31, 2018 are as follows: an interest crediting rate (applied from the plan measurement date until normal retirement age) of 3.8%; a retirement age of 65, which is normal retirement age under the Cash Balance Plan; payment of the accrued obligations in a lump sum upon retirement; and the discount rates as set forth in Note 11 to Danaher’s consolidated financial statements included in Danaher’s Annual Report on

DANAHER 2019 PROXY STATEMENT 49

Compensation Tables and Information

Form 10-K for the year ended December 31, 2018. There were no payments made to any named executive officers under the Cash Balance Plan in 2018.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT($)(2)
Thomas P. Joyce, Jr.	Cash Balance Plan of Danaher Corporation & Subsidiaries Pension Plan	7.0	$128,852
Daniel L. Comas	Cash Balance Plan of Danaher Corporation & Subsidiaries Pension Plan	7.0	$82,357
Rainer M. Blair	-	-	-
William K. Daniel II	-	-	-
Joakim Weidemanis	-	-	-

(1)	Represents the number of years the named executive officer participated in the Cash Balance Plan before it was frozen in 2003 with respect to new Danaher contributions.

(2)	Calculated as of December 31, 2018, the pension plan measurement date used in Danaher’s financial statements as of and for the year ended December 31, 2018.

Equity Compensation Plan Information

All data set forth in the table below is as of December 31, 2018.

PLAN CATEGORY (1)	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))
	(a)		(b) (2)	(c)
Equity compensation plans approved by security holders(3)	23,795,688	(4)	$71.07	59,382,308	(5)
Equity compensation plans not approved by security holders	0		-	0
Total	23,795,688	(4)	$71.07	59,382,308	(5)

(1)

Table does not include (a) 12,287 shares of Danaher Common Stock issuable pursuant to outstanding restricted stock units granted under the Pall Corporation 2012 Stock Compensation Plan, as amended (the “Pall Plan”), which Danaher assumed in connection with the acquisition of Pall Corporation in 2015, or (b) 216,636 shares of Danaher Common Stock issuable pursuant to outstanding stock options (which had a weighted average exercise price of $53.23 per share as of December 31, 2018) and 114,863 shares of Danaher Common Stock issuable pursuant to outstanding restricted stock units, in each case granted under the Cepheid 2006 Equity Incentive Plan, as amended and the Cepheid 2015 Equity Incentive Plan (collectively, the “Cepheid Plans”), which Danaher assumed in connection with the acquisition of Cepheid in 2016. No further awards may be granted under the Pall Plan or either of the Cepheid Plans.

(2)

The RSUs that have been issued under our equity compensation plans (and under the Pall Plan and Cepheid Plans) do not require a payment by the recipient to us at the time of vesting. The phantom shares under the Non-Employee Directors’ Deferred Compensation Plan (which is a sub-plan under the Omnibus Plan) at distribution are converted into shares of Danaher Common Stock and distributed to the participant at no additional cost. In addition, under the EDIP, if a participant receives their EDIP distribution in shares of Danaher Common Stock, the participant’s EDIP balance is converted into shares of Danaher Common Stock and distributed to the participant at no additional cost. As such, the weighted-average exercise price in column (b) does not take these awards into account.

(3)

Consists of the Omnibus Plan (including the Non-Employee Directors’ Deferred Compensation Plan) and the EDIP. With respect to PSUs that are outstanding under the Omnibus Plan, if the related performance criteria have not been certified as of the date of the table, this column reflects the maximum number of shares issuable pursuant to these awards; and if the performance criteria have been certified as of the date of the table, this column reflects the earned number of shares issuable pursuant to these awards.

(4)

Consists of 22,196,437 shares attributable to the Omnibus Plan and 1,599,251 shares attributable to the EDIP. Under the terms of the EDIP, upon distribution of a participant’s EDIP balance the participant may elect to receive his or her distribution in cash, shares of Danaher Common Stock or a combination of cash and shares of Danaher Common Stock (except that any portion of a participant’s account that is subject to the Danaher Common Stock earnings rate must be distributed in shares of Danaher Common Stock). For purposes of this table, we have assumed that all EDIP balances as of December 31, 2018 would be distributed in Danaher Common Stock.

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Compensation Tables and Information

(5)

Consists of 57,813,913 shares available for future issuance under the Omnibus Plan and 1,568,395 shares available for future issuance under the EDIP. See “Summary of Employment Agreements and Plans” for a description of the types of awards issuable under the Omnibus Plan.

Pay Ratio Disclosure

Provided below is information about the relationship of the annual total compensation of Thomas P. Joyce, Jr., our President and Chief Executive Officer, and the annual total compensation of the median of our employees other than Mr. Joyce. The pay ratio set forth below is a reasonable estimate calculated in a manner consistent with applicable SEC rules. In light of the numerous different methodologies, assumptions, adjustments and estimates that companies may apply as permitted under the SEC rules, this information should not be used as a basis for comparison between different companies.

For 2018, our last completed fiscal year:

•	the annual total compensation of Mr. Joyce, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $15,361,041;

•	the annual total compensation of the median of all Danaher employees (other than Mr. Joyce) was $73,425; and

•	the ratio of the annual total compensation of Mr. Joyce to the annual total compensation of the median of all other Company employees was 209 to 1.

For purposes of the 2018 CEO pay ratio set forth above, we used the same median employee identified with respect to our 2017 CEO pay ratio, as there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure.

DANAHER 2019 PROXY STATEMENT 51

SUMMARY OF EMPLOYMENT AGREEMENTS AND PLANS

Following is a description of (1) named executive officer employment-related agreements, and (2) the cash incentive compensation, equity compensation, non-qualified deferred compensation and severance pay plans in which Danaher’s named executive officers participate. Each of these plans allows the plan administrator to exercise certain discretion in the administration of the plan, and as a result the plan administrator may administer the plan in a different manner from period to period, or in a different manner with respect to different plan participants, in each case to the extent permitted under the applicable plan.

Employment Agreements

Named Executive Officer Proprietary Interest Agreements

We have entered into an agreement with each of Messrs. Joyce, Comas, Blair, Daniel and Weidemanis under which each such officer is subject to certain covenants designed to protect Danaher’s proprietary interests (each, a “Proprietary Interest Agreement”). Except as set forth below, the terms of the agreements to which each such named executive officer is a party are substantially the same. During and for specified periods after the officer’s employment with us, subject to certain customary exceptions, the officer is prohibited from disclosing or improperly using any of our confidential information; making any disparaging comments about us; competing with us; selling to or soliciting purchases from our customers and prospective customers with respect to products and services about which the officer has particular knowledge or expertise; hiring or soliciting any of our current or recent employees, or otherwise assisting or encouraging any of our employees to leave us; interfering with our vendor relationships; or developing competing products or services. Each officer also agrees that with limited exceptions all intellectual property that the officer develops in connection with the officer’s employment with us belongs to us, and assigns us all rights the officer may have in any such intellectual property.

Under the Proprietary Interest Agreements (except for Messrs. Blair’s and Weidemanis’ agreements, which provide for no cash consideration), if we terminate the officer’s employment without cause the officer is entitled to an amount equal to nine months of base salary, plus severance pay equal to three months’ salary if the officer signs our standard form of release at the time of termination. These amounts would be paid out over twelve months according to the normal payroll cycle. Under the agreement, “cause” is generally defined as the officer’s (a) dishonesty, fraud or other willful misconduct or gross negligence; (b) conviction of or pleading guilty or no contest to a felony, misdemeanor (other than a traffic violation) or other crime that would impair his ability to perform his duties or Danaher’s reputation; (c) refusal or willful failure to satisfactorily perform his duties or comply with our standards, policies or procedures; (d) material breach of the agreement; (e) death; or (f) termination because of illness that results in the officer’s absence from work on a full-time basis for twelve consecutive months.

In connection with Mr. Joyce’s promotion to President and CEO in September 2014, we amended his Proprietary Interest Agreement to provide that if Danaher terminates Mr. Joyce’s employment without cause, in addition to the 12 months of base salary already provided for under the agreement and as additional consideration for Mr. Joyce’s obligations under the agreement, Danaher will (1) pay him an amount equal to the average of the annual cash incentive compensation awards paid to him with respect to the three most recent, completed calendar years prior to the date of termination (the “Three-Year Average Annual Bonus”), (2) pay him an amount equal to a prorated portion of the Three-Year Average Annual Bonus (capped at 250% of his annual base salary rate as of the termination date), based on the number of days he is employed by Danaher in the year of termination divided by 365, and (3) accelerate the time-based vesting applicable to his outstanding equity awards such that a pro rata portion of such awards will be deemed vested, based on the number of days between the grant date and termination date divided by the total number of days in the original vesting term of the award. All other provisions of Mr. Joyce’s Proprietary Interest Agreement remain the same.

Directors’ and Officers’ Indemnification and Insurance

Danaher’s Certificate of Incorporation requires it to indemnify to the full extent authorized or permitted by law any person made, or threatened to be made a party to any action or proceeding by reason of his or her service as a director or officer of Danaher, or by reason of serving at Danaher’s request as a director or officer of any other entity, subject to certain exceptions. Danaher’s Bylaws provide for similar indemnification rights. In addition, each of Danaher Corporation’s directors and executive officers has executed an indemnification agreement with Danaher that provides for substantially similar indemnification rights and under which Danaher has agreed to pay expenses in advance of the final disposition of any such indemnifiable proceeding. Danaher also has in effect directors and officers liability insurance covering all of Danaher’s directors and officers.

2007 Omnibus Incentive Plan

General. The Compensation Committee of the Board of Directors of Danaher (the “Administrator”) administers the Omnibus Plan. The following awards may be granted under the Omnibus Plan: stock options, SARs, restricted stock, RSUs and other stock-based awards

52 DANAHER 2019 PROXY STATEMENT

Summary of Employment Agreements and Plans

(including PSUs), as such terms are defined in the Omnibus Plan, as well as cash-based awards (collectively, all such awards are referred to as “awards”).

Award Limits. 126,846,408 shares of Common Stock have been authorized for issuance under the Omnibus Plan (the “Maximum Share Limit”). Under the terms of the plan, (1) each share of Common Stock subject to a full value award and granted before February 28, 2017 counts against the Maximum Share Limit as one share of Common Stock, (2) each share of Common Stock subject to a full value award and granted after February 28, 2017 counts against the Maximum Share Limit as 3.56 shares of Common Stock, and (3) if after February 28, 2017 any full value award expires, is canceled, forfeited, cash-settled, exchanged or assumed by a third party or terminates for any other reason, in each case without a distribution of shares of Common Stock to the participant, each share of Common Stock available under that award is added back to the Maximum Share Limit as 3.56 shares of Common Stock. The plan caps the number of shares of Common Stock that may be awarded to any individual in any calendar year (1) under options or SARs at 1,000,000, and (2) under any other type of award intended to be “qualified performance based compensation” under Section 162(m) at 500,000, provided that these caps are doubled in the initial year of hire. Cash-based awards under the plan are subject to an annual limit of $10 million (which amount is doubled in the initial year of hire) per employee participant. The plan also caps the annual cash and equity compensation (based on grant date fair value) that may be awarded to any individual, non-management director at $800,000 ($1,300,000 for any non-management Board chair or vice chair (or similar role)).

Prohibition on Share Recycling. The following shares of Common Stock do not again become available for awards or increase the number of shares available for grant under the plan: shares of Common Stock (1) tendered by the participant or withheld by the Company in payment of the purchase price of an option or SAR, (2) tendered by the participant or withheld by the Company to satisfy any tax withholding obligation under the plan, (3) repurchased by the Company with proceeds received from the exercise of an option, or (4) subject to a SAR that are not issued in connection with the stock settlement of that SAR upon its exercise.

Minimum Vesting Requirement. All equity awards granted following the date of the Company’s 2017 annual meeting are subject to a minimum one-year vesting or performance requirement, except that (1) up to five percent (5%) of the Maximum Share Limit under the plan may be issued without regard to this minimum vesting period, (2) this minimum vesting period does not apply in the event of death, disability, retirement or other terminations of employment or service, and (3) the Administrator may waive the minimum vesting requirement in the event of a substantial corporate change.

Performance Rules. Awards under the Omnibus Plan may be subject to time-based and/or performance-based vesting conditions.

Retirement and Other Terminations of Employment. Except in certain countries where different terms apply and subject to certain terms and conditions set forth in the Omnibus Plan or the applicable award agreement (including the overall term of the award), in general:

•

upon retiring after reaching age 65, (1) a participant’s unvested options continue to vest and, together with any options that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth anniversary of the retirement date, (2) any RSUs granted during or after 2015 that are unvested as of the retirement date continue to vest according to their terms, and (3) with respect to PSUs, the participant receives a prorated portion of the shares actually earned based on the Company’s performance over the performance period; and

•

solely with respect to awards granted during or after 2015, upon retiring after reaching age 55 and completing ten years of service with Danaher, (1) a pro rata portion of the participant’s unvested options continue to vest and, together with any options that are vested as of the retirement date, remain outstanding and (once vested) may be exercised until the fifth anniversary of the retirement date, (2) a pro rata portion of any RSUs that are unvested as of the retirement date continue to vest according to their terms, and (3) with respect to PSUs, the participant receives a prorated portion of the shares actually earned based on the Company’s performance over the performance period.

Upon terminations of employment other than retirement (as defined under the Omnibus Plan), unless the Administrator determines otherwise any options or SARs that are vested as of a participant’s termination of employment (including any options or SARs the vesting of which accelerates as a result of the participant’s death) will remain exercisable until the earlier of the expiration of the award’s term or (1) 12 months after termination, if the termination results from the participant’s death or disability, (2) in the Administrator’s discretion, at the time of termination if the participant’s employment is terminated for gross misconduct, or (3) 90 days following the termination date, in all other non-retirement situations. If an award survives for any period of time following termination of employment, it will nonetheless terminate as of the date that the participant violates any post-employment covenant between Danaher and the participant. In addition, upon termination of a participant’s employment or service due to death, generally (1) all of the participant’s outstanding stock options granted under the Omnibus Plan become fully vested, (2) the vesting of a pro rata portion of the participant’s outstanding RSUs is accelerated as of the date of death, and (3) with respect to PSUs as to which the death occurs prior to conclusion of the performance period, the participant’s estate receives a pro rata portion of the target number of shares underlying the PSUs.

DANAHER 2019 PROXY STATEMENT 53

Summary of Employment Agreements and Plans

Corporate Changes. As defined in the Omnibus Plan, a substantial corporate change includes the consummation of (1) Danaher’s dissolution or liquidation; (2) any transaction or series of transactions in which any person or entity or group of persons or entities is or becomes the owner, directly or indirectly, of voting securities of the Company (not including any securities acquired directly from the Company or any affiliate thereof) representing more than 50% of the combined voting power of the Company’s then outstanding securities; (3) a change in the composition of the Board such that individuals who were serving on the Board as of May 9, 2017, together with any new member of the Board (other than a member of the Board whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the members of the Board then still in office who either were members of the Board on such date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority of the number of the members of the Board then serving; (4) a merger, consolidation, or reorganization of the Company with one or more corporations, limited liability companies, partnerships or other entities, other than a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior to such event continuing to have both (i) more than 50% of the combined voting power of the voting securities of the ultimate parent entity resulting from such merger, consolidation, or reorganization (and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company voting securities among the holders thereof immediately prior to such transaction), and (ii) the power to elect at least a majority of the board of directors or other governing body of the ultimate parent entity resulting from such merger, consolidation, or reorganization; or (5) the sale of all or substantially all of the assets of the Company to another person or entity.

Upon a substantial corporate change, either (1) the Board will provide for the assumption or continuation of outstanding awards, or the substitution for such awards of any options or grants covering the stock or securities of a successor employer corporation, or (2) if any outstanding such award is not so assumed, continued or substituted for, then any forfeitable portions of the awards will terminate and the administrator in its sole discretion may (i) provide that optionees or holders of SARs will have the right before the consummation of the transaction to exercise any unexercised portions of an option or SAR; and/or (ii) for any awards, cancel each award after payment to the participant of (a) an amount in cash, cash equivalents, or successor equity interests substantially equal to the fair market value of the shares of Common Stock subject to the award (minus, for options and SARs, the exercise price, and for any awards where the Board or the administrator determines it is appropriate, any required tax withholdings), or (b) an amount equal to the cash value of the award with respect to cash-based awards. The administrator will determine in its discretion the impact, if any, of the substantial corporate change upon any performance conditions otherwise applicable to an award.

Amendment or Termination; Term of Plan. The Board may amend, suspend or terminate the Omnibus Plan. However, no amendment may be effected without approval of Danaher’s shareholders to the extent such approval is required under applicable law or any applicable stock exchange rule. Except as required by law or upon a dissolution, liquidation, merger or similar corporate change, the administrator may not amend or cancel the Omnibus Plan or any award made under the Omnibus Plan without the written consent of the participant if such action would materially adversely affect any outstanding award; provided however, that the Board reserves the right to unilaterally alter or modify the plan and any awards made thereunder to ensure all awards provided to participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Code Section 409A. Unless the Board extends the plan’s term, the administrator may not grant awards under the plan after May 9, 2027.

Recoupment. All awards granted under the Omnibus Plan are subject to the Company’s recoupment policy in the form approved by the administrator from time to time, if and to the extent the policy applies according to its terms, as well as any recoupment terms required by applicable law.

Supplemental Retirement Program

Company Contributions. Danaher uses the Executive Deferred Incentive Program (or EDIP), a non-qualified, unfunded excess contribution (and until December 31, 2018, voluntary deferred compensation) program, to provide supplemental retirement benefits on a pre-tax basis in excess of qualified plan limitations to select management associates of Danaher and its subsidiaries. At the beginning of each plan year, Danaher credits to the account of each participant an amount equal to the product of:

•	the sum of the participant’s base salary and target bonus as of the end of the prior year; and

•

a percentage determined by the Administrator that is based on the participant’s years of participation in the EDIP, namely 6% for employees who have participated in the EDIP for less than 10 years, 8% after 10 years of EDIP participation and 10% after 15 years of EDIP participation.

All amounts that Danaher contributes to a participant’s account are deemed invested on a notional basis in Danaher Common Stock.

A participant vests in the amounts that Danaher credits to his or her account as follows:

•	If the participant has both reached age 55 and completed at least five years of service with Danaher or its subsidiaries, the participant immediately vests 100% in each Danaher contribution.

54 DANAHER 2019 PROXY STATEMENT

Summary of Employment Agreements and Plans

•

If the participant does not satisfy the conditions described under the preceding bullet, the participant’s vesting percentage is 10% for each year of participation in the EDIP (after the participant has first completed five years of participation in the EDIP).

•	If a participant dies while employed by Danaher, his or her vesting percentage equals 100%.

If termination of an employee’s participation in the EDIP resulted from the employee’s gross misconduct, the Administrator may reduce the employee’s vested interest with respect to all Danaher contributions to as low as zero percent.

Effective January 1, 2019, no new participants are admitted to the EDIP, but existing EDIP participants as of December 31, 2018 may receive Company contributions as described above. EDIP participants who make a one-time election to participate in the Danaher Excess Contribution Plan, or ECP (which is a sub-plan under the 2007 Omnibus Plan), and new participants in Danaher’s supplemental retirement program will receive Company contributions under the ECP. All NEOs elected to remain in the EDIP and therefore do not participate in the ECP.

Voluntary Deferrals. Until December 31, 2018, each EDIP participant was permitted to voluntarily defer into the program, on a pre-tax basis, up to 85% of his or her salary and/or up to 85% of his or her non-equity incentive compensation with respect to a given plan year. Notional earnings on amounts deferred under the program are credited to participant accounts based on the market rate of return of the applicable benchmark investment alternatives offered under the program, which are generally the same as the investment alternatives offered under our 401(k) Plan (except for any investment options that may only be offered under the tax qualified 401(k) Plan). Each participant allocates the amounts he or she voluntarily defers among the available investment alternatives. Participants may change their allocations at any time, provided that any portion of a participant’s account that is subject to the Danaher Common Stock investment alternative must remain allocated to that investment alternative until the account is distributed to the participant.

Effective January 1, 2019, no new voluntary deferrals are permitted under the EDIP and instead, EDIP participants and other members of senior management (including the NEOs) are permitted to make voluntary deferrals under the DCP. Voluntary deferrals under the DCP are subject to substantially the same terms as applied under the EDIP, including with respect to the percentage of salary and/or non-equity incentive compensation that may deferred each year, investment alternatives and crediting of notional earnings. Participants are at all times fully vested in amounts they voluntarily defer into their EDIP and DCP accounts.

Distributions. In general, a participant may not receive a distribution of his or her vested EDIP account balance (including any amounts voluntarily deferred) until after his or her employment with Danaher terminates. A participant generally may elect to receive a distribution of his or her DCP account balance following his or her termination of employment or on a specified future date prior to his or her termination of employment. The following chart generally describes the timing and manner of distribution of EDIP and DCP account balances:

NAME OF PLAN		TIMING OF BEGINNING OF DISTRIBUTION	FORM OF DISTRIBUTION	PERIOD OF DISTRIBUTION
EDIP	Not 100% vested in Danaher contributions	Six months following termination	Lump sum	Participant may elect to receive distribution in cash, shares of Danaher Common Stock or a combination thereof (but all balances subject to the Danaher Common Stock investment alternative must be distributed in shares of Danaher Common Stock)
100% vested in Danaher contributions

Participant may elect to begin receiving distributions immediately, 6 months, 1 year or 2 years following termination (a six-month delay may apply to distributions on a termination of employment if the participant is a “key employee” under applicable tax rules).

Participant may elect lump sum, or if at least age 55, annual installments over two, five or ten years
DCP		Participant may elect to begin receiving distributions on the earlier of a fixed date or termination of employment. Distributions on a fixed date must be at least 3 years after the date of election. Distribution elections upon a termination of employment are the same as under the EDIP	Participant may elect lump sum or annual installments over a period of up to ten years	All balances subject to the Danaher Common Stock investment alternative must be distributed in shares of Danaher Common Stock, and all other balances must be paid in cash

Certain events, such as the participant’s death or an unforeseeable emergency, may impact the timing of a distribution under the EDIP or DCP.

DANAHER 2019 PROXY STATEMENT 55

Summary of Employment Agreements and Plans

General. Under the EDIP and DCP, Danaher contributions and amounts voluntarily deferred are unfunded and unsecured obligations of Danaher, receive no preferential standing and are subject to the same risks as any of Danaher’s other general obligations.

Senior Leader Severance Pay Plan

Each of Danaher’s executive officers (in addition to certain other categories of employees as specified in the plan) is entitled to certain benefits under Danaher’s Senior Leader Severance Pay Plan. If a covered employee is terminated without “cause” (as defined below) and except in certain circumstances as specified in the plan, subject to execution of Danaher’s standard form of release he or she is entitled to severance equal to a minimum of three months of annual base salary plus an additional month for each year of service (provided that the three months plus all additional months cannot exceed twelve months in aggregate) paid out over the applicable severance period according to the normal payroll cycle, as well as the opportunity to continue coverage under specified welfare benefit plans of the Company for the duration of the severance period at the same cost as an active employee in a position similar to that held by the employee at termination. There is no change-in control provision in the Senior Leader Severance Pay Plan. To the extent a covered employee is entitled to severance or other post-termination compensation pursuant to the terms of an individual agreement, payments and benefits will only be provided under the plan to the extent they are not duplicative of the payments and benefits provided under the individual agreement.

Under the plan, “cause” is defined as (1) the employee’s dishonesty, fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to, or any other action in willful disregard of the interests of, Danaher or its affiliates; (2) the employee’s conviction of, or pleading guilty or no contest to (i) a felony, (ii) any misdemeanor (other than a traffic violation), or (iii) any other crime or activity that would impair the employee’s ability to perform duties or impair the business reputation of Danaher or its affiliates; (3) the employee’s willful failure or refusal to satisfactorily perform any duties assigned to the employee; (4) the employee’s failure or refusal to comply with Company standards, policies or procedures, including without limitation the Code of Conduct as amended from time to time; (5) the employee’s violation of any restrictive covenant agreement with Danaher or its affiliates; (6) the employee’s engaging in any activity that is in conflict with the business purposes of Danaher or its affiliates (as determined in the sole discretion of Danaher and its affiliates); or (7) a material misrepresentation or a breach of any of the employee’s representations, obligations or agreements under the plan.

56 DANAHER 2019 PROXY STATEMENT

PROPOSAL 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act, we are asking our shareholders to vote at the 2019 Annual Meeting to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. Our shareholder advisory vote on executive compensation occurs on an annual basis.

As discussed in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain executives with the leadership skills, attributes and experience necessary to succeed in an enterprise with Danaher’s size, diversity and global footprint; motivate executives to demonstrate exceptional personal performance and perform consistently over the long-term at or above the levels that we expect; and link compensation to the achievement of corporate goals that we believe best correlate with the creation of long-term shareholder value.

We believe our executive compensation program has been highly effective in achieving these objectives, both in 2018 and historically:

•

2018 Performance. During 2018, Danaher continued to invest in future growth, investing $1.2 billion in research and development and deploying over $2.2 billion on strategic acquisitions that complement our Life Sciences and Environmental & Applied Solutions segments; returned over $430 million to shareholders through cash dividends, marking the 26th year in a row Danaher has paid a dividend (Danaher’s per-share quarterly dividend has increased more than 500% over the last five years); and grew our business on a year-over-year basis, increasing revenues 8.5%, operating profit 14% and operating cash flow 15.5%.

•

Long-Term Performance. Danaher’s compounded, average annual shareholder return has outperformed the S&P 500 Index over each of the last one, two, three, five-, ten-, fifteen-, twenty- and twenty-five year periods, and over the last twenty-five years ranks first in its peer group. In addition, Danaher is the only company in its peer group whose total shareholder return outperformed the S&P 500 Index:

¡	over every rolling 3-year period from and including 1994-2018; and

¡	by more than 600 basis points over every rolling 3-year period from and including 1999-2018.

Our executive compensation program operates within a strong framework of compensation governance. Our Compensation Committee regularly reviews external executive compensation practices and trends and incorporates best practices into our executive compensation program:

WHAT WE DO	WHAT WE DON’T DO

Five-year vesting requirement for equity awards (or in the case of PSUs, three-year vesting and a further two-year holding period)	No tax gross-up provisions (except as applicable to management employees generally such as relocation policy)

Incentive compensation programs feature multiple, different performance measures aligned with business strategy	No dividend/dividend equivalents paid on unvested equity awards

Rigorous, no-fault clawback policy that is triggered even in the absence of wrongdoing	No “single trigger” change of control benefits

Minimum one-year vesting requirement for 95% of shares granted under the Company’s stock plan	No active defined benefit pension program since 2003

Stock ownership requirements for all executive officers	No hedging of Danaher securities permitted

Limited perquisites and a cap on CEO/CFO personal aircraft usage	No long-term incentive compensation is denominated or paid in cash

Independent compensation consultant that performs no other services for the Company	No above-market returns on deferred compensation plans

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. Accordingly, we are asking our shareholders to vote on an advisory basis “FOR” the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Although this advisory vote is non-binding, our Board and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our named executive officer compensation programs.

The Board of Directors recommends that shareholders vote FOR the resolution set forth in Proposal 3.

DANAHER 2019 PROXY STATEMENT 57

PROPOSAL 4 — SHAREHOLDER PROPOSAL REQUESTING ADOPTION OF A POLICY REQUIRING AN INDEPENDENT BOARD CHAIR WHENEVER POSSIBLE

A Danaher shareholder has notified us that he intends to present the following proposal for consideration at the Annual Meeting. The name, address and number of shares held by such shareholder are available upon request to Danaher’s Secretary.

Proposal 4 – Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next Chief Executive Officer transition, implemented so it does not violate any existing agreement.

If the Board determines that a Chairman, who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.

Caterpillar is an example of a company changing course and naming an independent board chairman. Caterpillar had opposed a shareholder proposal for an independent board chairman at its annual meeting. Wells Fargo also changed course and named an independent board chairman.

It is especially important to have an independent board chairman when there seems to be a board refreshment problem at Danaher that needs to be addressed after the annual meeting.

Six directors had from 15 to 35-years long tenure:

John Schwieters	15-years
Alan Spoon	19-years
Donald Ehrlich	33-years
Mitchell Rales	35-years
Steven Rales	35-years
Walter Lohr	35-years

Long-tenure can erode the independence of a director no matter how well qualified. Plus these long-tenured directors had an oversized influence by controlling 7 of the 10 seats on our most important board committees. They had an additional oversized influence by holding the Chairman role and the Lead Director role. Independence is the greatest attribute in a director—especially a director who is elevated to the position of Chairman or Lead Director.

Danaher shareholder gave 33%-support to this proposal topic in 2014. Thus the 2014 proposal could have been supported by 40% of the shareholders who have ready access to independent insight on this important topic. Meanwhile the above 6 directors have added 5 independence-eroding years to their tenure. An independent Chairman is best positioned to reform the Board of Directors while the CEO addresses the challenging day-to-day issues facing the company.

Please vote yes:

Independent Board Chairman – Proposal 4

Company’s Statement in Opposition

Our Board strongly believes that our current leadership structure, featuring separation of the Chairman and CEO positions, Steven Rales as executive Chairman and an independent and active Lead Independent Director, already achieves the independent leadership and effective management oversight sought by the proponent and has served the Company and its shareholders exceptionally well:

•

During Mr. Rales’ tenure as Danaher’s Chairman of the Board (which began in 1984), Danaher has realized a compounded, average annual shareholder return of 21.1% (compared to 10.5% for the S&P 500 Index over the same time period) and a total shareholder return of over 65,000% (compared to approximately 3,200% for the S&P 500 Index over the same period).

•

Danaher has outperformed the compounded, average annual shareholder return of the S&P 500 Index over each of the last one, two, three-, five-, ten-, fifteen-, twenty- and twenty-five year periods, with a return of 11.7% for 2018, 15.8% over the last two years, 14.3% over the last three years, 12.7% over the last five years, 17.5% over the last ten years, 13.0% over the last fifteen years, 12.5% over the last twenty years and 17.9% over the last twenty-five years.

Our Board believes that as a result of his substantial ownership stake in the Company, Mr. Rales is uniquely able to understand, articulate and advocate for the rights and interests of the Company’s shareholders. Moreover, Mr. Rales uses his management

58 DANAHER 2019 PROXY STATEMENT

Proposal 4 — Shareholder Proposal

experience with the Company and his Board tenure to help ensure that the non-management directors have a keen understanding of the Company’s business as well as the strategic and other risks and opportunities that the Company faces. This enables the Board to more effectively provide insight and direction to, and exercise oversight of, the Company’s President and CEO and the rest of the management team responsible for the Company’s day-to-day business.

We also believe that an assessment of the appropriateness of a company’s board leadership structure should be made on a holistic basis, taking into consideration the company’s overall governance structure. We embrace numerous corporate governance practices designed to ensure independent leadership and full accountability to our shareholders, including the following:

•	our Chairman and CEO positions are separate;

•	our Board has established a Lead Independent Director position;

•	all of our directors are elected annually;

•

our Board is composed of directors with diverse backgrounds, experience, and perspectives and our independent directors appropriately challenge management and demonstrate the free-thinking expected of today’s directors;

•

in uncontested elections, our directors must be elected by a majority of the votes cast by our shareholders, and an incumbent director who fails to receive such a majority is required to tender his or her resignation to the Board;

•	all members of our Audit, Compensation and Nominating and Governance Committees are independent as defined by the New York Stock Exchange listing standards and applicable SEC rules;

•	our shareholders have the right to act by written consent;

•	shareholders owning 25% or more of our outstanding shares may call a special meeting of shareholders;

•	we have never had a shareholder rights plan; and

•	we have no supermajority voting requirements in our Certificate of Incorporation or Bylaws.

Moreover, our Board already actively considers Board refreshment. Using our Board skills matrix as a guide as well as the results of our annual Board and committee self-assessment process (discussed above), the Nominating and Governance Committee evaluates Board composition at least annually and identifies for Board consideration areas of expertise that would complement and enhance our current Board. The recent addition of Raymond C. Stevens, Ph.D. to our Board is evidence of our focus on refreshment.

While the leadership structure that the proponent proposes may be appropriate for the other companies cited in the proposal, we believe that the proposed structure would significantly diminish the accountability and stewardship that our shareholders currently enjoy as a result of Mr. Rales’ leadership. Our Board of Directors has no established policy on whether or not to have a non-executive chairman and firmly believes it is important to retain the flexibility to adopt the leadership structure most effective under the applicable facts and circumstances.

The Board of Directors recommends that shareholders vote AGAINST Proposal 4.

DANAHER 2019 PROXY STATEMENT 59

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Meeting

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Danaher Corporation, a Delaware corporation, of proxies for use at the 2019 Annual Meeting of Shareholders and at any and all postponements or adjournments thereof.

Who Can Vote

You are entitled to vote at the Annual Meeting if you owned any shares of Danaher Common Stock at the close of business on March 11, 2019, which is referred to as the “record date.” A list of registered shareholders entitled to vote at the meeting will be available at Danaher’s offices, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701 during the ten days prior to the meeting, and also at the meeting.

Proxy Materials Are Available on the Internet

We are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On or about March 27, 2019, we mailed a Notice of Internet Availability to certain of our shareholders. The Notice contains instructions about how to access our proxy materials and vote online. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.

Attending the Meeting

You or your authorized proxy can attend the Annual Meeting if you were a registered or beneficial shareholder of Danaher Common Stock at the close of business on March 11, 2019. Please be prepared to present government-issued photo identification for admittance. If your shares are registered in your name with Danaher’s stock registrar and transfer agent, Computershare Trust Company, N.A. (“Computershare”) or you hold your shares through the Danaher Corporation & Subsidiaries Savings Plan (the “401(k) Plan”) or the Danaher Corporation & Subsidiaries Retirement and Savings Plan (collectively with the 401(k) Plan, the “Savings Plans”), your name will be verified against the list of shareholders of record or plan participants on the record date prior to your being admitted to the Annual Meeting. If you are not a shareholder of record or a Savings Plan participant but hold shares through a bank, broker, trustee or other intermediary (i.e., in street name), you should also be prepared to provide proof of beneficial ownership as of the record date, such as a recent brokerage account statement showing your ownership, a copy of the voting instruction form provided by your bank, broker, trustee or other intermediary, or other similar evidence of ownership.

Quorum for the Meeting

Under the Company’s Bylaws, we can conduct business at the Annual Meeting only if the holders of a majority of the issued and outstanding shares of Danaher Common Stock entitled to vote at the Annual Meeting as of the record date are present either in person or by proxy. The presence of at least that number of shares constitutes a “quorum.” Abstentions and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied. As of the record date, 715,693,584 shares of Danaher Common Stock were outstanding, excluding shares held by or for the account of Danaher.

How to Vote

If you own shares directly in your name…

If your shares are registered directly in your name with Computershare, you are considered the registered holder of those shares. As the registered shareholder, you may vote in several different ways:

•	Vote on the Internet. You can vote online at: www.envisionreports.com/DHR.

•

Vote by Telephone. In the United States or Canada, you can vote by telephone by calling the number included in the printed proxy materials, if you received printed proxy materials. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Internet and telephone voting facilities will be available 24 hours a day until 11:59 p.m., Central time, on May 6, 2019 (except for participants in the Savings Plans, who must submit voting instructions earlier, as described below). To authenticate your Internet or

60 DANAHER 2019 PROXY STATEMENT

General Information About the Annual Meeting

telephone vote, you will need to enter your confidential voter control number as shown on the voting materials you received. If you vote online or by telephone, you do not need to return a proxy card.

•

Vote by Mail. You can mail the proxy card enclosed with your printed proxy materials, if you received printed proxy materials. Mark, sign and date your proxy card and return it in the postage-paid envelope provided, or in an envelope addressed to  Proxy Services, c/o Computershare Investor Services, PO Box 505000, Louisville, KY 40233-5000. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

•

Vote at the Annual Meeting. You can vote by submitting a ballot in person at the Annual Meeting. If you have already voted online, by telephone or by mail, your vote at the Annual Meeting will supersede your prior vote. You may obtain directions to the Annual Meeting in order to vote in person by calling Danaher’s Investor Relations department at 202-828-0850.

If you hold shares in either of the Danaher Savings Plans…

You can direct Fidelity Management Trust Company (“Fidelity”), the trustee of the Savings Plans, to vote your proportionate interest in the shares of Common Stock held under the Savings Plan by returning a voting instruction form or by providing voting instructions via the Internet or by telephone. Fidelity will vote your Savings Plan shares as of the record date in the manner directed by you. Because Fidelity is designated to vote on your behalf, you will not be able to vote your shares held in the Savings Plan in person at the meeting. If Fidelity does not receive voting instructions from you by 1:00 a.m. Eastern time on May 3, 2019, Fidelity will not vote your Savings Plan shares on any of the proposals brought at the Annual Meeting.

If you own your shares through an account with a bank, broker, trustee or other intermediary, sometimes referred to as owning in “street name” . . .

Your intermediary will provide instructions on how to access proxy materials electronically, or send you printed copies of the proxy materials if you so elect. You are entitled to direct the intermediary how to vote your shares by following the voting instructions it provides to you.

Revoking a Proxy or Voting Instructions

If you hold shares of Common Stock registered in your name, you may revoke your proxy:

•	by filing with the Secretary of Danaher a written notice of revocation;

•	if you submitted your proxy by telephone or via the Internet, by accessing those voting methods and following the instructions given for revoking a proxy;

•	if you submitted a signed proxy card, by submitting a new proxy card with a later date (which will override your earlier proxy card); or

•	by voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must follow the directions provided by your bank, broker, trustee or other intermediary for revoking or modifying your voting instructions.

Voting Procedures

Each outstanding share of Danaher Common Stock entitles the holder to one vote on each directorship and other matter brought before the Annual Meeting. Your shares will be voted in accordance with your instructions. The Board has selected Steven M. Rales, Mitchell P. Rales, Brian W. Ellis and James F. O’Reilly to act as proxies with full power of substitution. All votes will be counted by the inspector of election appointed for the meeting.

In addition, if you have returned a signed proxy card or submitted voting instructions by telephone or online, the proxy holders will have, and intend to exercise, discretion to vote your shares (other than shares held in the Savings Plans) in accordance with their best judgment on any matters not identified in this Proxy Statement that are properly brought to a vote at the Annual Meeting. At present we do not know of any such additional matters.

If your shares are registered in your name and you sign and return a proxy card or vote by telephone or online but do not give voting instructions on a particular matter, the proxy holders will be authorized to vote your shares on that matter in accordance with the Board’s recommendation. If you hold your shares through an account with a bank, broker, trustee or other intermediary and do not give voting instructions on a matter, under the rules of the New York Stock Exchange the bank, broker, trustee or other intermediary is permitted to vote in its discretion only on Proposal 2 and is not permitted to vote on any of the other Proposals, resulting in a so-called “broker non-vote.” The impact of abstentions and broker non-votes on the overall vote is shown in the following table. Broker non-votes will not affect the attainment of a quorum since the bank, broker, trustee or other intermediary has discretion to vote on Proposal 2 and these votes will be counted toward establishing a quorum.

DANAHER 2019 PROXY STATEMENT 61

General Information About the Annual Meeting

Votes required and effect of abstentions and broker non-votes

MATTER	REQUIRED VOTE	IMPACT OF ABSTENTIONS	IMPACT OF BROKER NON-VOTES
Proposal 1: Election of directors	Votes cast FOR a nominee must exceed number of votes cast AGAINST that nominee.	Not counted as votes cast; no impact on outcome.	Not counted as votes cast; no impact on outcome.
Proposal 2: Ratification of appointment of Ernst & Young LLP to serve as independent auditor for 2019	Approval by a majority of shares of Danaher Common Stock represented in person or by proxy and entitled to vote on the proposal.	Counted for purposes of determining minimum number of affirmative votes required for approval; impact is the same as a vote AGAINST.	Not applicable.
Proposal 3: Advisory vote to approve named executive officer compensation	Approval by a majority of shares of Danaher Common Stock represented in person or by proxy and entitled to vote on the proposal.	Counted for purposes of determining minimum number of affirmative votes required for approval; impact is the same as a vote AGAINST.	Not counted as shares of Danaher Common stock represented in person or by proxy and entitled to vote on the proposal; no impact on outcome.
Proposal 4: Shareholder proposal	Approval by a majority of shares of Danaher Common Stock represented in person or by proxy and entitled to vote on the proposal.	Counted for purposes of determining minimum number of affirmative votes required for approval; impact is the same as a vote AGAINST.	Not counted as shares of Danaher Common stock represented in person or by proxy and entitled to vote on the proposal; no impact on outcome.

Information About Proxy Solicitation

The proxies being solicited hereby are being solicited by Danaher’s Board. Employees of Danaher may solicit proxies on behalf of the Board of Directors by mail, email, in person and by telephone. These employees will not receive any additional compensation for these activities. Danaher will bear the cost of soliciting proxies and will reimburse banks, brokers, trustees and other intermediaries for their reasonable out-of-pocket expenses for forwarding proxy materials to shareholders. We have retained Georgeson Shareholder Communications, Inc. to aid in distributing proxy materials and the solicitation of proxies. For these services, we expect to pay Georgeson a fee of less than $15,000 and reimburse it for certain out-of-pocket disbursements and expenses.

Eliminating Duplicate Mailings

Danaher has adopted the “householding” procedure approved by the SEC, which allows us to deliver one set of documents to a household of shareholders instead of delivering a set to each shareholder in a household, unless we have been instructed otherwise. This procedure is more environmentally friendly and cost-effective because it reduces the number of copies to be printed and mailed. Shareholders who receive proxy materials in paper form will continue to receive separate proxy cards/voting instruction forms to vote their shares. Shareholders who receive the Notice of Internet Availability will receive instructions on submitting their proxy cards/voting instruction form via the Internet.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact Computershare at 800-568-3476. We will promptly deliver the proxy materials to you upon receipt of your request. If you own your shares in “street name,” please contact your broker, bank, trustee or other intermediary to make your request.

If you receive more than one proxy card/voting instruction form, your shares probably are registered in more than one account or you may hold shares both as a registered shareholder and through one of the Savings Plans. You should vote each proxy card/voting instruction form you receive.

62 DANAHER 2019 PROXY STATEMENT

OTHER INFORMATION

Information Relating to Forward-Looking Statements

Certain statements included in this Proxy Statement are “forward-looking statements” within the meaning of the United States federal securities laws. All statements other than historical factual information are forward-looking statements, including without limitation statements regarding strategic plans and plans for growth, innovation and future operations; financial or operating targets or projections; future capital allocation, acquisitions and the integration thereof, including the anticipated acquisition of the Biopharma business of GE Life Sciences; plans and strategies relating to corporate governance, executive compensation, director compensation and sustainability; the goals, objectives and anticipated benefits of our executive compensation and director compensation programs; the tax impact of executive or equity compensation; political contributions; the effect of an event of termination or change-of-control; the anticipated stand-up of Danaher’s Dental segment as a publicly-traded company or the timing thereof; Board oversight of strategy and risk; risk mitigation efforts; the anticipated roles and responsibilities of the Board’s committees; plans with respect to shareholder engagement and alignment, Board selection and refreshment; the anticipated benefits to the Company of particular director skills and attributes; anticipated commercial activity; anticipated benefits of certain related person transactions; general economic and capital markets conditions; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that Danaher intends or believes will or may occur in the future. Terminology such as “believe,” “anticipate,” “should,” “could,” “intend,” “will,” “plan,” “expect,” “estimate,” “project,” “target,” “may,” “possible,” “potential,” “forecast” and “positioned” and similar references to future periods are intended to identify forward-looking statements, although not all forward-looking statements are accompanied by such words. Forward-looking statements are based on assumptions and assessments made by our management in light of their experience and perceptions of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including but not limited to the risks and uncertainties set forth under “Item 1A. Risk Factors” in the accompanying Annual Report on Form 10-K for the year ended December 31, 2018. Forward-looking statements are not guarantees of future performance and actual results may differ materially from the results, developments and business decisions contemplated by our forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. Forward-looking statements included in this Proxy Statement speak only as of the date of this Proxy Statement. Except to the extent required by applicable law, we do not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

Not an Offer of Any Securities

The information in this Proxy Statement relating to the anticipated stand-up of Danaher’s Dental segment as a publicly-traded company is for informational purposes only and shall not constitute, or form a part of, an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities.

Website Disclosure

We may provide disclosure in the “Investor – Corporate Governance” section of our corporate website, http://www.danaher.com, of any of the following: (1) the identity of the presiding director at meetings of non-management or independent directors, or the method of selecting the presiding director if such director changes from meeting to meeting; (2) the method for interested parties to communicate directly with the Board or with individual directors, the Lead Independent Director or the non-management or independent directors as a group; (3) the identity of any member of Danaher’s Audit Committee who also serves on the audit committees of more than three public companies and a determination by the Board that such simultaneous service will not impair the ability of such member to effectively serve on Danaher’s Audit Committee; and (4) contributions by Danaher to a tax exempt organization in which any non-management or independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues. We also intend to disclose any amendment to the Code of Conduct that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act, and any waiver from a provision of the Code of Conduct granted to any of our directors, principal executive officer, principal financial officer, principal accounting officer, or any other executive officer, in the “Investor – Corporate Governance” section of our corporate website, http://www.danaher.com, within four business days following the date of such amendment or waiver. Information contained on or connected to any of the websites referenced in this Proxy Statement is not incorporated by reference into this Proxy Statement and should not be considered a part of this Proxy Statement or any other filing that we make with the U.S. Securities and Exchange Commission.

DANAHER 2019 PROXY STATEMENT 63

Other Information

Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board or with individual directors, the Lead Independent Director or the non-management or independent directors as a group may do so by addressing communications to the Board of Directors, to the specified individual director or to the non-management or independent directors, as applicable, c/o Corporate Secretary, Danaher Corporation, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of the copies of such reports furnished to us, or written representations from certain reporting persons that no other reports were required for those persons, we believe that, during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% shareholders were satisfied.

Annual Report on Form 10-K for 2018

Danaher will provide, without charge, a copy of the Danaher Annual Report on Form 10-K for 2018 filed with the SEC to any shareholder upon request directed to: Investor Relations, Danaher Corporation, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C., 20037-1701 or by email to: investor.relations@danaher.com.

Shareholder Proposals and Nominations for 2020 Annual Meeting

A shareholder who wishes to include a proposal in Danaher’s proxy statement for the 2020 Annual Meeting of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act must submit the proposal in writing to Danaher’s Corporate Secretary at Danaher’s principal executive offices, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037-1701, for receipt no later than November 27, 2019 in order to be considered for inclusion.

In order to be properly brought before the 2020 Annual Meeting, a shareholder’s notice of nomination of one or more director candidates to be included in the Company’s proxy statement pursuant to Article II, Section 11 of our Bylaws (a “proxy access nomination”) must be received by Danaher’s Corporate Secretary at the above address no earlier than October 28, 2019 and no later than November 27, 2019. If the date of the 2020 Annual Meeting is more than 30 days before or after the anniversary of the previous year’s annual meeting, notice by the shareholder to be timely must be so received not later than the later of the 120th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of such meeting is first made.

Shareholders intending to present a proposal at the 2020 Annual Meeting without having it included in the Company’s proxy statement, or making a nomination of one or more director candidates without having such candidates included in the Company’s proxy statement, must comply with the advance notice requirements set forth in the Company’s Bylaws. If a shareholder fails to provide timely notice of a proposal to be presented at the 2020 Annual Meeting, the proxies provided to Danaher’s Board will have discretionary authority to vote on any such proposal which may properly come before the meeting. In order to comply with the advance notice requirements set forth in the Company’s Bylaws, appropriate notice would need to be provided to Danaher’s Secretary at the address noted above no earlier than December 27, 2019 and no later than January 26, 2020. If the date of the 2020 Annual Meeting is more than 30 days before or after the anniversary of the previous year’s annual meeting, notice by the shareholder to be timely must be so received not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever mailing or disclosure first occurs.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES F. O’REILLY

Vice President, Associate General Counsel and Secretary

Dated: March 27, 2019

64 DANAHER 2019 PROXY STATEMENT

Appendix A

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

As described in more detail in the Compensation Discussion and Analysis section of the Company’s 2019 Proxy Statement, the 2018 annual cash incentive awards paid to the Company’s named executive officers were based in part on the Company’s 2018 performance with respect to three metrics, Adjusted EPS, Free Cash Flow Ratio and ROIC. Each of these metrics is a non-GAAP financial measure. Set forth below are reconciliations of each of these metrics to the comparable GAAP financial measure, based on the Company’s actual 2018 performance.

Reconciliation of 2018 Adjusted Diluted Earnings Per Share (Adjusted EPS) ($ in millions, except per-share amounts)
	NET INCOME	DILUTED EARNINGS PER SHARE
2018 Net Income or Diluted Earnings Per Share, as applicable (GAAP)	$2,650.9	$3.74
Acquisition-related matters, including transaction costs, fair-value adjustments for acquired inventory and deferred revenue and acquisition-related gains (losses)	7.9	0.01
Discrete income tax benefits	(25.9)	(0.03)
Amortization charges	563.4	0.79

2018 Adjusted Net Income or Adjusted Diluted Earnings Per Share, as applicable (non-GAAP)	$3,196.3	$4.51

Reconciliation of 2018 Return on Invested Capital

($ in millions)

Adjusted Net Income (non-GAAP)	$ 3,196.3
After-tax interest expense	118.3
Adjusted Net Income excluding after-tax interest expense (non-GAAP)	3,314.6
Adjusted Invested Capital (non-GAAP)	$ 35,649.6
2018 ROIC (non-GAAP)	9.30%

2018 Adjusted Invested Capital is calculated below ($ in millions):

	Q1-2018	Q2-2018	Q3-2018	Q4-2018	AVERAGE
Stockholders’ Equity (GAAP)	$27,201.8	27,224.4	27,685.2	28,226.7
Short-term and long-term debt	10,509.4	11,320.7	10,617.8	9,740.3
Cash and cash equivalents	(1,045.7)	(904.0)	(776.2)	(787.8)
Cash paid for acquisitions	-	(2,067.8)	(2,173.3)	(2,173.3)
Adjusted Invested Capital (non-GAAP)	$36,665.5	$35,573.3	$35,353.5	$35,005.9	$35,649.6

Reconciliation of 2018 Adjusted Free Cash Flow-to-Adjusted Net Income Ratio (Free Cash Flow Ratio) ($ in millions)
Operating cash flow from continuing operations (GAAP)	$4,022.0
Purchases of property, plant and equipment	(655.7)
Sales of property, plant and equipment	6.3
Cash flow impact of Adjustment Items	(1.1)

Adjusted Free Cash Flow (non-GAAP)	3,371.5
Adjusted Net Income (non-GAAP)	$3,196.3

Adjusted Free Cash Flow to Adjusted Net Income Ratio (non-GAAP)	105.5%

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., Central Time, on May 6, 2019 for registered holders (1:00 a.m., Eastern Time, on May 3, 2019 for all Company Plan Participants). Online Go to www.envisionreports.com/DHR or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. www.envisionreports.com/DHR 2019 Annual Meeting Proxy Card q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3 and AGAINST Proposal 4. 1. Election of Directors: + For Against Abstain For Against Abstain For Against Abstain 01—Donald J. Ehrlich 02—Linda Hefner Filler 03—Thomas P. Joyce, Jr. 04—Teri List-Stoll 05—Walter G. Lohr, Jr. 06—Mitchell P. Rales 07—Steven M. Rales 08—John T. Schwieters 09—Alan G. Spoon 10—Raymond C. Stevens,    11—Elias A. Zerhouni, M.D. Ph.D.    For Against Abstain For Against Abstain 2. To ratify the selection of Ernst & Young LLP as Danaher’s 3. To approve on an advisory basis the Company’s named independent registered public accounting firm for the year executive officer compensation. ending December 31, 2019. 4. To act upon a shareholder proposal requesting adoption of a policy requiring an independent Board Chair whenever possible. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 02ZJ6C

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/DHR Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/DHR qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Danaher Corporation + Notice of 2019 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 7, 2019 Steven M. Rales, Mitchell P. Rales, Brian W. Ellis and James F. O’Reilly , or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of Danaher Corporation held by the undersigned as the undersigned’s proxy, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Danaher Corporation to be held on May 7, 2019 or at any postponement or adjournment thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where no such directions are indicated. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. +